As filed with the Securities and Exchange Commission on November 2, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CLEAN VISION CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Nevada	7389	85–1449444
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2711 N. Sepulveda Blvd. #1051

Manhattan Beach, CA 90266

(424) 835-1845

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mr. Daniel Bates

Chief Executive Officer

2711 N. Sepulveda Blvd. #1051

Manhattan Beach, CA 90266

(424) 835-1845

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent For Service)

Copies to:

Joseph M. Lucosky, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 Tel: (732) 395-4400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED: NOVEMBER 2, 2023

CLEAN VISION CORPORATION

Up to 19,000,000 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 19,000,000 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of Clean Vision Corporation, a Nevada corporation (the “Company”, “we”, “us” or “our”), by the selling shareholders identified in this prospectus under “Selling Shareholders” (the “Offering”), comprised of: (i) 10,000,000 Shares issued to Dorado Goose, LLC (“Dorado”) pursuant to that certain Securities Purchase Agreement, dated September 26, 2023, by and between the Company and Dorado (the “Dorado Purchase Agreement”); and (ii) up to 9,000,000 Shares issuable upon exercise of that certain Warrant to Purchase up to 9,000,000 Shares of Common Stock (the “Silverback Warrant”), exercisable issued to Silverback Capital Corporation (“Silverback” and, together with Dorado, the “Selling Shareholders”) pursuant to that certain Securities Purchase Agreement, dated March 31, 2022, between the Company and Silverback (the “Silverback Purchase Agreement”).

We are not selling any shares of our Common Stock under this prospectus and will not receive any proceeds from the sale of the Shares. We will, however, receive proceeds from the Silverback Warrant if exercised through the payment of the exercise price in cash by Silverback. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sale of the Shares. We will bear all costs, expenses and fees in connection with the registration of the Shares.

The Selling Shareholders may sell the shares of Common Stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Shareholders may sell the Shares being registered pursuant to this prospectus.

The prices at which the Selling Shareholders may sell the Shares in this Offering will be determined by the prevailing market prices for the shares of Common Shares or in negotiated transactions.

Our Common Stock is quoted on the OTCQB Market maintained by OTC Markets Group, Inc. (“OTC Markets”), under the symbol “CLNV”. On October 30, 2023, the last reported sale price of the Common Stock on the OTCQB Market was $0.0442 per share.

There has been a very limited market for our securities. While our Common Stock is quoted on the OTC Markets, there has been negligible trading volume. There is no guarantee that an active trading market will develop in our securities.

Following the effectiveness of the registration statement of which this prospectus forms a part, the sale and distribution of securities offered hereby may be effected from time to time in one or more transactions that may take place on the OTC Markets (or such other market or quotation system on which our Common Stock is then listed or quoted), including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders.

This prospectus describes the general manner in which the Shares may be offered and sold by any Selling Shareholder. When the Selling Shareholders sell Shares under this prospectus, we may, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. We urge you to read carefully this prospectus, any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.

Investing in our securities involves risks. See “Risk Factors” beginning on page 13 of this prospectus. We and our board of directors are not making any recommendation regarding the exercise of your rights.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We are an “emerging growth company” under applicable SEC rules and will be subject to reduced public company reporting requirements.

An investment in our Common Stock involves significant risks. You should carefully consider the risk factors set forth under “Risk Factors”, beginning on page 25 of this prospectus before you make your decision to invest in this Offering and in our securities.

The date of this prospectus is , 2023

Legal Matters	85
Experts	85
Where You Can Find More Information	86

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. Neither we, nor any of the Selling Shareholders, have authorized any other person, to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor any of the Selling Shareholders have taken any action that would permit this Offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the Offering of the securities covered hereby and the distribution of this prospectus outside of the United States.

The information in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

TRADEMARKS

We own directly, or have rights to, trademarks, service marks, and trade names that we use in the operation of our business, such as AquaHtm. In addition, our names, logos, and website names and addresses are our service marks or trademarks. Other trademarks, service marks, and trade names appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks, service marks, trade names, and copyrights referred to in this prospectus are listed without the ©, ®, and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights, the rights of our parent company, or the rights of the applicable licensors to these trademarks, service marks, and trade names.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” We use words such as “could,” “may,” “might,” “will,” “expect,” “likely,” “believe,” “continue,” “anticipate,” “estimate,” “intend,” “plan,” “project,” and other similar expressions to identify some forward-looking statements, but not all forward-looking statements include these words. All of our forward-looking statements involve estimates and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the information described under the caption “Risk Factors” and elsewhere in this prospectus.

The forward-looking statements contained in this prospectus are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments, and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond our control), and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual operating and financial performance and cause our performance to differ materially from the performance anticipated in the forward-looking statements. We believe these factors include, but are not limited to, those described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements.

Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, we undertake no obligation to update any forward-looking statement contained in this prospectus to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors that could cause our business not to develop as we expect emerge from time to time, and it is not possible for us to predict all of them. Further, we cannot assess the impact of each currently known or new factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

The forward-looking statements contained in this prospectus are set forth principally in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and other sections in our PERIODIC FILINGS WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and other sections in our Latest Form 10-Q. In addition, there may be events in the future that we are not able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Please consider our forward-looking statements in light of these risks as you read this prospectus.

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MARKET, INDUSTRY AND OTHER DATA

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. Some of the industry and market data contained in this prospectus are based on third-party industry publications. This information involves a number of assumptions, estimates and limitations.

The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. None of the third-party industry publications used in this prospectus were prepared on our behalf. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus. These and other factors could cause results to differ materially from those expressed in these publications.

Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. Although we believe that such information is reliable, we have not had this information verified by any independent sources.

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Prospectus Summary

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our securities. You should carefully read the entire prospectus including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Financial Statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless the context otherwise requires, the terms “Clean Vision,” “the company,” “we,” “us” and “our” in this prospectus refer to Clean Vision Corporation and its consolidated subsidiaries.

Overview

We are a new entrant in the clean energy and waste-to-energy industries focused on clean technology and sustainability opportunities. By leveraging innovative technology, we aim to responsibly resolve environmental challenges by producing valuable products and strive to be recognized as an environmental, social and governance company (“ESG”). Currently, we are focused on providing a solution to the plastic waste problem by converting plastic waste into saleable byproducts, such as precursors used in the production of new plastic products, hydrogen and other clean-burning fuels that can be used to generate clean energy. Using a technology known as pyrolysis, which heats the feedstock (i.e., plastic waste) at high temperatures in the absence of oxygen so that the material does not burn, we are able to convert the plastic feedstock into (i) low-sulfur fuels, (ii) clean hydrogen (specifically, the Company’s branded AquaH™, which trademark application is currently pending with the United States Patent and Trademark Office (the “USPTO”)), and (iii) carbon char. Our business model is focused on generating revenue from the following sources:

(i) Service revenue from the recycling services we provide. We plan to establish plastic feedstock agreements with a number of feedstock suppliers for the delivery of plastic to our facilities. Much of this plastic is currently a cost center for such feedstock suppliers, who pay "tipping fees" to landfills or incinerators. We will accept this plastic feedstock at reduced price or for no tipping fees. In some cases, feedstock suppliers will also share in revenue on products produced from their feedstock.  This revenue will be realized and recognized upon receipt of feedstock at one of our facilities.

(ii) Revenue generated from the sale of commodities. We will produce commodities including, but not limited to, pyrolysis oil, fuel oil, lubricants, synthetic gas, hydrogen, and carbon char. We are in negotiation with chemical and oil companies for purchasing, or off-taking, the fuels and oils we produce, and exploring applications for carbon char. This revenue will be recognized upon shipment of products from one of our facilities and in some cases off-takers may pre-pay for a contractual obligation to buy our commodities.

(iii) Revenue generated from the sale of environmental credits. Our products are eligible for numerous environmental credits, including, but not limited to, carbon credits, plastic credits, and biodiversity credits. These credits may be monetized directly on the relevant markets or may be realized as value-add to off-takers, who will pay a premium for eligible products. Revenue from these credits will be recognized upon sale of applicable environmental credits on recognized markets, and/or upon sale of commodities to off-takers when that off-take includes an environmental credit premium.

(iv) Revenue generated from royalties and/or the sale of equipment. We expect to develop or acquire intellectual property which could generate revenue through royalties and/or sales of manufactured equipment.  Revenue may be recognized upon the terms of a contracted sale agreement.

As of June 30, 2023, our operations in Morocco had generated $161,297 in revenue, with a gross margin of $127,435 from the provision of pyrolysis services and its sale of byproducts.

Our mission is to aid in solving the problem of cost-effectively upcycling the vast amount of waste plastic generated on land before it flows into the world’s oceans.

According to analysis and projections reported by the U.S. Energy Information Administration (“EIA”) on April 7, 2022, it is estimated that 98.3 million barrels per day of petroleum and liquid fuels were consumed globally in March 2022, an increase of 2.4 million barrels per day from March 2021. The EIA estimates that global consumption of petroleum and liquid fuels will rise by 1.9 million barrels per day in 2023 to average 101.7 million barrels per day.

In a report published by Markets and Markets Research in February 2021 entitled “Hydrogen Generation Market by Application (Petroleum Refinery, Ammonia & Methanol production, Transportation, Power Generation), Generation & Delivery Mode (Captive, Merchant), Source (Blue, Green & Grey Hydrogen), Technology, and Region-Forecast to 2025,” the global hydrogen generation market is projected to reach $201 billion by 2025 from an estimated $130 billion in 2020, at a compound annual growth rate (CAGR) of 9.2% during the forecast period. While the global green hydrogen market was valued at approximately $0.8 billion in 2021, it is predicted to grow to about $10.2 billion by 2028, with a CAGR of approximately 55.2% over the projection period, according to research and analysis published by Facts and Factors in March 2022 entitled “Green Hydrogen Market By Type (Solid Oxide Electrolyzer, Alkaline Electrolyzer, and Proton Exchange Membrane Electrolyzer), By Use (Transport, Power Generation, and Others) By Customer (Petrochemicals, Glass, Food & Beverages, Chemical, Medical, and Others), and By Region - Global and Regional Industry Overview, Market Intelligence, Comprehensive Analysis, Historical Data, and Forecast 2022-2028.”

We believe that in the near future, a significant growth sector of the economy will be in clean energy and sustainable products and services. This belief was a key factor in our shift in our business focus in May 2020 and our acquisition of Clean-Seas, Inc. (“Clean-Seas”) which became our wholly owned subsidiary on May 19, 2020. Clean-Seas believes that it has made significant progress in identifying and developing a new business model around the clean energy and waste-to-energy sectors.

Clean Vision was established in 2017 as a company focused on the acquisition of disruptive technologies that will impact the digital economy. The Company, which was formerly known as Byzen Digital Inc., changed its corporate name to Clean Vision on March 12, 2021.

We are now a holding company and currently operate through our wholly owned subsidiary, Clean-Seas, which we acquired on May 19, 2020. Clean-Seas acquired its first pyrolysis unit in November 2021 for use in a pilot project in India, which began operations in early May 2022. On April 25, 2023 (the “Morocco Closing Date”), Clean-Seas completed its acquisition of a fifty-one percent (51%) interest in Eco Synergie S.A.R.L., a limited liability company organized under the laws of Morocco (“Ecosynergie”). On the Morocco Closing Date, (i) Ecosynergie’s name was changed to Clean-Seas Morocco, LLC (“Clean-Seas Morocco”), (ii) Mrs. Halima Aboudeine and Mr. Daniel C. Harris, the Company’s Chief Revenue Officer (“CRO”), were appointed as managers of Clean-Seas Morocco and (iii) Mr. Harris was appointed to serve as the Chief Executive Officer of Clean-Seas Morocco. Clean-Seas Morocco began operations at its pyrolysis facility in Agadir, Morocco, in April 2023, which currently has capacity to convert 20 tons per day (“TPD”) of waste plastic through pyrolysis.

Clean Vision’s Purpose

We believe it is no secret that global plastic waste recycling is facing unprecedented challenges. We believe that inadequate processing infrastructure, fewer processing locales, changing laws and conventions, and political circumstances imperil what is already a deficient response to a global problem. Developed nations, including the United States, the world’s largest generator of plastic waste, are finding disposal of this waste increasingly difficult, due to expensive and inefficient processing capabilities; global conventions responding to environmental implications of international plastic export; and political constraints. In January 2018, the People’s Republic of China, which had been accepting plastic waste from countries including the U.S., implemented its National Sword policy limiting recyclable waste imports. As a result, the worldwide recyclables market experienced drastic limits, fewer options for disposal, resulting in a global backlog of plastic waste. Some of the recyclable material has been rerouted to Southeast Asian countries but the market remains in upheaval, with, at best, plastic waste floating in waiting ships and at worst, illegal dumping into international waters or incinerated.

According to an article published by the United Nations Environment Programme (“UNEP”) on March 2, 2022, entitled “What you need to know about the plastic pollution resolution,” the world currently produces approximately 400 million tons of plastic waste per year, with the rate of plastic production forecasted to double by 2040. It also estimated that by 2050, there will be more plastic in the ocean by weight than fish. According to an article published by National Geographic entitled “A Whopping 91 Percent of Plastic Isn’t Recycled,” plastic takes more than 400 years to degrade, so most of it still exists in some form. It is estimated that only 9% of plastic waste has been recycled to date, while the vast majority (approximately 79%) is accumulating in landfills or ending up as litter in the natural environment, including the oceans.

The waste plastics recycling industry was valued at $55.1 billion in 2020 and is poised to become an $88 billion industry by 2030, as reported in a March 2022 report entitled “Market value of waste recycling services worldwide 2020-2030” published by Statista. Pyrolysis is an invaluable technology that can be used to transform certain materials, which traditional mechanical recycling technologies currently cannot handle, into clean energy and other valuable byproducts. Pyrolysis is also an important alternative solution to handling materials that have exhausted their potential for further traditional mechanical recycling.

The emerging markets of the world are especially critical to the plastic pollution problem, where waste handling and collection are not supported with the same infrastructure as in developed nations. We believe this market condition presents a unique opportunity for us. Clean-Seas intends to leverage its management’s experience of working in the developing nations of the world for the past decade, providing renewable energy products and services to this sector and now will provide recycling solutions and energy generation. As stated by the Organization for Economic Co-operation and Development (“OECD”) in 2021, “The path to net zero requires that emerging markets transform their energy systems, yet reliance on hydrocarbons alongside existing policy barriers pose challenges to the green transition.”

Clean Vision plans to help provide a solution to the plastic waste problem that the world is facing, while simultaneously creating hydrogen and other clean-burning fuels that can be used to generate clean energy.

Our Strengths

We believe that the following are the critical investment attributes of our Company:

●	Experienced management team. Members of our management team have significant prior experience in the renewable energy sector and have established relationships with providers of pyrolysis technology that led to the establishment of our first Plastic Conversion Network (“PCN”) in Agadir, Morocco, following our April 25, 2023 acquisition of a 51% interest in Ecosynergie and the establishment of our first revenue source.

●	Pilot Research and Development Project Commenced. We acquired our first pyrolysis unit for use in Hyderabad, India, which began operations in May 2022. We established this project to develop technology focused on optimizing the process of converting waste plastic into byproducts, including the Company’s branded clean hydrogen, AquaH™, which is our branded name for clean hydrogen we produce from plastic waste that falls between the blue (natural gas) and green (renewable energy resourced) classifications.

●	Established Revenue Stream. On April 25, 2023, we completed our acquisition of a 51% interest in Ecosynergie, a company focused on sustainable products and solutions based in Agadir, Morocco, establishing our first PCN host country. In connection with this PCN host facility, we intend to purchase two additional pyrolysis units, which are capable of processing up to 20 tons of plastic waste per day. We anticipate that this Moroccan facility will process up to 350 tons of plastic waste per day within the next 24 months, which would make it the largest plastic pyrolysis facility in the world. Since commencing operations in April 2023, Clean-Seas Morocco has generated $161,297 in revenue, with a gross margin of $127,435 from the provision of pyrolysis services and its sale of byproducts.

●	West Virginia State Incentive Package. On June 12, 2023, Clean-Seas announced that it secured $12 million in state incentives, which includes $1.75 million in cash to establish a PCN facility outside of Charleston, West Virginia. Clean-Seas West Virginia, Inc., a West Virginia corporation (“Clean-Seas West Virginia”), has an existing feedstock supply agreement for 100 TPD of post-industrial plastic waste and is planned to be a PCN hub servicing the Mid-Atlantic states. The project will commence in phases, Phase 1 being 100 TPD, scaling up to 500 TPD. Additional project finance capital is in the process of being secured and the Company received the $1.75 million cash disbursement on September 25, 2023.

●	Clean-Seas Arizona. Officially established on September 25, 2022, Clean-Seas Arizona, Inc., an Arizona corporation and wholly owned subsidiary of Clean-Seas (“Clean-Seas Arizona”) announced a Services Agreement with the Rob and Melani Walton Sustainability Solutions Service (“WS3”) and Arizona State University (“ASU”) to commission a PCN facility to service the Western United States, starting at 100 TPD and scaling to 500 TPD. The facility is currently planned to produce plastic precursors and clean fuels with the intent to transition to AquaH™.

●	New Approach to Vertical Supply Chain. Our PCN is a patent-pending software network connecting sources of waste plastic (feedstock) with conversion facilities, which will produce environmentally friendly commodities. We intend to strategically locate the conversion facilities around the world in locations that are easily accessible and in close proximity to countries that produce a large amount of plastic waste. Currently, we have entered into contracts, letters of intent and/or joint venture agreements for the development of facilities in the following locations: Morocco, India, West Virginia, Arizona, Massachusetts, Michigan, Puerto Rico, France, Turkey and Sri Lanka.

●	Large market opportunity for effective solution. Renewable energy is a large market we see with an unmet need. Plastic waste disposal affects all countries, including developing nations. With a more recent focus of governments on environmentally friendly waste removal solutions, we believe there is a large opportunity for us.

●	Unique technology. Pyrolysis technology reduces plastic waste while creating valuable byproducts, such as precursors used in the production of new plastic products, hydrogen (our branded AquaH™) and other clean-burning fuels that can be used to generate clean energy. Our AquaH™ is unique because of how we produce it. Our process is unique in that we use waste plastic and the pyrolysis reaction to create a large volume of synthetic gas (syngas), split that syngas apart, remove the hydrogen and leave the methane, carbon monoxide and carbon dioxide to power the pyrolysis process. We believe our process, including the price, volume and efficiency in which we utilize the pyrolysis process is what differentiates us in the marketplace. Additionally, our relationships with vendors have allowed us to access to pyrolysis technology that is not available to other users of similar technology.

●	Increased support for clean technologies to protect the environment. In recent years, we have seen an increased focus on environmental sustainability and more investors directing their investments towards companies based on ESG factors.

●	New Approach to Vertical Supply Chain. The PCN is a patent-pending software network connecting sources of waste plastic (feedstock) with conversion facilities, which will produce environmentally friendly commodities. We intend to strategically locate the conversion facilities around the world in locations that are easily accessible and in close proximity to countries that produce a large amount of plastic waste. Currently, we have begun operations in Morocco and entered into contracts for the development of facilities in: India, West Virginia, Arizona, Michigan, Massachusetts, Puerto Rico, France, Turkey and Sri Lanka.

Our Strategies and Competitive Advantages

Our main strategy is to focus on waste-to-energy projects in locations with a close proximity to plastic waste and are a part of municipalities that focus on clean energy projects. Based on this strategy, we are currently focused on waste-to-energy projects in Morocco, India, West Virginia, Arizona, Michigan, Massachusetts, Puerto Rico, France, Turkey and Sri Lanka. We believe there is a large supply of waste plastic for such projects and the demand for our byproducts (particularly plastic precursors) is and will continue to grow consistently.

Another strategy we employ is to develop projects that could generate environmental credits, which is another component of the clean energy and waste-to-energy industry in the United States. Recycling of waste plastic mitigates the need for fossil fuels for energy generation and the production of clean-burning diesel. We plan to aggregate these off-sets and sell them to users of fossil fuels in the form of carbon credits or renewable energy credits depending on the location of the facilities and local market conditions. These can be used as off-set as more governments impose a “Carbon-tax” on the end users of fossil fuels. In addition, we are seeing new exchanges coming online specifically focused on plastic waste, and credits will be sought after, allowing producers of plastic products to off-set their plastic footprint, much like what has happened in the carbon markets.

We believe our network and management’s global relationships give us a competitive advantage by being able to quickly identify sources of land, feedstock, applicable permits, technology, and off-take arrangements for projects in locations we see as valuable. Once a project has been identified, we leverage these relationships to organize and deploy projects in a manner that we believe is more efficient than competitors.

We currently expect our projects to generate revenue in several ways:

●	Recycling Services. We currently estimate that gate fees or tipping fees will be paid to us to accept plastic waste from a government, municipality, or corporate entity that must dispose of its waste. Fees will be on a per ton basis and are expected to vary in range from approximately £18 per ton (excluding transport) to £25 per ton (including transport), depending on the jurisdiction, land availability, and daily volumes of waste.

●

Commodity Sales.

● Hydrogen and Other Fuels. Our pyrolysis facilities convert waste into gasses, such as AquaHTM, and other clean-burning fuels. The hydrogen and other fuels can be sold to off-takers as a cleaner fuel source for the production of new plastic products, for marine use (low sulfur oil made through pyrolysis can be used as a bunker fuel for low grade marine diesel), electrical generators, or refined into a clean-burning road grade fuel. Depending on the installation, this fuel output product can be sold to a local fuel distributor or used in the generator sets for the generation of electricity as above.

● Carbon Char. Carbon char is an additional byproduct of our pyrolysis technology, which is used for the manufacturing of bonding agents, roadway surfaces, and more. We intend to enter into agreements with consumers of carbon char to serve as an additional revenue stream to us.

●	Environmental Credits. Recycling of waste plastic mitigates the need for fossil fuels for energy generation and the production of clean-burning diesel. These off-sets can be aggregated and sold to users of fossil fuels in the form of carbon credits or renewable energy credits depending on the location of the facilities and local market conditions. These can be used as off-set as more governments impose a “Carbon-tax” on the end users of fossil fuels. Additionally, plastic credits may be sold through plastic credit exchanges, such as the Plastic Credit Exchange (PCX), the HOPEx Environment Group, or similar established exchanges, to producers of new plastic products as a means of offsetting their plastic footprint.

●	Equipment Sales. Clean Vision has entered into a Licensing Agreement (the “Kingsberry License Agreement”) with Kingsberry Fuel Cell, Inc. (“Kingsberry”) whereby we have obtained the exclusive, worldwide rights (exclusive of the United States and Canada) to the fuel cell intellectual property developed and manufactured by Kingsberry and Dr. K. Joel Berry for a term of five years, which we intend to sell to third-parties throughout the world. Once established, these sales will provide a revenue stream to us, as well as recurring revenue through a royalty model and ongoing service.

Summary of Risks

Before you invest in our securities, you should carefully consider all the information in this prospectus, including matters set forth in the section of this prospectus entitled “Risk Factors”. We believe that the following are some of the major risks and uncertainties that may affect us:

●	Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern

●	We have a history of operating losses, will likely continue to generate operating losses, we may not be able to achieve or sustain profitability, and to date we have not generated revenue sufficient to fund our ongoing operations.

●	We are at an early stage of development of our current business line and we have a limited operating history, which makes it difficult to evaluate our business and prospects.

●	We require additional financing, and we may not be able to raise funds on favorable terms or at all.

●	Servicing our debt requires a significant amount of cash.

●	Covenant restrictions under our indebtedness may limit our ability to operate our business.

●	The equipment that is required for our operations is expensive and to date, three of which are operational and two of which are currently being manufactured.

●	We do not yet have adequate internal controls and our failure to achieve and maintain effective internal control over financial reporting could have a material adverse effect on our business and share price.

●	We are a holding company without any operations of our own and depend on our subsidiaries for cash to meet our obligations.

●	We have not generated sufficient revenue or cash flow to pay our convertible debt in the principal amount of $4,150,602 as of October 30, 2023.

●	Our success depends on the acceptance of our products and services and that our products and services will develop and grow.

●	As public awareness of the benefits of fuel converted from waste plastic grows, we expect competition to increase.

●	We face risks with obtaining raw materials.

●	We do not believe that we will be able to negotiate worldwide exclusive rights to the technology we will need to acquire.

●	Project construction and development requires significant outlays of capital and is subject to numerous risks.

●	Failure to adequately manage our planned aggressive growth strategy may harm our business or increase our risk of failure.

●	Our business model will depend on performance by third parties under contractual arrangements.

●	Our operations in foreign markets could cause us to incur additional costs and risks associated with doing business internationally.

●	Volatility in foreign exchange currency rates could adversely affect our financial condition and results of operations.

●	Operations in the developing world could cause us to incur additional costs and risks associated with doing business in developing markets.

●	Our business and reputation could be adversely affected if we or third parties with whom we have a relationship fail to comply with United States or foreign anti-corruption laws or regulations.

●	If we are unable to maintain our corporate reputation, our business may suffer.

●	We will incur significant increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance initiatives.

●	Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

●	Our stock price has been volatile and may continue to be volatile.

●	The price of our Common Stock may have little or no relationship to the historical bid prices of our Common Stock on the OTCQB.

●	We have a substantial number of authorized shares of Common Stock available for future issuance that could cause dilution of our stockholders’ interest and adversely impact the rights of holders of our Common Stock.

●	The holders of our Series B Convertible Non-Voting Preferred Stock (the “Series B Preferred Stock”) and our Series C Convertible Preferred Stock (the “Series C Preferred Stock”) are protected from dilution upon future issuances of our Common Stock.

●	Daniel Bates, our CEO and Chairman, owns 2,000,000 shares of Series C Preferred Stock, which shares of Series C Convertible Preferred Stock vote together with our Common Stock on all stockholder matters, and vote one hundred Common Stock votes per share of Series C Preferred Stock owned (the “Series C Preferred Voting Rights”). Such shares of Series C Preferred Stock automatically converted into 20,000,000 shares of Common Stock on January 1, 2023 and on such date the contractual right to vote the shares of Series C Preferred Stock in accordance with the Series C Preferred Voting Rights ceased. The conversion of the Series C Preferred Stock into Common Stock has not been effectuated with the Company’s transfer agent as of the date hereof.

●	If it is determined that Mr. Bates still holds the contractual right to vote his Series C Preferred Stock in accordance with its terms, Mr. Bates will be able to influence our management and affairs and control the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets.

●	Ongoing litigation with holders of our Series B Preferred Stock could negatively impact our financial stability and reputation as the outcome of such matter is unknown and cannot be predicted.

●	If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our Common Stock, its trading price and volume could decline.

●	We rely on our management and if they were to leave us or not devote sufficient time to our company, our business plan could be adversely affected.

●	Our Bylaws provide for indemnification of officers and directors at our expense.

●	Failure to adequately manage our planned aggressive growth strategy may harm our business or increase our risk of failure.

●	If we make any acquisitions, they may disrupt or have a negative impact on our business.

●	We rely on network and information systems and other technologies for our business activities and certain events, such as computer hackings, viruses or other destructive or disruptive software or activities may disrupt our operations.

●	We may apply working capital and future funding to uses that ultimately do not improve our operating results or increase the value of our securities.

●	Claims, litigation, government investigations, and other proceedings may adversely affect our business and results of operations.

●	We may incur indebtedness in the future which could reduce our financial flexibility, increase interest expense and adversely impact our operations and our costs.

●	Our operations could be impacted by natural disaster.

●	Delays in collection, or non-collection, of our accounts receivable could adversely affect our business, financial position, results of operations and liquidity.

●	Our patent application may not issue as a patent, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

●	We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

●	If we are issued patents for our technology and such patents expire or are not maintained, our patent applications are not granted or our patent rights are contested, circumvented, invalidated or limited in scope, we may not be able to prevent others from selling, developing or exploiting competing technologies or products, which could have a material adverse effect on our business, prospects, financial condition, results of operations, and cash flows.

●	We may become subject to claims that we or our employees have wrongfully used or disclosed alleged trade secrets.

●	A significant portion of our intellectual property is not protected through patents or formal copyright registration.

●	Confidentiality agreements may not adequately prevent disclosure of trade secrets and other proprietary information.

●	We may need to defend ourselves against patent, copyright or trademark infringement claims.

●	We are subject to extensive government regulation and changes thereto could have a material adverse effect on our business and financial condition, results of operations and cash flows.

●	We may be unable to obtain, modify, or maintain the required regulatory permits, approvals and consents for our projects.

●	We are subject to environmental laws and potential exposure to environmental liabilities.

●	Changes in applicable laws and regulations can adversely affect our business, financial condition and results of operations.

●	Anti-takeover provisions in our Bylaws, as well as provisions of Nevada law, might discourage, delay or prevent a change in control of our company or changes in our management.

●	The Jumpstart Our Business Startup Act (the “JOBS Act”) allows us to postpone the date by which we must comply with certain laws and regulations and to reduce the amount of information provided in reports filed with the SEC.

●	Our election not to opt out of the JOBS Act extended accounting transition period may not make our financial statements easily comparable to other companies.

●	Global, regional and U.S. economic and geopolitical conditions may have adverse effects on our business and financial condition.

●	We may not maintain sufficient insurance coverage for the risks associated with our business operations.

●	We do not anticipate paying any cash dividends.

●	Any failure to protect our intellectual property rights could impair our ability to protect our technology and our brand.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the JOBS Act. As an emerging growth company, we have elected to take advantage of reduced reporting requirements and are relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

● we may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

● we are exempt from the requirement to obtain an attestation and report from our auditors on whether we maintained effective internal control over financial reporting under the Sarbanes-Oxley Act;

● we are permitted to provide less extensive disclosure about our executive compensation arrangements; and

● we are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions until December 31, 2028 so long as we continue to be an emerging growth company. We will continue to remain an “emerging growth company” until the earliest of the following: (i) December 31, 2028; (ii) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.235 billion; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a “smaller reporting company,” including exemption from compliance with the auditor attestation requirements pursuant to SOX and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our Common Stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our Common Stock) or a public float (based on our Common Stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to avail ourselves of the extended transition period for complying with new or revised financial accounting standards. As a result of the accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financials to those of other public companies more difficult.

Recent Developments

Dorado Financing

On September 26, 2023 (the “Dorado Signing Date”), the Company entered into the Dorado Purchase Agreement with Dorado. Pursuant to the Dorado Purchase Agreement, on September 28, 2023, the Company issued and sold to Dorado (i) 10,000,000 shares of Common Stock to the Dorado (the “Dorado Shares”) at a purchase price of $0.0198 per share, or $198,000 in the aggregate, and (ii) 5,000,000 shares of restricted Common Stock to Dorado (the “Dorado Restricted Shares”). Additionally, the Dorado Purchase Agreement requires the Company to file a registration statement with the SEC covering the resale of the 10,000,000 Dorado Shares no later than 45 days following the Dorado Signing Date, which is satisfied upon the filing of the registration statement of which this prospectus forms a part. The Dorado Restricted Shares carry no registration rights that require or permit the filing of any registration statement in connection with such Dorado Restricted Shares and therefore may not be distributed or sold by Dorado unless such distribution or sale complies with Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

August 2023 Financing

On July 31, 2023, the Company entered into the August Purchase Agreement with the August Investor, pursuant to which the August Investor purchased the August Note in the original principal amount of $500,000. The transactions contemplated under the August Purchase Agreement closed on August 4, 2023.

The maturity date of the August Note is July 31, 2024 (the “August Note Maturity Date”). The August Note bears interest at a rate of 10% per annum (the “August Note Guaranteed Interest”), carries an original issue discount of 15% and has a conversion price of 90% per share of the lowest volume-weighted average price (“VWAP”) of the Common Stock during the 20 Trading Day period before such conversion. “Trading Day” means any day on which the Common Stock is traded on the OTCQB or other national securities exchange. The Company may prepay any portion of the outstanding principal amount and the August Note Guaranteed Interest at any time and from time to time, without penalty or premium, provided that any such prepayment will be applied first to any unpaid collection costs, then to any unpaid fees, then to any unpaid Default Rate (as defined in the August Note) interest, and any remaining amount shall be applied first to any unpaid August Note Guaranteed Interest and then to any unpaid principal amount.

The August Investor was granted a right of first refusal as the exclusive party with respect to any equity line of credit transaction or financing (an “Additional Financing”) that the Company enters into during the 24-month period after the issuance date of the August Note. In the event the Company enters into an Additional Financing, the Company must provide notice to August Investor not less than 10 Trading Days in advance of the proposed entry. If the August Investor accepts all usual and customary terms set forth in the Additional Financing notice, the August Investor must, within 20 Trading Days of receipt of the notice, prepare all relevant documents in respect thereof for execution and delivery by the Company, provided, however, that the Company’s outside counsel must prepare the relevant registration statement to be filed with the SEC no later than 45 days after the Company receives the documents.

The August Note provides that upon an event of default under the August Note, the principal amount and the August Guaranteed Interest then outstanding under the August Note become convertible into shares Common Stock pursuant to a notice provided by the August Investor to the Company. At any time after the occurrence of such an event of default, the outstanding principal amount and the outstanding August Guaranteed Interest then outstanding on the August Note, plus accrued but unpaid Default Rate interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become immediately due and payable at the August Investor’s option, in cash or in shares Common Stock at 120% of the outstanding principal amount of the August Note and accrued and unpaid interest, plus other amounts, costs, expenses and liquidated damages due in respect of the August Note.

In connection with the August Purchase Agreement, the Company also entered into a Registration Rights Agreement (the “August RRA”) whereby it agreed to file with the SEC a registration statement covering the resale of all of the registrable securities under the August RRA within thirty (30) days of the issuance of the August Note, which was filed and has been declared effective by the SEC.

Settlement Agreement

On July 3, 2023, the Company entered into a Settlement Agreement and Mutual Release (the “Percy Settlement Agreement”) with Christopher Percy and Daniel Bates, whereby the parties agreed to a global settlement of the lawsuit filed by the Company against Mr. Percy in September 2022 in Clark County, Nevada in the Eighth Judicial District Court (the “Nevada State Court”) (Case No: A-22-85843-B), with the case being subsequently removed to the United States District Court, District of Nevada (the “Nevada District Court”) (2:22-cv-01862-ART-NJK) and thereafter, Mr. Percy counterclaimed against Clean Vision and brought third-party claims against Mr. Bates (the “Percy Litigation”). Mr. Bates is currently serving as Chief Executive Officer and Chairman of the Company. Mr. Percy is no longer serving as an executive of the Company, and as of February 14, 2023, Mr. Percy ceased serving as a director.

The Percy Litigation arose from a dispute between the Company, Mr. Percy and Mr. Bates with respect to the management and operation of the Company, as well as Mr. Percy’s employment and position at the Company. On September 16, 2022, the Company commenced the Percy Litigation against Mr. Percy, alleging breach of fiduciary duty, fraud, conversion, business disparagement, declaratory relief, and injunctive relief. Thereafter, Mr. Percy removed the case to the Nevada District Court (Case No. 2:22-cv-01862-ART-NJK). The Company subsequently filed a motion to remand to state court on November 22, 2022. On December 1, 2022, Mr. Percy filed counterclaims against the Company for breach of contract, wrongful termination, breach of implied covenant of good faith and fair dealing, unjust enrichment, and indemnification. Mr. Percy also filed third-party claims against the Mr. Bates, alleging breach of fiduciary duty, equitable indemnity, and contribution.

Pursuant to the Percy Settlement Agreement, none of the parties admitted to fault or liability, Mr. Percy agreed to pay $150,000 to the Company (the “Percy Payment”) and, Mr. Bates agreed to remit $25,000 to Mr. Percy (the “Bates Payment” and, together with the Percy Payment, the “Percy Settlement Payments”). The Percy Settlement Payments were paid by the Company’s directors and officers insurance carrier (the “D&O Carrier”), with $150,000 being paid to the Company on July 19, 2023 and the Company remitting $25,000 to Mr. Percy on July 21, 2023. In addition, on August 4, 2023, the parties released the $5,000 Temporary Restraining Order/Preliminary Injunction bond (the “Percy Bond”) that was deposited with the Clerk of the Nevada State Court.

In addition, pursuant to the Percy Settlement Agreement, on July 18, 2023, the Company (i) issued 1,500,000 shares of Common Stock to Mr. Percy, (ii) reissued 3,000,000 shares of Common Stock to Mr. Percy that were previously cancelled by the Company, and (iii) withdrew its stop-transfer demand with respect to 4,200,000 shares of Common Stock owned by Mr. Percy (collectively, the “Percy Shares”). Under the Percy Settlement Agreement, Mr. Percy agreed to not sell, on any given trading day, the Percy Shares in an amount that exceeds more than 10% of the daily trading volume of the Common Stock, with such trading volume determined by the trading platform upon which the Common Stock is then traded.

As consideration for entering into the Settlement Agreement, the parties agreed to a customary mutual release of claims. On August 4, 2023, the Nevada District Court entered an Order granting dismissal of all claims, counterclaims, third-party claims, and affirmative defenses in the Percy Litigation, with prejudice, resulting in the Percy Litigation being vacated, closed and finally resolved on such date.

Corporate Information

Our principal executive offices are located at 2711 N. Sepulveda Blvd., Suite #1051, Manhattan Beach, CA 90266. Our telephone number is (424) 835-1845. Our website address is https://www.cleanvisioncorp.com. The reference to our website is an inactive textual reference only. The information on, or that can be accessed through, our website is not part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our Common Stock.

Clean Vision was initially incorporated in Nevada as China Vitup Health Care Holdings, Inc. on September 15, 2006. Pursuant to an Agreement and Plan of Merger and Reorganization dated September 29, 2006, Tubac Holdings, Inc., a Wyoming corporation and a parent of the Company, was merged with and into the Company on October 2, 2006, with the Company as the surviving entity. On May 5, 2015, the Company changed its name to Emergency Pest Services, Inc. Pursuant to a Plan of Exchange dated August 3, 2015, the Company acquired Emergency Pest Services, Inc., a Florida corporation. Pursuant to a Plan of Exchange dated September 21, 2017, Byzen Digital Inc., a Seychelles corporation, was merged with and into the Company on November 4, 2017, with the Company as the surviving entity. On May 30, 2018, the Company changed its name to Byzen Digital Inc. On May 19, 2020, we changed our focus to clean energy and sustainability when we acquired Clean-Seas, which became our wholly-owned subsidiary. On March 12, 2021, the Company’s corporate name was changed to Clean Vision Corporation to be aligned with our focus on clean energy and sustainability.

SUMMARY OF THE OFFERING

Issuer	Clean Vision Corporation

Shares of Common Stock offered by us	None

Shares of Common Stock offered by the Selling Shareholders	Up to 19,000,000 shares (1)

Shares of Common Stock outstanding before the Offering	604,103,984 shares (2)

Shares of Common Stock outstanding after completion of this offering, assuming the sale of all shares offered hereby	613,103,984 shares (2)

Offering Price	The Selling Shareholders may sell all or a portion of the Shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

Use of proceeds	We will not receive any proceeds from the resale of the Shares by the Selling Shareholders. We will, however, receive proceeds from the Silverback Warrant if exercised through the payment of the exercise price in cash by Silverback, if any. In the event that the Silverback Warrant is exercised for cash, we expect to use the proceeds from any such cash exercise for general corporate purposes. See “Use of Proceeds” on page 39 of this prospectus for more information.

Market for Common Stock	Our Common Stock is quoted on OTCQB under the symbol “CLNV”.

Risk Factors	The purchase of our securities involves a high degree of risk. The securities offered in this prospectus are for investment purposes only. Please refer to the section entitled “Risk Factors” before making an investment in our Common Stock.

(1) This amount consists of up to (i) 10,000,000 Dorado Shares issued to Dorado pursuant to the Dorado Purchase Agreement, and (ii) 9,000,000 Shares issuable upon exercise of the Silverback Warrant.

(2) The number of shares of our Common Stock to be outstanding after this Offering is based on the 604,103,984 shares of our Common Stock outstanding as of October 30, 2023, and excludes the following:

●	20,000,000 shares of Common Stock issuable upon conversion of the 2,000,000 issued and outstanding shares of Series B Preferred Stock, which shares automatically converted into 20,000,000 shares of Common Stock on January 1, 2023; however, the Company and holders of the Series B Preferred Stock are currently in a dispute and the Company’s Transfer Agent has been instructed to not issue the shares of Common Stock until such dispute has been resolved. Accordingly, although the shares of Common Stock thereunder have not been formally issued as of October 30, 2023, the shares of Series B Preferred Stock are no longer outstanding. On January 30, 2023, Leonard Tucker, LLC (“Tucker”), one of the holders of Series B Preferred Stock filed an action against the Company in the Second Judicial District Court of the State of Nevada (Case No. CV23-00188) alleging breach of contract, breach of implied covenant of good faith and fair dealing, unjust enrichment, specific performance and declaratory relief (the “Tucker Litigation”). The Company is contesting all allegations as set forth in the Tucker Litigation and the matter is currently scheduled to be resolved through binding arbitration in December 2023.

●	20,000,000 shares of Common Stock issuable upon conversion of the 2,000,000 issued and outstanding shares of Series C Preferred Stock, which shares automatically converted on January 1, 2023, but such conversion has not been effectuated as of October 30, 2023;

●	up to 20,000,000 shares of Common Stock issuable to Coventry upon a default under the convertible promissory note issued on December 9, 2022 in the principal amount of $300,000;

●	approximately 218,007,000 shares of Common Stock issuable upon the conversion of outstanding convertible promissory notes in the aggregate principal amount of $4,939,602; and

●	up to approximately 116,944,802 shares of Common Stock issuable upon exercise of outstanding warrants.

SUMMARY FINANCIAL DATA

The following summary consolidated statements of operations data for the years ended December 31, 2022 and 2021 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations data for the six months ended June 30, 2023 and 2022 and the consolidated balance sheets data as of June 30, 2023 are derived from our unaudited consolidated financial statements that are included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods, and the results for the six months ended June 30, 2023 are not necessarily indicative of our operating results to be expected for the full fiscal year ending December 31, 2023 or any other period. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles (“U.S. GAAP”). Our unaudited consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods.

Historical results are included for illustrative and informational purposes only and are not necessarily indicative of results we expect in future periods, and results of interim periods are not necessarily indicative of results for the entire year. You should read the following summary financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes appearing elsewhere in this prospectus.

Summary Statements of Operations Data	Year ended December 31, 2022	Year ended December 31, 2021

Revenue, net	$—	$—
Cost of revenue	—	—
Gross profit	—	—

General and administrative	1,287,030	373,095
Payroll expense	829,364	824,393
Officer stock compensation expense	516,042	536,125
Director fees	171,000	18,500
Professional fees	407,501	413,479
Consulting	2,452,383	1,955,213
Interest expense	250,404	1,187,033
Loss on investment	—	150,000
Change in fair value of derivative	—	576,573
Net loss from continuing operations	$(5,913,724)	$(6,034,411)

Summary Statements of Operations Data	Six Months ended June 30, 2023	Six Months ended June 30, 2022

Revenue, net	$161,297	$—
Cost of revenue	33,862	—
Gross profit	127,435	—

Consulting	694,498	782,960
Professional fees	541,560	126,630
Payroll expense	532,264	452,289
Director fees	88,000	9,000
General and administration expenses	760,803	596,970
Total operating expense	2,617,125	1,967,849
Loss from Operations	(2,489,690)	(1,967,849)
Interest expense	(1,709,153)	(23,465)
Change in fair value of derivative	1,136,079	—
Loss on debt issuance	(2,676,526)	(195,483)
Gain on conversion of debt	260,882	—
Gain on extinguishment of debt	17,500	—
Net loss	$(5,460,908)	$(2,186,797)
Net loss attributed to non-controlling interest	33,294	—
Net loss attributed to Clean Vision Corporation	$(5,427,614)	$(2,186,797)

	As of June 30, 2023
		Pro Forma

Balance Sheet Data	Actual	(1)

Cash	$394,304	769,304
Total assets	9,359,505	9,734,505
Total liabilities	11,432,548	11,932,548
Working capital (deficit)	(9,338,863)	(9,463,863)
Accumulated deficit	(25,989,951)	(26,114,951)
Total stockholders’ equity (deficit)	(3,873,043)	(3, 998,043)

(1) The pro forma balance sheet data reflects (i) our receipt of $375,000 of net proceeds from the issuance of the August Note in the principal amount of $500,000.

RISK FACTORS

Any investment in our securities involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our securities. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. Our Common Stock is quoted on the OTCQB under the symbol CLNV. This market is extremely limited, and the prices quoted are not a reliable indication of the value of our Common Stock. As of the date of this prospectus, there has been very limited trading of shares of our Common Stock. If and when our Common Stock is traded, the trading price could decline due to any of these risks, and an investor may lose all or part of his or her investment. Some of these factors have affected our financial condition and operating results in the past or are currently affecting us. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Risks Relating to Our Business and Industry

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

We have insufficient cash on hand, a working capital deficit of $9,338,863 and incurred net losses from operations resulting in an accumulated deficit of $25,989,951, as of June 30, 2023 and had a net loss of $5,913,724 for the year ended December 31, 2022, while we had a net loss of $6,034,411 for the year ended December 31, 2021. We had a working capital deficit of $1,819,013 and incurred net losses from operations resulting in an accumulated deficit of $19,078,809, as of December 31, 2021. As of the date of this prospectus, we anticipate that we will only be able to fund our current operations through April 30, 2024, based upon our current financial standing. As a result, our independent registered public accounting firm has issued a report on our financial statements for the period ended December 31, 2022, that includes an explanatory paragraph referring to our recurring operating losses and expressing substantial doubt in our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to obtain additional equity financing or other capital, attain further operating efficiencies, reduce expenditures, and, ultimately, generate revenue. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. However, if adequate funds are not available to us when we need it, we will be required to curtail our operations which would, in turn, further raise substantial doubt about our ability to continue as a going concern. The doubt regarding our potential ability to continue as a going concern may adversely affect our ability to obtain new financing on reasonable terms or at all. Additionally, if we are unable to continue as a going concern, our stockholders may lose some or all of their investment in the Company.

We have a history of operating losses; will likely continue to generate operating losses and we may not be able to achieve or sustain profitability.

We are not profitable and have incurred an accumulated deficit of $25,989,951, as of June 30, 2023 and had a net loss of $5,427,614 for the six months ended June 30, 2023. We have incurred an accumulated deficit of $19,078,809, as of December 31, 2022 and had a net loss of $5,913,724 for the year ended December 31, 2022, while we had a net loss of $6,034,411 for the year ended December 31, 2021. We expect to continue to incur losses for the foreseeable future, and these losses could increase as we continue to work to develop our business. We were previously engaged in the digital currency industries. In May 2020, we identified a new direction for the Company when we acquired Clean-Seas and we adopted a new business strategy focused on clean energy and converting waste to energy. We have yet to commence profitable operations in either of those businesses, therefore, the Company is continuing to incur operating losses. There can be no assurance that we will ever generate significant sales or achieve profitability. Accordingly, the extent of future losses and the time required to achieve profitability, if ever, cannot be predicted.

Even if we achieve profitability in the future by adopting these new business strategies, we may not be able to sustain profitability in subsequent periods.

We also expect to experience negative cash flows for the foreseeable future as we fund our operating losses. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability would likely negatively impact the value of our securities and financing activities.

To date, we have not generated revenue from operations and we may not generate revenue from operations or that sources of revenue from financing will be available in the future.

To date, we have not generated any revenue from operations and have financed our operations through the sale of Common Stock in our Regulation A offering and the proceeds from the sale of convertible notes. There can be no assurance that we will generate revenue from operations or that sources of revenue from financing will be available or if available will be available upon favorable terms. If we raise additional funds by issuing equity securities, our stockholders may experience dilution. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any debt financing or additional equity that we may raise may contain terms, such as liquidation and other preferences, that are not favorable to us or our stockholders.

We are at an early stage of development and we have a limited operating history, which makes it difficult to evaluate our business and prospects.

We are at an early stage of development and we have a limited operating history in our current business line, which can make it difficult for investors to evaluate our operations and prospects and may increase the risks associated with investment into our company. We have insufficient results for investors to use to identify historical trends. Investors should consider our prospects considering the risk, expenses and difficulties we will encounter as an early-stage company. We have yet to demonstrate our ability to overcome the risks frequently encountered in the clean energy and waste to energy industries and are still subject to many of the risks common to early stage companies, including the uncertainty as to our ability to implement our business plan, market acceptance of our proposed business and services, under-capitalization, cash shortages, limitations with respect to personnel, financing and other resources and uncertainty of our ability to generate revenues. There is no assurance that our activities will be successful or will result in any revenues or profit, and the likelihood of our success must be considered in light of the stage of our development. There can be no assurance that we will be able to consummate our business strategy and plans, or that financial, technological, market, or other limitations may force us to modify, alter, significantly delay, or significantly impede the implementation of such plans. Our business plan is subject to all business risks associated with new business enterprises, including the absence of any significant operating history upon which to evaluate an investment. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business, the development of new strategy and the competitive environment in which we will operate. It is possible that we will incur losses in the future. Our revenue and income potential is unproven and our business model is continually evolving. We are subject to the risks inherent to the operation of a new business enterprise and cannot assure you that we will be able to successfully address these risks. There is no guarantee that we will be profitable, that our business will generate sufficient revenue or that we will have adequate working capital to meet its obligations as they become due.

Additionally, our industry segments are relatively new, and are constantly evolving. As a result, there is a lack of available information with which to forecast industry trends or patterns. There is no assurance that sustainable industry trends or preferences will develop that will lead to predictable growth or earnings forecasts for individual companies or the industry segment as a whole. We are also unable to determine what impact future governmental regulation may have on trends and preferences or patterns within our industry segment.

The equipment that is required for our operations is expensive and to date we have only acquired five pyrolysis units.

To date, we have acquired five pyrolysis units, three of which are operational and two of which are currently being manufactured. In order to implement our business plan, we estimate that we will need to acquire several additional units. We estimate that each unit we will acquire will cost approximately $30 million and will take approximately 6-12 months to receive from time of order, therefore, we will be required to outlay significant funds prior to receipt of units. Pyrolysis equipment could cost as much as $100 million, but we intend to use our efforts to purchase such equipment at the best available prices.

We require additional financing, and we may not be able to raise funds on favorable terms or at all.

We anticipate requiring further funds in the future to grow our operations and complete our business plan. The sources of additional capital are expected to be from the sale of securities. Any future sale of share capital will result in dilution to existing stockholders. Furthermore, we may incur debt in the future, and may not have sufficient funds to repay our future indebtedness or may default on our future debts, jeopardizing our business viability.

We may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to expand our operations and business, which might result in the value of our securities decreasing in value or becoming worthless. Additional financing may not be available to us on terms that are acceptable, or at all. Consequently, we may not be able to proceed with our intended business plans. Obtaining additional financing contains risks, including:

●	additional equity financing may not be available to us on satisfactory terms, or at all, and any equity we are able to issue could lead to dilution for current stockholders;

●	loans or other debt instruments may have terms and/or conditions, such as interest rate, restrictive covenants and control or revocation provisions, which are not acceptable to management or our directors;

●	the current environment in capital markets combined with our capital constraints may prevent us from being able to obtain adequate debt financing; and

●	if we fail to obtain required additional financing to grow our business, we will need to delay or scale back our business plan, reduce our operating costs, or reduce our headcount, each of which would have a material adverse effect on our business, future prospects, and financial condition.

Additionally, we may have difficulty obtaining additional funding, and we may have to accept terms that would adversely affect our stockholders. For example, the terms of any future financings may impose restrictions on our right to declare dividends or on the manner in which we conduct our business. Additionally, lending institutions or private investors may impose restrictions on a future decision by us to make capital expenditures, acquisitions or significant asset sales. If we are unable to raise additional funds, we may be forced to curtail or even abandon our business plan.

Failure to adequately manage our planned aggressive growth strategy may harm our business or increase our risk of failure.

For the foreseeable future, we intend to pursue an aggressive growth strategy for the expansion of our operations. Our ability to rapidly expand our operations will depend upon many factors, including our ability to work in a regulated environment, establish and maintain strategic relationships, and obtain adequate capital resources on acceptable terms. Any restrictions on our ability to expand may have a materially adverse effect on our business, results of operations, and financial condition. Accordingly, we may be unable to achieve our targets for growth, and our operations may not be successful or achieve anticipated operating results.

Additionally, our growth may place a significant strain on our managerial, administrative, operational, and financial resources and our infrastructure. Our future success will depend, in part, upon the ability of our senior management to manage growth effectively. This will require us to, among other things:

●	implement additional management information systems;

●	further develop our operating, administrative, legal, financial, and accounting systems and controls;

●	hire additional personnel;

●	develop additional levels of management within our company; and

●	maintain close coordination among our operations, legal, finance, sales and marketing, and client service and support personnel.

Failure to accomplish any of these requirements could impair our ability to grow and expand our operations.

We are a holding company without any operations of our own and depend on our subsidiaries for cash to meet our obligations.

We are a holding company and conduct all of our operations through our subsidiaries. Accordingly, repayment of our indebtedness, including the senior notes, in part, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by debt repayment, equity financing transactions or otherwise. Unless they are guarantors of the senior notes or other indebtedness, our subsidiaries do not have any obligation to pay amounts due on our indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness. Each of our subsidiaries is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the senior notes.

We have not generated sufficient revenue or cash flow to pay our convertible debt, and conversion of such debt into shares of Common Stock, which could cause significant dilution.

As of October 30, 2023, we had outstanding convertible debt in the principal amount of $4,150,602. To date, we have not generated sufficient revenue or cash flows to pay the balances owed under these notes and provide sufficient working capital to run our business. The outstanding principal amount of the notes is convertible at any time and from time to time at the election of the holder after certain periods of time into shares of our Common Stock at discounts to the market price of our Common Stock. In addition, upon the occurrence and during the continuation of an Event of Default (as defined in the notes), the notes each will become immediately due and payable and we have agreed to pay additional default interest rates. We may not have sufficient cash resources or access to funding to repay such notes. Moreover, upon conversion of these notes, our current stockholders will suffer dilution, which could be significant.

Servicing our debt requires a significant amount of cash. Our ability to generate sufficient cash to service our debt depends on many factors beyond our control.

Our ability to make payments on and to refinance our debt, to fund planned capital expenditures and to maintain sufficient working capital depends on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or from other sources in an amount sufficient to enable us to service our debt or to fund our other liquidity needs. If our cash flow and capital resources are insufficient to allow us to make scheduled payments on our debt, we may need to seek additional capital or restructure or refinance all or a portion of our debt on or before the maturity thereof, any of which could have a material adverse effect on our business, financial condition or results of operations. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all, or that the terms of that debt will allow any of the above alternative measures or that these measures would satisfy our scheduled debt service obligations. If we are unable to generate sufficient cash flow to repay or refinance our debt on favorable terms, it could significantly adversely affect our financial condition and the value of our outstanding debt. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. There can be no assurance that we will be able to obtain any financing when needed.

Covenant restrictions under our indebtedness may limit our ability to operate our business.

Our outstanding convertible notes contain, and our future indebtedness agreements may, contain covenants that restrict our ability to finance future operations or capital needs or to engage in other business activities. The notes restrict our ability to:

●	incur, assume or guarantee or suffer to exist any indebtedness for borrowed money of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom other than Permitted Indebtedness (as defined in the notes);

●	repurchase capital stock;

●	repay any Indebtedness (as defined in the notes) other than certain secured notes which are no longer outstanding or Permitted Indebtedness or make other restricted payments including, without limitation, paying dividends and making investments;

●	create liens;

●	sell or otherwise dispose of assets; and

●	enter into transactions with affiliates.

In addition, the notes contain price protection anti-dilution provisions that will discourage financing at prices below the conversion price of the notes and will result in a decrease in the conversion price of the notes if we should issue securities below such price.

Litigation with holders of Series B Preferred Stock could negatively impact our business.

On January 30, 2023, Tucker, one of the holders of the Company’s Series B Preferred Stock, commenced the Tucker Litigation against the Company, alleging breach of contract, breach of implied covenant of good faith and fair dealing, unjust enrichment, specific performance and declaratory relief. The Tucker Litigation arises from the 3-year Consulting Agreement the Company entered into with Tucker on December 17, 2020 (the “Tucker Agreement”), whereby Tucker agreed to perform certain strategic and business development services to the Company in exchange for 2,000,000 shares of Series B Preferred Stock and a consulting fee of $20,000 per month. The 2,000,000 shares of Series B Preferred Stock held by Tucker automatically converted into 20,000,000 shares of Common Stock on January 1, 2023; however, the conversion of the Series B Preferred Stock into Common Stock has not been effectuated with the Company’ transfer agent as of the date hereof.

The Company is contesting the allegations in the Tucker Litigation and the matter is currently anticipated to be finally resolved through binding arbitration in December 2023. The outcome of such matter is unknown and cannot be predicted. If the Company is found to be liable for the causes of action as specific in the Tucker Litigation, the Company may be required to issue additional securities to Tucker, pay damages to Tucker in an amount that currently be estimated, or such other relief that cannot be determined at this time. A resolution of the Tucker Litigation that is not favorable to the Company could negatively impact the financial stability and reputation of the Company.

Our future success depends on the acceptance of our products and services, which may not happen, and that our products and services will develop and grow.

Our entire business is based on the assumption that the demand for our products and services will develop and grow. We cannot assure you that this assumption is or will be correct. Although the market for clean energy and waste-to-energy is large, the market for fuel converted from waste through pyrolysis is new and currently quite small. As is typical of a new and rapidly evolving industry, the demand for, and market acceptance of, “green-based” products and services is highly uncertain. In order to be successful, we must be able to keep our understandings in place with the suppliers of our products and educate consumers that our products perform as well as the products they currently use. We can provide no assurances that these efforts will be successful. Similarly, we cannot assure you that the demand for our products and services will develop as anticipated. If the market for our products fails to develop or develops more slowly than we anticipate, our business could be adversely affected.

As public awareness of the benefits of fuel converted from waste grows, we expect competition to increase, which could make it more difficult for us to grow and achieve profitability.

We expect competition to increase as awareness of the environmental advantages of converting waste into fuel increases. A rapid increase in competition could negatively affect our ability to develop a profitable client base. Many of our competitors and potential competitors may have substantially greater financial resources, customer support, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships than we do. We cannot be sure that we will have the resources or expertise to compete successfully. Compared to us, our competitors may be able to:

●	develop and expand their products and services more quickly;

●	adapt faster to new or emerging technologies and changing customer needs and preferences;

●	take advantage of acquisitions and other opportunities more readily;

●	negotiate more favorable agreements with vendors and customers; and

●	devote greater resources to marketing and selling their products or services.

Some of our competitors may also be able to increase their market share by providing customers with additional benefits or by reducing their prices. We cannot be sure that we will be able to match price reductions by our competitors. In addition, our competitors may form strategic relationships to better compete with us. These relationships may take the form of strategic investments, joint-marketing agreements, licenses or other contractual arrangements that could increase our competitors’ ability to serve customers. If our competitors are successful in entering our market, our ability to grow or even sustain our current business could be adversely impacted.

Disruptions in the political, regulatory, economic, and social conditions of the countries in which we conduct business could adversely affect our business or results of operations.

Our business model envisions us operating in various countries across the world. Instability and unforeseen changes in any of the markets in which we conduct business, including economically and politically volatile areas or conflict or rumor of conflict could have an adverse effect on the demand for our services and products, our financial condition, or our results of operations. These factors include, but are not limited to, the following:

●	nationalization and expropriation;

●	potentially burdensome taxation;

●	inflationary and recessionary markets, including capital and equity markets;

●	civil unrest, labor issues, political instability, disease outbreaks, terrorist attacks, cyber terrorism, military activity, and wars;

●	increasing attention to global climate change resulting in pressure from stockholders, financial institutions and/or financial markets;

●	supply disruptions in key oil producing countries;

●	the ability of OPEC+ to set and maintain production levels and pricing;

●	trade restrictions, trade protection measures, price controls, or trade disputes;

●	sanctions, such as prohibitions or restrictions by the United States against countries that are the targets of economic sanctions, or are designated as state sponsors of terrorism;

●	foreign ownership restrictions;

●	import or export licensing requirements;

●	restrictions on operations, trade practices, trade partners, and investment decisions resulting from domestic and foreign laws, and regulations;

●	regime changes;

●	changes in, and the administration of, treaties, laws, and regulations including in response to public health issues;

●	inability to repatriate income or capital;

●	reductions in the availability of qualified personnel;

●	foreign currency fluctuations or currency restrictions; and

●	fluctuations in the interest rate component of forward foreign currency rates.

We may apply working capital and future funding to uses that ultimately do not improve our operating results or increase the value of our securities.

In general, we have complete discretion over the use of our working capital and any new investment capital we may obtain in the future. Because of the number and variety of factors that could determine our use of funds, our ultimate expenditure of funds (and their uses) may vary substantially from our current intended operating plan for such funds. Our management has broad discretion to use any or all of our available capital reserves. Our capital could be applied in ways that do not improve our operating results or otherwise increase the value of a stockholder’s investment.

We anticipate incurring indebtedness in the future which could reduce our financial flexibility, increase interest expense and adversely impact our operations and our costs.

We anticipate incurring significant amounts of indebtedness in the future. Our level of indebtedness could affect our operations in several ways, including the following:

●	a significant portion of our cash flows is required to be used to service our indebtedness;

●	a high level of debt increases our vulnerability to general adverse economic and industry conditions;

●	covenants contained in the agreements governing our outstanding indebtedness limit our ability to borrow additional funds and provide additional security interests, dispose of assets, pay dividends and make certain investments;

●	a high level of debt may place us at a competitive disadvantage compared to our competitors that are less leveraged and, therefore, may be able to take advantage of opportunities that our indebtedness may prevent us from pursuing; and

●	debt covenants may affect our flexibility in planning for, and reacting to, changes in the economy and in our industry.

A high level of indebtedness increases the risk that we may default on our debt obligations. We may not be able to generate sufficient cash flows to pay the principal or interest on our debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. If we do not have sufficient funds and are otherwise unable to arrange financing, we may have to sell significant assets or have a portion of our assets foreclosed upon which could have a material adverse effect on our business, financial condition and results of operations.

We face risks relating to our reliance on subcontractors, suppliers, and our joint venture partners.

We generally rely on subcontractors, suppliers, and our joint venture partners for the performance of our contracts. Although we are not dependent upon any single supplier, certain geographic areas of our business or a project or group of projects may depend heavily on certain suppliers for raw materials or semi-finished goods.

Any difficulty in engaging suitable subcontractors or acquiring equipment and materials could compromise our ability to generate a significant margin on a project or to complete such project within the allocated time frame. If subcontractors, suppliers or joint venture partners refuse to adhere to their contractual obligations with us, or are unable to do so due to a deterioration of their financial condition, we may be unable to find a suitable replacement at a comparable price, or at all. Moreover, the failure of one of our joint venture partners to perform their obligations in a timely and satisfactory manner could lead to additional obligations and costs being imposed on us as we may be obligated to assume our defaulting partner’s obligations or compensate our customers. Additionally, our supply chain, subcontractors, suppliers, and our joint venture partners may be adversely affected by the COVID-19 pandemic, which has created global shipping and logistics challenges such as extended shipping lead times and pricing pressures on transportation and logistics.

Any delay, failure to meet contractual obligations, or other event beyond our control or not foreseeable by us, that is attributable to a subcontractor, supplier or joint venture partner, could lead to delays in the overall progress of the project and/or generate significant extra costs. Even if we are entitled to make a claim for these extra costs against the defaulting supplier, subcontractor or joint venture partner, we may be unable to recover the entirety of these costs and this could materially adversely affect our business, financial condition or results of operations.

New capital asset construction projects are subject to risks, including delays and cost overruns, which could have a material adverse effect on our financial condition, or results of operations.

From time to time, we may be required to carry out capital asset construction projects to maintain, upgrade, and develop our asset base, and such projects are subject to risks of delay and cost overruns that are inherent in any large construction project, resulting from numerous factors including, but not limited to, the following:

●	shortages of key equipment, materials or skilled labor;

●	delays in the delivery of ordered materials and equipment;

●	engineering issues;

●	shipyard delays and performance issues; and

●	failure to complete construction in time, or the inability to complete construction in accordance with design specifications, may result in the loss of revenue.

Additionally, capital expenditures for construction projects could materially exceed the initially planned investments, or there could be delays in putting such assets into operation.

We face risks associated with obtaining raw materials.

With regard to our Clean-Seas subsidiary, even though we believe there to be an abundant supply of waste plastic, it is expected that there will be increased competition for these plastic resources, with the result that it could have an effect on our profitability that we do not foresee at this time.

We do not believe that we will be able to negotiate worldwide exclusive rights to the technology we will need to acquire.

Our intent is to use existing pyrolysis technologies and to implement equipment that is available in the industrial marketplace. While we do not believe we will acquire worldwide rights, we expect that we will be able to obtain exclusive rights for specific territories. Accordingly, other competitors may license or otherwise obtain the use of the same technology for different locations.

Project construction and development requires significant outlays of capital and is subject to numerous risks.

The construction and development of our projects involves numerous risks. We are required to outlay significant capital for preliminary engineering, permitting, legal, and other expenses before we can determine whether a project is feasible or economically attractive. In order to successfully construct and develop our projects, we need to negotiate satisfactory engineering, procurement and construction agreements and feedstock supply agreements, receive all required governmental permits and approvals, obtain financing, and timely implement construction and development. Successful completion of a particular project may be adversely affected by numerous factors, including: (i) failure or delay in obtaining required government permits and approvals with acceptable conditions; (ii) unavailability of financing; (iii) uncertainties relating to land costs for projects; (iv) engineering problems; (v) construction delays and contractor performance shortfalls; (vi) work stoppages; (vii) cost overruns; (viii) failure of equipment and materials supply; (ix) adverse weather conditions; and (x) environmental and geological conditions. Our ability to become profitable in the future will not only depend on our ability to complete the construction and development of our projects but also to control our capital expenditures and costs. If we are unable to cost efficiently construct, develop and deploy our projects and provide our products and services, our business, prospects, financial condition, results of operations, and cash flows would be materially and adversely affected.

Our business model will depend on performance by third parties under contractual arrangements.

Our businesses will depend on third parties to, among other things, own and/or operate our projects, obtain necessary permits, purchase energy produced by our projects, and supply and deliver the goods and services necessary for the construction and operation of our projects. Further, the design, development and delivery of fuel cells is dependent upon performance by Kingsberry Fuel Cell Corporation pursuant to a Licensing Agreement.

The viability of our projects depends significantly upon the performance of these third parties, and others that we hope to enter into agreements within the near future, in accordance with long-term contracts. If these third parties cannot or will not perform their contractual obligations, whether due to their financial condition, force majeure events, changes in laws or regulations, or otherwise, we may not be able to secure alternate arrangements on substantially the same terms or at all for the goods and services provided under such contracts. In addition, some of the owners and operators of our projects may be smaller companies that are more likely to experience financial and operational difficulties than relatively larger, well-established companies, which could result in interruptions or delays in the operation of our projects. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

Our operations in foreign markets could cause us to incur additional costs and risks associated with doing business internationally.

We currently are conducting operations in India and Morocco and we plan to commence operations in France, Turkey, Sri Lanka, Puerto Rico, Michigan, Massachusetts, Arizona and West Virginia. Our operations in markets outside the United States subject us to additional costs and risks, including:

●	compliance with foreign requirements regulating the environment and the waste-to-energy market;

●	difficulties in establishing, staffing and managing international operations;

●	U.S. laws and regulations related to foreign operations, including tax and anti-corruption laws and regulations;

●	differing intellectual property laws;

●	differing contract laws that impact the enforceability of agreements among energy suppliers and energy consumers;

●	imposition of special taxes;

●	strong national and international competitors;

●	currency exchange rate fluctuations; and

●	political and economic instability in the countries in which we operate.

Our failure to manage the risks associated with international operations could limit the future growth of our business and adversely affect our business, financial condition and results of operations. We may be required to make a substantial financial investment and expend significant management efforts in connection with our international operations.

Volatility in foreign exchange currency rates could adversely affect our financial condition and results of operations.

We may have significant exposure to revenues, expenses and certain asset and liability balances denominated in currencies other than the U.S. Dollar. In addition, we conduct transactions in various currencies, which increases our exposure to fluctuations in foreign currency exchange rates relative to the U.S. Dollar. Fluctuations in the exchange rates of currencies relative to the U.S. Dollar may significantly affect our operating results and equity earnings. Our operating and equity earnings are adversely affected when the U.S. Dollar strengthens relative to other currencies and are positively affected when the U.S. Dollar weakens. In the future, a larger portion of our international revenue may be denominated in foreign currencies, which will subject us to additional risks associated with fluctuations in those foreign currencies. In addition, we may be unable to successfully hedge against any such fluctuations.

Operations in the developing world could cause us to incur additional costs and risks associated with doing business in developing markets.

We may seek to operate in the developing world, which would make us vulnerable to political, economic and social instability in such areas. Many areas of the developing world have experienced political, economic and social uncertainty in recent years, including an economic crisis characterized in some cases by increased inflation, high domestic interest rates, negative economic growth, reduced consumer purchasing power and high unemployment. Currently, many of the countries in the developing world where we have been or may be pursuing projects have been pursuing economic stabilization policies, including the encouragement of foreign trade and investment and other reforms, but there is no guarantee these policies will be successful or stay in place. Political, economic and social instability in these countries may have an adverse effect on our business, financial condition and results of operations.

Our business and reputation could be adversely affected if we or third parties with whom we have a relationship fail to comply with United States or foreign anti-corruption laws or regulations.

Our business and operations may be conducted in countries where corruption has historically penetrated the economy to a greater extent than in the United States. It is our policy to comply, and to require our local partners and those with whom we do business to comply, with all applicable anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act, and with applicable local laws of the foreign countries in which we operate. Our business and reputation may be adversely affected if we or our local partners fail to comply with such laws.

If we are unable to maintain our corporate reputation, our business may suffer.

Our success depends on our ability to maintain our corporate reputation. Adverse publicity surrounding any aspect of our business, or due to any failure on our part to comply with laws to which we are subject, could negatively affect our Company’s overall reputation.

Our operations could be impacted by natural disaster.

The occurrence of natural disasters in the markets in which we operate could disrupt our business operations and personnel located in the affected areas and, in the case of our corporate office, our ability to provide administrative support services, including billing and collection services.

For example, our operations could be rendered inoperable, temporarily or permanently, as a result of a fire or other natural disaster or by a terrorist or other attack on one of our facilities. The security and other measures we, and the property owners, take to protect against these risks may not be sufficient. Our insurance may not be adequate to cover the losses we suffer as a result of any of these events. In the event of an uninsured loss, including a loss in excess of insured limits, at any of the facilities in our network, such facilities may not be adequately repaired in a timely manner or at all and we may lose some or all of the future revenues anticipated to be derived from such facilities.

Delays in collection, or non-collection, of our accounts receivable could adversely affect our business, financial position, results of operations and liquidity.

Prompt billing and collection are important factors in our liquidity. Billing and collection of our accounts receivable are subject to the complex regulations. Our inability to bill and collect on a timely basis pursuant to these regulations and rules could subject us to payment delays that could have a material adverse effect on our business, financial position, results of operations and liquidity. It is possible that documentation support, system problems, or other payor issues may materially adversely affect our working capital, and our working capital management procedures may not successfully mitigate this risk.

Intellectual Property Risks

Our patent application may not issue as a patent, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

We currently have one patent application pending with the USPTO, for our PCN, a system and method for securing, storing and converting plastic waste to produce environmentally friendly commodities and clean-fuels, which is able to (i) reduce waste deposited into landfills, (ii) reduce incineration, (iii) mitigate the use of fossil fuel products, and (iv) provide a system useful for establishing plastic waste recycling and collection infrastructure.

There is no guarantee that our pending patent application will be approved. We cannot be certain that we are the first inventor of the subject matter to which we have filed a particular patent application, or that we are the first party to file such a patent application. If another party has filed a patent application for the same subject matter as we have, we may not be entitled to the protection sought by the patent application. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be certain that the patent application that we have filed for our Plastic Conversion Network will issue, or that our issued patents will afford protection against competitors with similar technology. In addition, our competitors may design around our issued patents, which may adversely affect our business, prospects, financial condition, results of operations, and cash flows.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position. We rely on a combination of patent, trade secret (including those in our know-how), and other intellectual property laws, as well as employee and third-party nondisclosure agreements, intellectual property licenses, and other contractual rights to establish and protect our rights in our technology and intellectual property. Our patent or trademark applications may not be granted, any patents or trademark registrations that may be issued to us may not sufficiently protect our intellectual property and any of our issued patents, trademark registrations or other intellectual property rights may be challenged by third parties. Any of these scenarios may result in limitations in the scope of our intellectual property or restrictions on our use of our intellectual property or may adversely affect the conduct of our business. Despite our efforts to protect our intellectual property rights, third parties may attempt to copy or otherwise obtain and use our intellectual property or seek court declarations that they do not infringe upon our intellectual property rights. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be successful. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources.

Patent, trademark, and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States. Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue which would adversely affect our business, prospects, financial condition, results of operations, and cash flows.

Any failure to protect our intellectual property rights could impair our ability to protect our technology and our brand.

Our success depends in part on our ability to enforce our intellectual property and other proprietary rights. We have one patent application pending with the USPTO related to our PCN, but no patents currently granted, and rely upon a combination of trademark and trade secret laws, as well as license and other contractual provisions, to protect our intellectual property and other proprietary rights. These laws, procedures and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. To the extent that our intellectual property and other proprietary rights are not adequately protected, third parties may gain access to our proprietary information, develop and market solutions similar to ours or use trademarks similar to ours, each of which could materially harm our business. The failure to adequately protect our intellectual property and other proprietary rights could have a material adverse effect on our business, financial condition and results of operations.

If any issued patent expires or is not maintained, our patent applications are not granted or our patent rights are contested, circumvented, invalidated or limited in scope, we may not be able to prevent others from selling, developing or exploiting competing technologies or products, which could have a material adverse effect on our business, prospects, financial condition, results of operations, and cash flows.

We cannot assure you that our pending application will issue as a patent. Even if our patent application issues into a patent, the patents may be contested, circumvented or invalidated in the future. In addition, the rights granted under any issued patent may not provide us with adequate protection or competitive advantages. The claims under any patent that issues from our patent application may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar us from licensing and exploiting any patents that issue from our pending applications. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. Many of these existing patents and patent applications might have priority over our patent applications and could subject our patents to invalidation or our patent applications to rejection. Finally, in addition to patents and patent applications that were filed before our patents and patent applications, any of our existing or future patents may also be challenged by others on the basis that they are invalid or unenforceable.

We may in the future become, subject to claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our employees’ former employers.

In the event we hire employees that were previously employed by other companies with similar or related technology, products or services, we may in the future become subject to claims that we or these employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, we may be forced to pay monetary damages or be enjoined from using certain technology, products, services or knowledge. Even if we are successful in defending against these claims, litigation could result in substantial costs and demand on management resources.

A significant portion of our intellectual property is not protected through patents or formal copyright registration. As a result, we do not have the full benefit of patent or copyright laws to prevent others from replicating our products, product candidates and brands.

We have not protected certain of our intellectual property rights through patents or formal copyright registration, and we do not currently have any issued patents. There can be no assurance that any patent will issue or if issued that the patent will protect our intellectual property. As a result, we may not be able to protect our intellectual property and trade secrets or prevent others from independently developing substantially equivalent proprietary information and techniques or from otherwise gaining access to our intellectual property or trade secrets. In such an instance, our competitors could produce products that are nearly identical to ours resulting in us selling less products or generating less revenue from our sales.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

We rely on trade secrets, know-how and technology, which are not protected by patents, to protect certain of the intellectual property behind our Plastic Conversion Network. We have recently begun to use confidentiality agreements with our collaborators, employees, consultants, outside collaborators and other advisors to protect our proprietary technology and processes. We intend to use such agreements in the future, but these agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases, we could not assert any trade secret rights against such party. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We may need to defend ourselves against patent, copyright or trademark infringement claims, which may be time-consuming and would cause us to incur substantial costs.

The status of the protection of our intellectual property is unsettled as we do not have any issued patents, registered trademarks or registered copyrights and other than the pending patent application for PCN, we have not applied for the same. Companies, organizations or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, sell or market our projects, products and services, which could make it more difficult for us to operate our business. In the future, we may receive communications from third parties that allege our products or components thereof are covered by their patents or trademarks or other intellectual property rights, we have not received any communication of this kind to date. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights. If we are determined to have infringed upon a third-party’s intellectual property rights, we may be required to do one or more of the following:

●	cease making, using, selling or offering to sell processes, goods or services that incorporate or use the third-party intellectual property;

●	pay substantial damages;

●	seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all;

●	redesign our projects or other goods or services to avoid infringing the third-party intellectual property;

●	establish and maintain alternative branding for our products and services; or

●	find-third providers of any part or service that is the subject of the intellectual property claim.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology or other intellectual property right, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

Risks Relating to Governmental Regulation

We are subject to extensive governmental regulation. Any changes to the laws and regulations governing our business, or to the interpretation and enforcement of those laws or regulations, could have a material adverse effect on our business and financial condition, results of operations and cash flows.

Currently there are no federal laws restricting or regulating pyrolysis; however, the Environmental Protection Agency (the “EPA”) has released an advance notice of proposed rulemaking on pyrolysis and gasification units. As of January 2022, twenty-one states have passed legislation that will regulate advanced recycling technologies such as pyrolysis as manufacturing operations rather than waste. Waste handling requirements are much stricter than manufacturing requirements. Michigan and Arizona, where Clean-Seas is currently establishing facilities, have passed such legislation.

Federal and state laws and regulations also impact how we conduct our business, the services we offer and our interactions with customers, our employees and the public and impose certain requirements on us such as:

●	licensure and certification;

●	operating policies and procedures;

●	emergency preparedness risk assessments and policies and procedures;

●	policies and procedures regarding employee relations;

●	addition of facilities and services;

●	billing for services;

●	requirements for utilization of services; and

●	reporting and maintaining records regarding adverse events

These laws and regulations, and their interpretations, are subject to change. Changes in existing laws and regulations, or their interpretations, or the enactment of new laws or regulations could have a material adverse effect on our business and financial condition, results of operations and cash flows by:

●	increasing our administrative and other costs;

●	increasing or decreasing mandated services;

●	causing us to abandon business opportunities we might have otherwise pursued; or

●	requiring us to implement additional or different programs and systems.

Due to the associated quantities of hazardous substances and waste, our industry is highly regulated and monitored by various environmental regulatory authorities such as the EPA, federal or state analogs in other countries and the European Union, which promulgated the Industrial Emission Directive. We intend to rely upon our local partners in each jurisdiction in which we operate, including India and Morocco and other jurisdictions to be established in the future, to ensure compliance with the local regulatory authorities. As such, we are subject to extensive international, national, state and local laws, regulations and directives pertaining to pollution and protection of the environment, health and safety, which govern, among other things, emissions to the air, discharges onto land or waters, the maintenance of safe conditions in the workplace, and the generation, handling, storage, transportation, treatment and disposal of waste materials. Some of these laws, regulations and directives are subject to varying and conflicting interpretations. Many of these laws, regulations and directives provide for substantial fines and potential criminal sanctions for violations and require the installation of costly pollution control equipment or operational changes to limit pollution emissions or reduce the likelihood or impact of hazardous substance releases, whether permitted or not. New laws, rules and regulations as well as changes to laws, rules and regulations may also affect us.

Local, state, federal and foreign governments have increasingly proposed or implemented restrictions on certain plastic-based products, including single-use plastics and plastic food packaging. Plastics have also faced increased public scrutiny due to negative coverage of plastic waste in the environment. Increased regulation on the use of plastics could cause reduced demand for our polyethylene products, which could adversely affect our business, operating results and financial condition.

We may be unable to obtain, modify, or maintain the regulatory permits, approvals and consents required to construct and operate our projects.

In order to construct and operate our projects, we must obtain and modify numerous environmental and other regulatory permits and certifications from federal, state and local agencies and authorities, including air permits and wastewater discharge permits. A number of these permits and certifications must be obtained prior to the start of a project, while other permits are required to be obtained at or prior to the time of first commercial operation or within prescribed time frames following commencement of commercial operations. Any failure to obtain or modify the necessary environmental and other regulatory permits and certifications on a timely basis could delay the commercial operation of our projects. In addition, once a permit or certification has been issued for a project, we must take steps to comply with each permit’s or certification’s conditions, which can include conditions as to timely commencement of the project. Failure to comply with these conditions could result in revocation or suspension of the permit or certification and/or the imposition of penalties or other consequences. We also may need to modify existing permits to reflect changes in project design or requirements, which could trigger a legal or regulatory review under a standard that may be more stringent than when the permits were originally granted.

Obtaining and modifying necessary permits and certifications is a time-consuming and expensive process, and we may not be able to obtain or modify them on a timely basis or at all. In the event that we fail to obtain or modify all necessary permits and certifications, we may be forced to delay construction or operation of a project or abandon the project altogether, which could have a material adverse effect on our business, financial condition and results of operations. In addition, we may be required to make capital expenditures on an ongoing basis to comply with increasingly stringent federal, state, provincial and local environmental, health and safety laws, regulations and permits.

We are subject to environmental laws and potential exposure to environmental liabilities.

Because of the nature of our projects, we are subject to various federal, state and local environmental laws and regulations that govern our operations, including the import, handling and disposal of non-hazardous and hazardous wastes, and emissions and discharges into the environment. Failure to comply with these laws and regulations could result in costs for corrective action, penalties or the imposition of other liabilities. We also are subject to laws and regulations that impose liability and clean-up responsibility for releases of hazardous substances into the environment. Under certain of these laws and regulations, a current or previous owner or operator of property may be liable for the costs of remediating the release or spill of hazardous substances or petroleum products on or from its property, without regard to whether the owner or operator knew of, or caused, the contamination, and such owner or operator may incur liability to third parties impacted by such contamination. Failure to comply with applicable environmental laws and regulations and the imposition of environmental liability could have a material adverse effect on our business, financial condition and results of operations.

Changes in applicable laws and regulations can adversely affect our business, financial condition and results of operations.

There has been substantial debate recently in the United States and abroad in the context of environmental and energy policies affecting climate change, the outcome of which could have a positive or negative influence on our existing business and our prospects for growing our business. Governmental entities that regulate our operations or projects may adopt new laws, regulations or policies, or amend or change the interpretation of existing laws, regulations or policies, at any time. We have no control over these changes, which could potentially have an adverse effect on our business, prospects, financial condition and results of operations.

Risks Relating to Tax and Accounting

We do not yet have adequate internal controls, and we cannot provide assurances that these weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future.

As a public company, we will be subject to the reporting requirements of the Exchange Act, and the Sarbanes-Oxley Act. We expect that the requirements of these rules and regulations will increase our legal, accounting and financial compliance costs, make some activities more difficult, time consuming and costly, and place significant strain on our personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, and internal control over financial reporting.

We do not yet have effective disclosure controls and procedures, or internal controls over all aspects of our financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and in accordance with GAAP. Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Exchange Act.

We will be required to expend time and resources to further improve our internal controls over financial reporting, including by expanding our staff. However, we cannot assure you that our internal control over financial reporting, as modified, will enable us to identify or avoid material weaknesses in the future.

We have not yet retained sufficient staff or engaged sufficient outside consultants with appropriate experience in GAAP presentation, especially of complex instruments, to devise and implement effective disclosure controls and procedures, or internal controls. We will be required to expend time and resources hiring and engaging additional staff and outside consultants with the appropriate experience to remedy these weaknesses. We cannot assure you that management will be successful in locating and retaining appropriate candidates; that newly engaged staff or outside consultants will be successful in remedying material weaknesses thus far identified or identifying material weaknesses in the future; or that appropriate candidates will be located and retained prior to these deficiencies resulting in material and adverse effects on our business.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business, including increased complexity resulting from our international expansion. Further, weaknesses in our disclosure controls or our internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of management reports and independent registered public accounting firm audits of our internal control over financial reporting that we will eventually be required to include in our periodic reports that we file with the SEC. Ineffective disclosure controls and procedures, and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the market price of our Common Stock.

Our independent registered public accounting firm is not required to audit the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business and operating results and cause a decline in the market price of our Common Stock.

Our failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act as a public company could have a material adverse effect on our business and share price.

Section 404(a) of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the SEC. Additionally, once we are no longer an emerging growth company, as defined by the JOBS Act, our independent registered public accounting firm will be required pursuant to Section 404(b) of the Sarbanes-Oxley Act to attest to the effectiveness of our internal control over financial reporting on an annual basis. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation.

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. We are in the process of reviewing, documenting, and testing our internal control over financial reporting, but we are not currently in compliance with, and we cannot be certain when we will be able to implement, the requirements of Section 404(a). We may encounter problems or delays in implementing any changes necessary to make a favorable assessment of our internal control over financial reporting. In addition, we may encounter problems or delays in completing the implementation of any public accounting firm after we cease to be an emerging growth company. If we cannot favorably assess the effectiveness of our internal control over financial reporting, or if our independent registered public accounting firm is unable to provide an unqualified attestation report on our internal controls after we cease to be an emerging growth company, investors could lose confidence in our financial information and the price of our Common Stock could decline.

Additionally, the existence of any material weakness or significant deficiency requires management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations, and cause stockholders to lose confidence in our reported financial information, all of which could materially and adversely affect our business and share price.

We incur significant increased costs as a result of operating as a public company and our management will be required to devote substantial time to compliance initiatives.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC, has imposed various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to compliance initiatives. Moreover, we anticipate that compliance with applicable rules and regulations will increase our legal, accounting and financial compliance costs substantially. In addition, these rules and regulations may make our activities related to legal, accounting and financial compliance more difficult, time-consuming and costly and may also place undue strain on our personnel, systems and resources. Furthermore, if we identify any issues in complying with those requirements (for example, if we or our auditors identify a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect us, our reputation or investor perceptions of us. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain our current levels of such coverage. These increased costs will require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase our costs.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. In general, an “ownership change” occurs if the aggregate stock ownership of one or more stockholders or groups of stockholders who own at least 5% of a corporation’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state tax laws. If it is determined that we have in the past experienced any ownership changes, or if we experience ownership changes as a result of future transactions in our stock, our ability to use our net operating loss carryforwards and other tax attributes to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us.

Risks Relating to our Common Stock and Other Securities

Our stock price has been volatile and may continue to be volatile and your investment in our Common Stock could suffer a decline in value.

The dollar volume trading in our stock is low and we cannot assure you that any significant market will develop. As a result, any reported prices may not reflect the price at which you would be able to sell shares if you want to sell any shares you own or buy shares if you wish to buy shares. Further, stocks with a low trading volume may be more subject to manipulation than a stock that has a significant public float. The price of our stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. These factors include, but are not limited to, the following, in addition to the risks described above and general market and economic conditions:

·         our low stock price, which may result in a modest dollar purchase or sale of our Common Stock having a disproportionately large effect on the stock price;

·         the market’s perception as to our ability to generate positive cash flow or earnings;

·         changes in our or securities analysts’ estimate of our financial performance;

·         our ability or perceived ability to obtain necessary financing for our operations;

·         the anticipated or actual results of our operations;

·         concern about our lack of internal controls;

·         any discrepancy between anticipated or projected results and actual results of our operations;

·        actions by third parties to either sell or purchase stock in quantities which would have a significant effect on our stock price;

·        other factors not within our control;

·       general economic, industry and market conditions; and

·       other events or factors, including those resulting from such events, or the prospect of such events, including war, terrorism and other international conflicts, such as the recent Russian invasion of Ukraine as well as continued and any new sanctions against Russia by, among others, the E.U., the U.S., and the U.K, which restrict a wide range of trade and financial dealings with Russia and Russian persons, public health issues including health epidemics or pandemics, such as the outbreak of the novel coronavirus (COVID-19), and natural disasters such as fire, hurricanes, earthquakes, tornados or other adverse weather and climate conditions, whether occurring in the United States or elsewhere, could disrupt our operations, disrupt the operations of our suppliers or result in political or economic instability.

In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the actual or expected operating performance and financial condition of particular companies. These market fluctuations may also materially and adversely affect the market price of our Common Stock and Warrants. As a result, you may be unable to resell your shares of our Common Stock at a desired price and any volatility in our market price, including any stock run-up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Common Stock.

The price of our Common Stock may have little or no relationship to the historical bid prices of our Common Stock on the OTCQB.

There has been no public market for our capital stock other than the OTCQB. Given the limited history of sales, among other factors, this information may have little or no relation to broader market demand for our Common Stock and thus the price of our Common Stock. As a result, you should not rely on these historical sales prices as they may differ materially from the subsequent prices of our Common Stock.

We have a substantial number of authorized shares of Common Stock available for future issuance that could cause dilution of our stockholders’ interest and adversely impact the rights of holders of our Common Stock.

We have a total of 2,000,000,000 shares of Common Stock authorized for issuance and up to 10,000,000 shares of preferred stock with the rights, preferences and privileges that the Company’s Board of Directors (the “Board”) may determine from time to time. As of October 30, 2023, we had 604,103,984 shares of Common Stock issued and outstanding. Of the 10,000,000 shares of authorized preferred stock of the Company, 2,000,000 shares are designated as Series A Redeemable Preferred Stock, of which none are outstanding; 2,000,000 shares are designated as Series B Preferred Stock, of which 2,000,000 were outstanding and converted to 20,000,000 shares of Common Stock automatically on January 1, 2023, but such conversion has not been effected as of the date hereof; and 2,000,000 shares are designated as Series C Preferred Stock, of which 2,000,000 shares were outstanding and automatically converted to 20,000,000 shares of Common Stock automatically on January 1, 2023, but such conversion has not been effected as of the date hereof.

The shares of Series B Preferred Stock automatically converted into 20,000,000 shares of Common Stock on January 1, 2023; however, the Company and holders of the Series B Preferred Stock are currently in a dispute and the Company’s Transfer Agent has been instructed not to issue the shares of Common Stock until the dispute has been resolved. Accordingly, although as of the date hereof, the shares of Series B Preferred Stock are no longer outstanding, the shares of Common Stock thereunder have not been issued as of the date hereof.

On January 30, 2023, Tucker, one of the holders of Series B Preferred Stock filed an action against the Company in the Second Judicial District Court of the State of Nevada (Case No. CV23-00188) alleging breach of contract, breach of implied covenant of good faith and fair dealing, unjust enrichment, specific performance and declaratory relief. The Company is contesting such action.

The shares of Series C Preferred Stock, held by our CEO, Daniel Bates, automatically converted into 20,000,000 shares of Common Stock on January 1, 2023; however as of the date hereof such conversion has not been effectuated.

We may seek financing that could result in the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock. We may also make acquisitions that result in issuances of additional shares of our capital stock. Those additional issuances of capital stock would result in a significant reduction of your percentage interest in us. Furthermore, the book value per share of our Common Stock may be reduced. This reduction would occur if the exercise price of any issued warrants, the conversion price of any convertible notes is lower than the book value per share of our Common Stock at the time of such exercise or conversion.

The addition of a substantial number of shares of our Common Stock into the market or by the registration of any of our other securities under the Securities Act, may significantly and negatively affect the prevailing market price for our Common Stock. The future sales of shares of our Common Stock issuable upon the exercise of outstanding warrants or convertible securities may have a depressive effect on the market price of our Common Stock, as such warrants would be more likely to be exercised at a time when the price of our Common Stock is greater than the exercise price.

The holders of our Series B Preferred Stock and our Series C Preferred Stock are protected from dilution upon future issuances of our Common Stock.

The Certificate of Designations for our Series B Preferred Stock and our Series C Preferred Stock contain provisions protecting the holders of such shares from dilution upon future issuances of our Common Stock such that for a period of two years after such shares of preferred stock convert to Common Stock they will maintain a twenty percent ownership interest in the common and preferred stock on a fully diluted basis. Accordingly, any future issuances of stock during such two- year period will result in dilution to all stockholders other than the holders of our Series B Preferred Stock and our Series C Preferred Stock. Such provisions may prevent future changes of control that the Board believes are in our best interest and allow the holders of our Series B Preferred Stock and our Series C Preferred Stock to influence our management and affairs and control the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets.

We do not anticipate paying any cash dividends.

We presently do not anticipate that we will pay any dividends on any of our capital stock in the foreseeable future. The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of the Board. We presently intend to retain all earnings, if any, to implement our business plan; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our Common Stock, its trading price and volume could decline.

We expect the trading market for our Common Stock to be influenced by the research and reports that industry or securities analysts publish about us, our business or our industry. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our stock may be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline and our Common Stock to be less liquid. Moreover, if one or more of the analysts who cover us downgrades our stock or publishes inaccurate or unfavorable research about our business, or if our results of operations do not meet their expectations, our stock price could decline.

Stockholders may face significant restrictions on the resale of our Common Stock due to federal regulations of penny stocks.

Our Common Stock is subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act, commonly referred to as the “penny stock rule.” Section 15(g) sets forth certain requirements for transactions in penny stock, and Rule 15g-9(d) incorporates the definition of “penny stock” that is found in Rule 3a51-1 of the Exchange Act. The SEC generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. We are subject to the SEC’s penny stock rules.

Since our Common Stock is currently deemed to be penny stock, trading in the shares of our Common Stock is subject to additional sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors. “Accredited investors” are persons with assets in excess of $1,000,000 (excluding the value of such person’s primary residence) or annual income exceeding $200,000 or $300,000 together with their spouse. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such security and must have the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction of a risk disclosure document, prepared by the SEC, relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in an account and information to the limited market in penny stocks.

Consequently, these rules may restrict the ability of broker-dealer to trade and/or maintain a market in our Common Stock and may affect the ability of our stockholders to sell their shares of Common Stock.

There can be no assurance that our shares of Common Stock will qualify for exemption from the Penny Stock Rule. In any event, even if our Common Stock was exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock if the SEC finds that such a restriction would be in the public interest.

Risks Relating to Management and Directors

Daniel Bates, our Chief Executive Officer, exercises majority voting control of the Company, which would impact your ability to influence corporate matters and could delay or prevent a change in corporate control.

Daniel Bates, our Chief Executive Officer, holds 2,000,000 shares of Series C Preferred Stock of the Company, which shares of Series C Preferred Stock vote together with our Common Stock on all stockholder matters, and have one hundred Common Stock votes per share of Series C Preferred Stock Owned. Such shares of Series C Preferred Stock automatically converted into 20,000,000 shares of Common Stock on January 1, 2023 and on such date the contractual right to vote the shares of Series C Preferred Stock in accordance with the Series C Preferred Voting Rights ceased. In connection with the Tucker Litigation and the dispute giving rise thereto, the conversion of the Series C Preferred Stock into Common Stock has not been effectuated with the Company’ transfer agent as of the date hereof. If it is determined that Mr. Bates still holds the contractual right to vote his Series C Preferred Stock in accordance with its terms, Mr. Bates will be able to influence our management and affairs and control the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets.

We rely on our management and if they were to leave our company or not devote sufficient time to our company, our business plan could be adversely affected.

Our success is heavily dependent upon the continued active participation of Daniel Bates, our current Chief Executive Officer, as well as other key personnel and consultants which we plan to hire. Loss of the services of our top management could have a material adverse effect upon the Company’s business, financial condition or results of operations. Further, our success and achievement of our growth plans depend on our ability to recruit, hire, train and retain other highly qualified scientific, technical, and managerial personnel. Competition for qualified employees and consultants among companies in the applicable industries is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees and consultants required for the initiation and expansion of our activities, could have a materially adverse effect on it. Subject to available capital, we intend to compensate its management with industry standard compensation packages including the granting of stock options. The inability to attract and retain the necessary personnel, consultants and advisors could have a material adverse effect on our business, financial condition or results of operations. We do not maintain key person life insurance policies on our executive officers.

We do not currently employ a full time Chief Financial Officer

Our Chief Financial Officer (“CFO”) is a part-time employee, spending approximately 80% of her time working for the Company. The responsibilities of a public company’s CFO are demanding and require a lot of time and attention, which could be difficult to fulfill by someone in such position part-time. Additionally, there is no assurance that we will be able to retain full-time officers and compensate them at a level acceptable to us, which could materially adversely affect our Company and the trading price of our Common Stock.

Risks Associated with Our Governing Documents and Nevada Law

Our Bylaws provide for indemnification of officers and directors at our expense, which may result in a major cost to us and hurt the interests of our stockholders because corporate resources may be expended for the benefit of officers or directors.

Our Bylaws provide that any person who was or is a party or was or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Company to the full extent then permitted by the laws of the State of Nevada against expenses of suit, litigation or other proceedings which is specifically permissible under applicable law, and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding and, if so requested, the Company shall advance any and all such expenses to the person indemnified. These indemnification obligations may result in a major cost to us and hurt the interests of our stockholders because corporate resources may be expended for the benefit of officers or directors.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities arising under federal securities laws, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with our activities, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares.

Anti-takeover provisions in our Bylaws, as well as provisions of Nevada law, might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the trading price of our Common Stock.

Our Bylaws and Nevada law contain provisions that may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares of our Common Stock. These provisions may also prevent or delay attempts by our stockholders to replace or remove our management. Our corporate governance documents include provisions:

●	authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our Common Stock; and

●	limiting the liability of, and providing indemnification to, our directors and officers.

The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our Common Stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your Common Stock in an acquisition.

Risks Relating to The JOBS Act

The JOBS Act allows us to postpone the date by which we must comply with certain laws and regulations and to reduce the amount of information provided in reports filed with the SEC. We cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our Common Stock less attractive to investors.

We are and we will remain an “emerging growth company” until the earliest to occur of (i) December 31, 2028; (ii) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.235 billion; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. For so long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” as described in further detail in the risk factors below. We cannot predict if investors will find our Common Stock less attractive because we will rely on some or all of these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile. If we avail ourselves of certain exemptions from various reporting requirements, as is currently our plan, our reduced disclosure may make it more difficult for investors and securities analysts to evaluate us and may result in less investor confidence.

Our election not to opt out of the JOBS Act extended accounting transition period may not make our financial statements easily comparable to other companies.

Pursuant to the JOBS Act, as an “emerging growth company”, we can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the Public Company Accounting Oversight Board (PCAOB) or the SEC. Which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an “emerging growth company”, can adopt the standard for the private company. This may make a comparison of our financial statements with any other public company which is not either an “emerging growth company” nor an “emerging growth company” which has opted out of using the extended transition period, more difficult or impossible as possible different or revised standards may be used.

General Risk Factors

Our operations and performance are dependent on U.S., regional and global economic and geopolitical conditions.

Our operations and performance depend on global, regional and U.S. economic and geopolitical conditions. While we do not have operations in Russia or China, Russia’s invasion and military attacks on Ukraine have triggered significant sanctions from U.S. and European leaders. These events are currently escalating and creating increasingly volatile global economic conditions. Resulting changes in U.S. trade policy and European policies could trigger retaliatory actions by Russia, its allies and other affected countries, including China, resulting in a “trade war.” Furthermore, if the conflict between Russia and Ukraine continues for a long period of time, or if other countries, including the U.S., become further involved in the conflict, we could face significant adverse effects to our business and financial condition.

The above factors, including a number of other economic and geopolitical factors both in the U.S. and abroad, could ultimately have material adverse effects on our business, financial condition, results of operations or cash flows, including the following:

●	effects of significant changes in economic, monetary and fiscal policies in the U.S. and abroad including currency fluctuations, inflationary pressures and significant income tax changes;

●	a global or regional economic slowdown in any of our market segments;

●	changes in government policies and regulations affecting the Company or its significant customers;

●	industrial policies in various countries that favor domestic industries over multinationals or that restrict foreign companies altogether;

●	new or stricter trade policies and tariffs enacted by countries, such as China, in response to changes in U.S. trade policies and tariffs;

●	postponement of spending, in response to tighter credit, financial market volatility and other factors;

●	rapid material escalation of the cost of regulatory compliance and litigation;

●	difficulties protecting intellectual property;

●	longer payment cycles;

●	credit risks and other challenges in collecting accounts receivable; and

●	the impact of each of the foregoing on outsourcing and procurement arrangements.

We may not maintain sufficient insurance coverage for the risks associated with our business operations.

Risks associated with our business and operations include, but are not limited to, claims for wrongful acts committed by our officers, directors, and other representatives, the loss of intellectual property rights, the loss of key personnel, and risks posed by natural disasters. Any of these risks may result in significant losses. We cannot provide any assurance that our insurance coverage is sufficient to cover any losses that we may sustain, or that we will be able to successfully claim our losses under our insurance policies on a timely basis or at all. If we incur any loss not covered by our insurance policies, or the compensated amount is significantly less than our actual loss or is not timely paid, our business, financial condition and results of operations could be materially and adversely affected.

Any failure to protect our intellectual property rights could impair our ability to protect our technology and our brand.

Our success depends in part on our ability to enforce our intellectual property and other proprietary rights. We rely upon a combination of trademark and trade secret laws, as well as license and other contractual provisions, to protect our intellectual property and other proprietary rights. These laws, procedures and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. To the extent that our intellectual property and other proprietary rights are not adequately protected, third parties may gain access to our proprietary information, develop and market solutions similar to ours or use trademarks similar to ours, each of which could materially harm our business. The failure to adequately protect our intellectual property and other proprietary rights could have a material adverse effect on our business, financial condition and results of operations.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

If we make acquisitions in the future, we could have difficulty integrating the acquired company’s assets, personnel and operations with our own. We do not anticipate that any acquisitions or mergers we may enter into in the future would result in a change of control of the Company. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the effect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

●	the difficulty of integrating acquired products, services or operations;

●	the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

●	difficulties in maintaining uniform standards, controls, procedures and policies;

●	the potential impairment of relationships with employees and members and customers as a result of any integration of new management personnel;

●	the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing members and customers;

●	the effect of any government regulations which relate to the business acquired;

●	potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or operations, or the defense of any litigation, whether or not successful, resulting from actions of the acquired company prior to our acquisition; and

●	potential expenses under the labor, environmental and other laws of various jurisdictions.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with an acquisition, many of which cannot be presently identified. These risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

We rely on network and information systems and other technologies for our business activities and certain events, such as computer hackings, viruses or other destructive or disruptive software or activities may disrupt our operations, which could have a material adverse effect on our business, financial condition and results of operations.

Network and information systems and other technologies are important to our business activities and operations. Network and information systems-related events, such as computer hackings, cyber threats, security breaches, viruses, or other destructive or disruptive software, process breakdowns or malicious or other activities could result in a disruption of our services and operations or improper disclosure of personal data or confidential information, which could damage our reputation and require us to expend resources to remedy any such breaches. Moreover, the amount and scope of insurance we maintain against losses resulting from any such events or security breaches may not be sufficient to cover our losses or otherwise adequately compensate us for any disruptions to our businesses that may result, and the occurrence of any such events or security breaches could have a material adverse effect on our business and results of operations. The risk of these systems-related events and security breaches occurring has intensified, in part because we maintain certain information necessary to conduct our businesses in digital form stored on cloud servers. While we intend to develop and maintain systems seeking to prevent systems-related events and security breaches from occurring, the development and maintenance of these systems is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. Despite these efforts, there can be no assurance that disruptions and security breaches will not occur in the future. Moreover, we may provide certain confidential, proprietary and personal information to third parties in connection with our businesses, and while we obtain assurances that these third parties will protect this information, there is a risk that this information may be compromised.

Likewise, data privacy breaches by employees or others with permitted access to our systems may pose a risk that sensitive data may be exposed to unauthorized persons or to the public. While we have invested in protection of data and information technology, there can be no assurance that our efforts will prevent breakdowns or breaches in our systems that could adversely affect our business. The occurrence of any of such network or information systems-related events or security breaches could have a material adverse effect on our business, financial condition and results of operations.

Claims, litigation, government investigations, and other proceedings may adversely affect our business and results of operations.

We may be subject to actual and threatened claims, litigation, reviews, investigations, and other proceedings, including proceedings relating to products offered by us and by third parties, and other matters. Any of these types of proceedings, may have an adverse effect on us because of legal costs, disruption of our operations, diversion of management resources, negative publicity, and other factors. The outcomes of these matters are inherently unpredictable and subject to significant uncertainties. Determining legal reserves and possible losses from such matters involves judgment and may not reflect the full range of uncertainties and unpredictable outcomes. Until the final resolution of such matters, we may be exposed to losses in excess of the amount recorded, and such amounts could be material. Should any of our estimates and assumptions change or prove to have been incorrect, it could have a material effect on our business, consolidated financial position, results of operations, or cash flows. In addition, it is possible that a resolution of one or more such proceedings, including as a result of a settlement, could require us to make substantial future payments, prevent us from offering certain products or services, require us to change our business practices in a manner materially adverse to our business, requiring development of non-infringing or otherwise altered products or technologies, damaging our reputation, or otherwise having a material effect on our operations.

* * * * *

Use of Proceeds

All proceeds from the sale of the Shares offered by this prospectus will belong to the Selling Shareholders. We will not receive any proceeds from the resale of the Shares by the Selling Shareholders.

We will receive proceeds from any cash exercise of the Silverback Warrant. Although Silverback is not contractually obligated to exercise the Silverback Warrant for cash since Silverback currently has a contractual right to exercise such Silverback Warrant on a exercisable on a cashless basis, if all 9,000,000 shares underlying the Silverback Warrant are exercised on a cash basis, the Company would receive gross cash proceeds of approximately $225,000, subject to adjustment upon certain events. We expect to use the proceeds from the exercise of such Silverback Warrants, if any, for general corporate purposes. General corporate purposes may include providing working capital, funding capital expenditures, or paying for acquisitions. We currently do not have any arrangements or agreements for any acquisitions. We cannot precisely estimate the allocation of the net proceeds from any exercise of the Silverback Warrant for cash. Accordingly, in the event the Silverback Warrant is exercised for cash, our management will have broad discretion in the application of the net proceeds of such exercise. There is no assurance that such Silverback Warrant will ever be exercised for cash.

DIVIDEND POLICY

To date, we have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not expect to pay any dividends on our capital stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of the Board, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions, and other factors that the Board may deem relevant.

Business

Overview

We are a new entrant in the clean energy and waste-to-energy industries focused on clean technology and sustainability opportunities. By leveraging innovative technology, we aim to responsibly resolve environmental challenges by producing valuable products and strive to be recognized as an ESG. Currently, we are focused on providing a solution to the plastic waste problem by converting plastic waste into saleable byproducts, such as precursors used in the production of new plastic products, hydrogen and other clean-burning fuels that can be used to generate clean energy. Using a technology known as pyrolysis, which heats the feedstock (i.e., plastic waste) at high temperatures in the absence of oxygen so that the material does not burn, we are able to convert the plastic feedstock into (i) low-sulfur fuels, (ii) clean hydrogen (specifically, the Company’s branded AquaH™), and (iii) carbon char. As of June 30, 2023, our operations in Morocco had generated $161,297 in revenue, with a gross margin of $127,435 from the provision of pyrolysis services and its sale of byproducts. Our business model is focused on generating revenue from the following sources:

(i) Service revenue from the recycling services we provide.  We plan to establish plastic feedstock agreements with a number of feedstock suppliers for the delivery of plastic to our facilities. Much of this plastic is currently a cost center for such feedstock suppliers, who pay "tipping fees" to landfills or incinerators. We will accept this plastic feedstock at reduced price or for no tipping fees. In some cases, feedstock suppliers will also share in revenue on products produced from their feedstock.  This revenue will be realized and recognized upon receipt of feedstock at one of our facilities.

(ii) Revenue generated from the sale of commodities. We will produce commodities including, but not limited to, pyrolysis oil, fuel oil, lubricants, synthetic gas, hydrogen, and carbon char. We are in negotiation with chemical and oil companies for purchasing, or off-taking, the fuels and oils we produce, and exploring applications for carbon char. This revenue will be recognized upon shipment of products from one of our facilities and in some cases off-takers may pre-pay for a contractual obligation to buy our commodities.

(iii) Revenue generated from the sale of environmental credits. Our products are eligible for numerous environmental credits, including, but not limited to, carbon credits, plastic credits, and biodiversity credits. These credits may be monetized directly on the relevant markets or may be realized as value-add to off-takers, who will pay a premium for eligible products. Revenue from these credits will be recognized upon sale of applicable environmental credits on recognized markets, and/or upon sale of commodities to off-takers when that off-take includes an environmental credit premium.

(iv) Revenue generated from royalties and/or the sale of equipment. We expect to develop or acquire intellectual property which could generate revenue through royalties and/or sales of manufactured equipment.  Revenue may be recognized upon the terms of a contracted sale agreement.

According to analysis and projections reported by the EIA on April 7, 2022, it is estimated that 98.3 million barrels per day of petroleum and liquid fuels were consumed globally in March 2022, an increase of 2.4 million barrels per day from March 2021. The EIA estimates that global consumption of petroleum and liquid fuels will rise by 1.9 million barrels per day in 2023 to average 101.7 million barrels per day.

In a report published by Markets and Markets Research in February 2021 entitled “Hydrogen Generation Market by Application (Petroleum Refinery, Ammonia & Methanol production, Transportation, Power Generation), Generation & Delivery Mode (Captive, Merchant), Source (Blue, Green & Grey Hydrogen), Technology, and Region-Forecast to 2025,” the global hydrogen generation market is projected to reach $201 billion by 2025 from an estimated $130 billion in 2020, at a compound annual growth rate (CAGR) of 9.2% during the forecast period. While the global green hydrogen market was valued at approximately $0.8 billion in 2021, it is predicted to grow to about $10.2 billion by 2028, with a CAGR of approximately 55.2% over the projection period, according to research and analysis published by Facts and Factors in March 2022 entitled “Green Hydrogen Market By Type (Solid Oxide Electrolyzer, Alkaline Electrolyzer, and Proton Exchange Membrane Electrolyzer), By Use (Transport, Power Generation, and Others) By Customer (Petrochemicals, Glass, Food & Beverages, Chemical, Medical, and Others), and By Region – Global and Regional Industry Overview, Market Intelligence, Comprehensive Analysis, Historical Data, and Forecast 2022–2028.”

We believe that in the near future, a significant growth sector of the economy will be in clean energy and sustainable products and services. This belief was a key factor in our shift in our business focus in May 2020 and our acquisition of Clean-Seas, which became our wholly-owned subsidiary on May 19, 2020. Clean-Seas believes that it has made significant progress in identifying and developing a new business model around the clean energy and waste-to-energy sectors.

Clean Vision was established in 2017 as a company focused on the acquisition of disruptive technologies that will impact the digital economy. The Company, which was formerly known as Byzen Digital Inc., changed its corporate name to Clean Vision on March 12, 2021.

We are now a holding company and currently operate through our wholly owned subsidiary, Clean-Seas, which we acquired on May 19, 2020. Clean-Seas acquired its first pyrolysis unit in November 2021 for use in a pilot project in India, which began operations in early May 2022. On April 23, 2023, Clean-Seas completed its acquisition of a fifty-one percent (51%) interest in Ecosynergie. Additionally, on such date, (i) Ecosynergie’s name was changed to Clean-Seas Morocco, LLC, (ii) Mrs. Halima Aboudeine and Mr. Daniel C. Harris, the Company’s CRO, were appointed as managers of Clean-Seas Morocco and (iii) Mr. Harris was appointed to serve as the Chief Executive Officer of Clean-Seas Morocco. Clean-Seas Morocco began operations at its pyrolysis facility in Agadir, Morocco, in April 2023, which currently has capacity to convert 20 TPD of waste plastic through pyrolysis.

Our Business Model

Clean-Seas, Inc.

Clean-Seas was incorporated in Delaware on March 20, 2020. Clean-Seas became a wholly owned subsidiary of Clean Vision on May 19, 2020. Clean-Seas was Clean Vision’s first investment within its newly expanded business strategy of clean energy space. It is management’s belief that Clean-Seas has made significant progress in identifying and developing a new business model around the clean energy and waste-to-energy sectors. Clean-Seas is currently Clean Vision’s sole operating entity.

Clean-Seas was established to solve the problem of cost-effectively upcycling the vast amount of waste plastic generated on-land before it flows into the world’s oceans. As a “solutions provider,” Clean-Seas has identified technologies that are uniquely suited to convert plastic waste into valuable commodities and intends to provide these technologies to its customers. The Clean-Seas team of business development professionals and engineers will use its experience in the sustainable energy space to deliver conversion technologies to its customers and strategic partners. Depending on customer requirements, facilities will be designed to convert waste plastic into precursors, clean-burning fuels, hydrogen, and/or generate electricity. The solutions provided will utilize technologies uniquely designed to the specific waste feedstock available and the customer’s requirements.

System design includes conversion of mixed plastics, typically the more difficult plastic types #4 - #7 (low density polyethylene, polypropylene, polystyrene, others), with a minimal sorting and cleaning requirement.

Technology Overview

Plastics are a group of materials, either synthetic or naturally occurring, that may be shaped when soft and then hardened to retain the given shape. Plastics are polymers. A polymer is a substance made of many repeating units. A polymer can be thought of as a chain in which each link is a single unit, or monomer. The chain is made by joining, or polymerizing, at least 1,000 links together. Polymerization can be demonstrated by making a chain using paper clips or by linking many strips of paper together to form a paper garland.

Recycled plastic waste has the highest calorific value of any waste stream, meaning that it has the greatest amount of heat released per unit of waste during complete combustion. This energy-rich waste material is therefore a good material for energy recovery, which we believe makes it extremely suitable for upcycling, through pyrolysis (described below) or other methods, to recapture the benefit of its stored chemical energy.

For plastics to continue to be accepted in the marketplace, we believe it is essential that appropriate technologies are developed and deployed that can effectively manage the waste plastic at the end of its useful life. We believe that these technologies should maintain as much value in the material as possible, in line with the principles of the circular carbon economy. Pyrolysis provides a solution that fits within these principles and can alleviate global environmental concerns regarding plastic usage and waste disposal.

Pyrolysis: The Solution for Waste Reduction, Hydrogen Production, and Cleaner Fuels

Pyrolysis is the chemical decomposition of organic (carbon-based) materials through the application of heat. Pyrolysis, which is also the first step in gasification and combustion, occurs in the absence or near absence of oxygen, and it is thus distinct from combustion (burning) which can take place only if sufficient oxygen is present and burns materials. The rate of pyrolysis increases with temperature. In industrial applications the temperatures used are often 430 °C (about 800 °F) or higher, whereas in smaller-scale operations the temperature may be much lower.

The pyrolysis of wood is believed to be human’s first chemical process. It is known to have been practiced by the ancient Chinese. As many as 1,500 years ago, tribes from the central Amazon used char derived from animal bone and tree bark to fertilize their soil, which according to scientists remains some of the richest and most fertile soil in the world. Still, we believe there have been relatively few large-scale implementations of this technology to date, which we attribute to the availability of less expensive alternatives and lax environmental regulations in waste management. Recently, with the attention being given to plastic usage and its negative impact on climate change, we anticipate an increase in demand for pyrolysis to remediate plastic waste.

Pyrolysis Process

During the primary pyrolysis step, the feedstock is pyrolyzed in a cylindrical chamber at 370ºC – 420ºC, the pyrolysis gasses are then condensed and the resulting liquid is separated, using a distillation process to produce the liquid fuel products, which yields a mixture which is essentially equivalent to petroleum distillate (a petroleum derivative). The essential steps in the pyrolysis process involve:

·	evenly heating the feedstock to a narrow temperature range without excessive temperature variations

·	purging oxygen from pyrolysis chamber,

·	managing the carbon char by-product before it acts as a thermal insulator and lowers the heat transfer to the plastic

·	careful condensation and fractionation of the pyrolysis vapors to produce distillate of good quality and consistency.

In addition to liquid fuel, pyrolysis can also produce hydrogen and other syngases (primarily carbon monoxide, methane, nitrogen, carbon dioxide, ethane and ethene) along with carbon char, of which the relative proportions depend upon the method of pyrolysis and the operating conditions of the pyrolysis reactor. This is a function of the rate of heating, the operating temperature, and the amount of time the material stays within the pyrolysis reactor (residence time).

The Hydrogen Economy

Hydrogen is the most abundant element in the universe, but it occurs naturally on earth only in compound form with other elements in liquids, gases or solids (such as water, which is comprised of hydrogen and oxygen). Traditionally, it would take more energy to produce hydrogen (by separating it from other elements in molecules) than hydrogen provides when it is converted to useful energy. Humans are therefore just beginning to take advantage of the many uses of hydrogen in daily life by leveraging technologies such as pyrolysis and gasification. With recent advances in sustainable technologies, we believe that people today can have better access to carbon-neutral sources of hydrogen to meet their energy needs.

Hydrogen is a versatile and flexible energy carrier. Many industries are looking to hydrogen as the fuel to power their energy transitions in the decarbonization of the global economy since it does not produce carbon dioxide or other greenhouse gasses when it is heated. It is our belief that there will be massive potential for end use applications of hydrogen such as transportation, replacement for fossil fuels used in industrial processes, energy generation and residential heating/cooling.

Overview of the Hydrogen Market

In a report published by Markets and Markets Research in February 2021 entitled “Hydrogen Generation Market by Application (Petroleum Refinery, Ammonia & Methanol production, Transportation, Power Generation), Generation & Delivery Mode (Captive, Merchant), Source (Blue, Green & Grey Hydrogen), Technology, and Region-Forecast to 2025,” the global hydrogen generation market is projected to reach $201 billion by 2025 from an estimated $130 billion in 2020, at a compound annual growth rate (CAGR) of 9.2% during the forecast period. The global green hydrogen market was valued at approximately $0.8 billion in 2021. It is predicted to grow to about $10.2 billion by 2028, with a CAGR of approximately 55.2% over the projection period, according to research and analysis published by Facts and Factors in March 2022 entitled “Green Hydrogen Market By Type (Solid Oxide Electrolyzer, Alkaline Electrolyzer, and Proton Exchange Membrane Electrolyzer), By Use (Transport, Power Generation, and Others) By Customer (Petrochemicals, Glass, Food & Beverages, Chemical, Medical, and Others), and By Region - Global and

Regional Industry Overview, Market Intelligence, Comprehensive Analysis, Historical Data, and Forecast 2022–2028.”

The movement towards the reduction in greenhouse gas emissions has been a global goal over the past decade and was memorialized in the Paris Climate Accord in 2016, and again in Glasgow in 2021. Hydrogen may be a key component in this transition, as a source of clean and economical energy. Increasing government regulation regarding emissions has created a financial incentive for firms to seek more alternatives to fossil fuel usage. We believe that hydrogen will be a major part of all levels of this decarbonization of the economy by providing an alternative to natural gas. Scaling up existing hydrogen technologies will deliver competitive low-carbon solutions across a wide range of applications by 2030 and may even offer competitive low-carbon alternatives to conventional fuels in some segments. This includes the enabling of distributed power generation, passenger and cargo transportation as well as forklifts and heavy machinery.

Renewable energy, such as solar and wind power, is clean and increasingly affordable We believe that storage of energy from intermittent renewable energy sources is an essential component or our current and future energy systems. Hydrogen storage is a key enabling technology for the advancement of hydrogen and fuel cell technologies in applications including stationary power, portable power, and transportation. Fuel cells, which we intend to distribute pursuant to the Kingsberry Licensing Agreement, are one way in which this excess hydrogen can be stored.

Currently, industrial applications constitute the main usage of hydrogen. Much of this hydrogen is derived from natural gas as the feedstock, so we believe that there is significant potential for reducing greenhouse gas emissions by producing “clean” hydrogen from carbon neutral renewable energy sources.

Hydrogen also may play a significant role for energy use in commercial and multifamily residential buildings. In the near-term hydrogen may be blended into existing natural gas networks, taking advantage of existing infrastructure. We believe that the long-term outlook for hydrogen usage in heating applications is especially promising, due to the potential for hydrogen boilers or fuel cells to be built into commercial and multifamily units.

It is our belief that hydrogen-powered vehicles will make up a significant percentage of zero-emission vehicles over the next decade. In the Stated Policies Scenario released by the International Energy Agency in 2021 as the baseline scenario reflecting all existing policies, policy ambitions and targets that have been legislated for or announced by governments around the world, the global electric vehicle stock across all transport modes (excluding two/three-wheelers) expands from over 11 million in 2020 to almost 145 million vehicles by 2030, an annual average growth rate of nearly 30%.

As the number of hydrogen-powered vehicles increases, we predict that the market for consumer hydrogen will likewise increase. Domestically, most infrastructure for consumer hydrogen is within California, with over 40 hydrogen fueling stations. The foreign market has examples of more advanced development of infrastructure for hydrogen vehicles. Japan has been one of the largest public investors in hydrogen technology and has a publicly stated goal of placing over 200,000 hydrogen-powered vehicles on the road by 2025.

Other By-products of Pyrolysis

Liquid oils from pyrolysis of different plastic waste types contain large numbers of carbon chains with different percentages that can be used as an energy source. Pyrolysis liquid oil utilization as transport fuel may be blended with conventional diesel fuel to improve its quality, as the pyrolysis oils contain a high percentage of aromatic hydrocarbons (like benzene).

Pyrolysis liquid oil has proven usable as a substitute transport fuel in conventional diesel engines. It has also been used successfully when blended with conventional diesel fuel, at ratios up to 30%, without complications. Energy can also be generated by diesel engines, gas turbines, steam turbines and boilers using pyrolysis liquid oil. According to a report published in June 2021 by Grand View Research, the global plastic to fuel market size was valued at USD 231.0 million in 2020 and is expected to grow at a compound annual growth rate (CAGR) of 29.5% from 2021 to 2028. Growing demand for the generation of energy from waste on account of a clean environment has triggered the growth of the market.

In addition, the pyrolysis liquid oil shows the presence of compounds, which can be a source of precursor chemicals in industries for the polymerization (the process by which relatively small molecules, called monomers, combine chemically to produce a large chainlike molecule, called a polymer) of new plastic monomers. These compounds create the circular carbon economy of recycling waste into new forms of hydrocarbons to power engines, generate electricity, or create new types of plastic products.

Carbon char is also a highly reusable byproduct of the pyrolysis process that has numerous existing applications. Depending on its quality, the solid char can be gasified, used for the production of activated carbons, for the production of graphene, or for soil remediation. Char is highly absorbent and therefore increases the soil’s ability to retain water, nutrients and agricultural chemicals, preventing water contamination and soil erosion. Soil application of char may enhance both soil quality and be an effective means of sequestering large amounts of carbon, thereby helping to mitigate global climate change through carbon sequestration.

Clean Vision’s Purpose

Global plastic waste recycling is facing unprecedented challenges. Inadequate processing infrastructure, fewer processing locales, changing laws and conventions, and political circumstances imperil what is already a deficient response to a global problem. Developed nations, including the United States, the world’s largest generator of plastic waste, are finding disposal of this waste increasingly difficult, due to expensive and inefficient processing capabilities; global conventions responding to environmental implications of international plastic export; and political constraints. In January 2018, the People’s Republic of China, which had been accepting plastic waste from countries including the U.S., implemented its National Sword policy limiting recyclable waste imports. As a result, the worldwide recyclables market experienced drastic limits, fewer options for disposal, resulting in a global backlog of plastic waste. Some of the recyclable material has been rerouted to Southeast Asian countries but the market remains in upheaval, with, at best, plastic waste floating in waiting ships and at worst, illegal dumping into international waters or incinerated.

According to an article published by the UNEP on March 2, 2022, entitled “What you need to know about the plastic pollution resolution,” the world currently produces approximately 400 million tons of plastic waste per year, with the rate of plastic production forecasted to double by 2040. It also estimated that by 2050, there will be more plastic in the ocean by weight than fish. According to an article published by National Geographic entitled “A Whopping 91 Percent of Plastic Isn’t Recycled,” plastic takes more than 400 years to degrade, so most of it still exists in some form. It is estimated that only 9% of plastic waste has been recycled to date, while the vast majority (approximately 79%) is accumulating in landfills or ending up as litter in the natural environment, including the oceans.

The waste plastics recycling industry was valued at $55.1 billion in 2020 and is poised to become an $88 billion industry by 2030, as reported in a March 2022 report entitled “Market value of waste recycling services worldwide 2020-2030” published by Statista. Pyrolysis is an invaluable technology that can be used to transform certain materials, which traditional mechanical recycling technologies currently cannot handle, into clean energy and other valuable byproducts. Pyrolysis is also an important alternative solution to handling materials that have exhausted their potential for further traditional mechanical recycling.

The emerging markets of the world are especially critical to the plastic pollution problem, where waste handling and collection are not supported with the same infrastructure as in developed nations. We believe this market condition presents a unique opportunity for us. Clean-Seas intends to leverage its management’s experience of working in the developing nations of the world for the past decade, providing renewable energy products and services to this sector and now will provide recycling solutions and energy generation. As stated by the Organization for Economic Co-operation and Development (OECD) in 2021, “The path to net zero requires that emerging markets transform their energy systems, yet reliance on hydrocarbons alongside existing policy barriers pose challenges to the green transition.”

Clean Vision plans to help provide a solution to the plastic waste problem that the world is facing, while simultaneously creating hydrogen and other clean-burning fuels that can be used to generate clean energy.

Our Strategy

We plan to establish conversion facilities strategically located as close to the feedstock as possible. We are currently focused on plastic waste-to-energy projects in Morocco, India, West Virginia, Arizona, Massachusetts, Michigan, Puerto Rico, France, Turkey and Sri Lanka due to their proximity to plastic waste as well as business relationships that have been developed by the management team of Clean Vision with entities and/or municipalities in such countries and are in the process of developing a pipeline of similar projects, in the United States and abroad. We believe there is a virtually endless supply of waste for such projects and the demand for clean fuels and clean energy (particularly from such projects) is growing consistently.

Another component of the clean energy and waste-to-energy industry in the United States is environmental credits. Recycling of waste plastic mitigates the need for fossil fuels for energy generation and the production of clean-burning diesel. We plan to aggregate these off-sets and sell them to users of fossil fuels in the form of carbon credits or renewable energy credits depending on the location of the facilities and local market conditions. These can be used as off-set as more governments impose a “Carbon-tax” on the end users of fossil fuels. In addition, new plastic exchanges have been coming online specifically focused on plastic waste, and credits will be sought after, allowing producers of plastic waste to off-set their plastic footprint, much like what has happened in the carbon markets.

We expect our projects, through our subsidiaries, including Clean-Seas, to generate revenue in several ways:

●	Recycling Services. We currently estimate that gate fees or tipping fees will be paid to us to accept plastic waste from a government, municipality, or corporate entity that must dispose of its waste. Fees will be on a per ton basis and are expected to vary in range from approximately £18 per ton (excluding transport) to £25 per ton (including transport), depending on the jurisdiction, land availability, and daily volumes of waste.

●

Commodity Sales.

● Hydrogen and Other Fuels. Our pyrolysis facilities convert waste into gasses, such as AquaHTM, and other clean-burning fuels. The hydrogen and other fuels can be sold to off-takers as a cleaner fuel source for the production of new plastic products, for marine use (low sulfur oil made through pyrolysis can be used as a bunker fuel for low grade marine diesel), electrical generators, or refined into a clean-burning road grade fuel. Depending on the installation, this fuel output product can be sold to a local fuel distributor or used in the generator sets for the generation of electricity as above.

● Carbon Char. Carbon char is an additional byproduct of our pyrolysis technology, which is used for the manufacturing of bonding agents, roadway surfaces, and more. We intend to enter into agreements with consumers of carbon char to serve as an additional revenue stream to us.

●	Environmental Credits. Recycling of waste plastic mitigates the need for fossil fuels for energy generation and the production of clean-burning diesel. These off-sets can be aggregated and sold to users of fossil fuels in the form of carbon credits or renewable energy credits depending on the location of the facilities and local market conditions. These can be used as off-set as more governments impose a “Carbon-tax” on the end users of fossil fuels. Additionally, plastic credits may be sold through plastic credit exchanges, such as the Plastic Credit Exchange (PCX), the HOPEx Environment Group, or similar established exchanges, to producers of new plastic products as a means of offsetting their plastic footprint.

●	Equipment Sales. Clean Vision has entered into a Licensing Agreement (the “Kingsberry License Agreement”) with Kingsberry Fuel Cell, Inc. (“Kingsberry”) whereby we have obtained the exclusive, worldwide rights (exclusive of the United States and Canada) to the fuel cell intellectual property developed and manufactured by Kingsberry and Dr. K. Joel Berry for a term of five years, which we intend to sell to third-parties throughout the world. Once established, these sales will provide a revenue stream to us, as well as recurring revenue through a royalty model and ongoing service.

Technology Development

Plastic Conversion Network (“PCN”)

Clean-Seas has developed a technology solution to address the global crisis of plastic waste pollution. The PCN is a patent-pending software network connecting sources of waste plastic (feedstock) with conversion facilities, which will produce environmentally friendly commodities. We intend to strategically locate the conversion facilities around the world in locations that are easily accessible and in close proximity to countries that produce a large amount of plastic waste. The PCN was created in response to the problem created when the People’s Republic of China ceased purchasing the developed world’s recyclable waste streams in 2018. Currently, we have entered into contracts, Letters of Intent or Joint Venture Agreements for development of facilities in numerous host locations, countries, and territories, including, Morocco, India, West Virginia, Arizona, Massachusetts, Michigan, Puerto Rico, France, Turkey and Sri Lanka.

Background

Global plastic waste recycling is facing unprecedented challenges. We believe that inadequate processing infrastructure, fewer processing locales, changing laws and conventions, and political circumstances imperil what is already a deficient response to a global problem. According to an article published by National Geographic entitled “A Whopping 91 Percent of Plastic Isn’t Recycled,” it is estimated that since 1950 only 9% of all of the planet’s plastic waste has been recycled. By the same estimates, 79% of plastic waste remains in the world’s landfills and or as litter, meaning that much of it ultimately ends up in the oceans. Discarded plastics are estimated to comprise 12.2% of all landfilled waste and 16% of combusted waste according to the EPA.

Developed nations, including the United States, the world’s largest generator of plastic waste, are finding disposal of this waste increasingly difficult, due to expensive and inefficient processing capabilities; global conventions responding to environmental implications of international plastic export; and political constraints. In January 2018 the People’s Republic of China, which had been accepting plastic waste from countries including the U.S., implemented its National Sword policy limiting recyclable waste imports. As a result, the worldwide recyclables market experienced drastic limits, fewer options for disposal, resulting in a global backlog of plastic waste. Some of the recyclable material has been rerouted to Southeast Asian countries but the market remains in upheaval, with, at best, plastic waste floating in waiting ships and at worst, illegal dumping into international waters or incinerated.

The Basel Convention on the Control of Transboundary Movements of Hazardous Wastes (“Basel Convention”) is an international treaty aimed at reducing the movement of hazardous waste between nations. In 2019, the Basel Convention amended its treaty to regulate plastic waste exports. As a result, effective January 1, 2021, international shipment of plastic waste became subject to prior written consent between countries party to the convention. The U.S., as a non-party to this convention, is now subject to new liability because most countries will not accept its waste plastic. In order to ship its waste plastic, the U.S. must enter prior written agreements with accepting Basel Convention party countries which meet certain Basel Convention criteria.

Using pyrolysis technologies described above, the PCN is designed to scale, efficiently and cost effectively convert waste plastic into environmentally friendly commodities, including plastic precursors, low sulfur diesel fuel, hydrogen, carbon char and others. The transporting of all plastic waste will be fully compliant with the Basel Convention and the facilities will be strategically located to reduce its carbon footprint. The PCN can connect the developed nations of the world that have robust recycling programs for plastic waste but lack a proper method of disposal, with facilities that will convert their plastic waste into environmentally friendly commodities. The current disposal options are either environmentally hazardous (landfills), environmentally destructive (incineration), or illegal.

AquaHtm

Clean-Seas has developed and is branding its own, unique, type of hydrogen called AquaHTM. Typically, the various types of hydrogen are given a color that differentiates the types and where it was derived from.

There are nine types of hydrogen:

  Green hydrogen is produced through water electrolysis process by employing renewable electricity. The reason it is called green is that there is no CO2 emission during the production process. Water electrolysis is a process which uses electricity to decompose water into hydrogen gas and oxygen.
  Blue hydrogen is sourced from fossil fuel. However, the CO2 is captured and stored underground (carbon sequestration). Companies are also trying to utilize the captured carbon called carbon capture, storage and utilization (CCSU). Utilization is not essential to qualify for blue hydrogen. As no CO2 is emitted, the blue hydrogen production process is categorized as carbon neutral.
  Gray hydrogen is produced from fossil fuel and commonly uses steam methane reforming (SMR) method. During this process, CO2 is produced and eventually released to the atmosphere.
  Black or brown hydrogen is produced from coal. The black and brown colors refer to the type bituminous (black) and lignite (brown) coal. The gasification of coal is a method used to produce hydrogen. However, it is a very polluting process, and CO2 and carbon monoxide are produced as by-products and released to the atmosphere.
  Turquoise hydrogen can be extracted by using the thermal splitting of methane via methane pyrolysis. The process, though at the experimental stage, removes the carbon in a solid form instead of CO2 gas.
  Purple hydrogen is made using nuclear power and heat through combined chemo thermal electrolysis splitting of water.
  Pink hydrogen is generated through electrolysis of water by using electricity from a nuclear power plant.
  Red hydrogen is produced through the high-temperature catalytic splitting of water using nuclear power thermal as an energy source.
  White hydrogen refers to naturally occurring hydrogen.

Clean-Seas is seeking to establish a tenth type of hydrogen derived from a plastic waste stream, which we believe falls between Green and Blue hydrogen. We have categorized the hydrogen derived from plastic waste in this manner because while the process does not emit CO2, it is not derived from a naturally occurring material like water, but rather a man-made material (plastic), which caused the emission of CO2 when it was produced. The Company expects to launch the new product in the second quarter of 2024.

Clean-Seas Business Development

Subsidiaries of Clean-Seas

In order to execute our business model, Clean-Seas has established subsidiaries and joint ventures in Morocco, France, Turkey, Sri Lanka, Puerto Rico, Arizona, Massachusetts, Michigan and West Virginia. We chose these locations due to the proximity to an abundant supply of plastic waste as well as because of prior business relationships that had been established by Daniel Bates and his team, throughout his career in the renewable energy industry.

Within the United States, Clean-Seas has developed relationships within environmental and economic development agencies in several states for the remediation and conversion of waste plastic. The Company has entered into contracts for projects in West Virginia, Arizona and Massachusetts and the Company is in negotiations for a PCN facility in Michigan. Clean-Seas West Virginia has begun the process of environmental permitting with the West Virginia Department of Environmental Protection and expects the process to be completed in the first quarter of 2024. We also intend to begin the permitting process in Arizona, Michigan and Massachusetts for our local projects under development in each respective state.

EcoCell:

EcoCell, Inc. (“EcoCell”) is our wholly owned subsidiary that was incorporated in Nevada on March 4, 2022. EcoCell does not currently have any operations, but we intend to use EcoCell for the purpose of licensing fuel cell patented technology developed and manufactured by Kingsberry and Dr. K. Joel Berry pursuant to the Kingsberry Licensing Agreement, which we currently intend to sell and install in India through Clean-Seas India, as well as other regions as yet to be determined.

EcoCell has recently commissioned the construction of a five-kilowatt hydrogen fuel cell, but experienced delays due to supply chain issues. The raw materials for the project have been received and development is currently progressing, with expectations for demonstration to being by the end of 2023. The commissioning of the fuel cell triggered the option within the Kingsberry Licensing Agreement, described below.

Endless Energy:

Endless Energy, Inc. (“Endless Energy”) is our wholly owned subsidiary, incorporated in Nevada on December 10, 2021. Endless Energy was originally formed by the Company with the intent to acquire the assets of WindStream Technologies, Inc. (“WS USA”). WS USA was delisted from the Nasdaq Capital Market (“Nasdaq”) on March 6, 2019 and currently has no operations. WS USA also owns approximately 26% of the issued and outstanding equity of WindStream Energy Technology, an Indian company (“WS India”).

Daniel Bates, the Company’s CEO, is an equity owner of WS USA and has served as its President and CEO. Daniel Bates is also a member of the board of directors of WS India. On August 18, 2021, the United States filed a lawsuit against Windstream and Daniel Bates over Windstream’s default on a $2,000,000 loan that Windstream had with GBC International Bank and which loan Mr. Bates personally guaranteed as Windstream’s President and CEO (United State of America v. Windstream Technologies, Inc. and Daniel Bates, Case No. 1:2021cv2269). On October 13, 2022, a judgment was entered in this matter that ordered defendants to pay the plaintiff the principal sum of $1,982,570.22, plus $842,536.13 ordinary interest accrued through May 31, 2022, and $1,735,299.76 late interest accrued through May 31, 2022.

Endless Energy’s intended acquisition WS USA’s assets has not occurred as of as of the date hereof, but such transaction is still currently being explored.

United States PCN Locations:

West Virginia:

Clean-Seas West Virginia, established on April 1, 2023, is our first facility in the United States and is expected to be operational in the first quarter of 2024. The facility will be located outside of Charleston, the capital of West Virginia, and is expected to begin operations converting 100 TPD of waste plastic. The Company expects to expand to greater than 500 TPD over the course of the next three years. Clean-Seas has engaged local partners in Massachusetts, Michigan and Texas to secure Mixed Plastic Waste feedstock from Material Recovery Facilities and industrial suppliers, and to develop in-market facilities with local offtake for products, property leases and permits. These projects are all in various stages of development with the first letters of intent to be announced in Q4, 2022.

Arizona:

Clean-Seas Arizona was incorporated in Arizona on September 19, 2022 as a wholly owned subsidiary of Clean-Seas. Pursuant to that certain Memorandum of Understanding signed on November 4, 2022 ASU and WS3, the parties intend for Clean-Seas Arizona to establish a waste plastic to clean hydrogen conversion facility to be located in Phoenix, Arizona. In furtherance of these goals, and pursuant to a Services Agreement (the “Arizona Services Agreement”) signed on June 12, 2023 with ASU and WS3, this facility is currently intended to source and convert plastic from the Phoenix area and import plastic from California. Pursuant to the Arizona Services Agreement, the Arizona facility is expected to begin processing waste plastic in Q4 2024 at 100 TPD and scale up to a maximum of 500 TPD at full capacity. Additionally, we are exploring plans for this facility to be powered by renewable energy, which, if successful, would become the first completely off grid pyrolysis conversion facility in the world.

Michigan:

On January 17, 2023, Clean-Seas entered into a joint venture agreement with Western Michigan-based NuWay Go Recycle Center LLC to establish Clean-Seas Newaygo (“CSN”).

Under the terms of the joint venture agreement, CSN may co-locate at American Classic, Inc.’s recently acquired 313 W. State Road facility in the Newaygo, Michigan. American Classic has committed to supplying the necessary feedstock for CSN operations.

Phase I of the project is currently budgeted at $20 million with currently anticipated funding from debt and equity. Once established, operations are expected to begin in American Classic’s 45,000 sq. ft. facility which sits adjacent to a rail line for easy off-loading of waste plastic and pickup of CSN converted commodity products. In addition to anticipated debt and equity funding for the project, additional sources of funding may include Michigan State incentives and grants which are available through the Biden Administration’s Inflation Reduction Act (IRA).

In Phase I, CSN projects processing 50 TPD with the expectation to expand the facility in subsequent phases, eventually diverting up to 500 TPD of waste plastic from landfill.

On April 11, 2023, CSN entered into feedstock and site lease agreements for this location.

Massachusetts:

On November 14, 2022, Clean-Seas signed Letters of Intent with MacVallee LLC (“MacVallee”) to establish a co-located Clean-Seas facility in Central Massachusetts which is planned to divert post-industrial and ocean-bound plastic from landfill and incineration, and convert it into precursors for new plastics, ultra-low sulfur fuels, pyrolysis oils, and Clean-Seas' branded hydrogen, AquaH™.

On March 21, 2023, Clean-Seas entered into a definitive agreement with MacVallee to supply sufficient quantities of post-industrial waste plastic feedstock to launch its project in Massachusetts, as well as a new Eastern U.S. facility to be announced.

Puerto Rico:

On April 6, 2022, Clean-Seas formed a joint venture with a San Juan based company, Main Line Ventures LLC (“MLV”), to develop a commercial scale waste plastic-to-energy pyrolysis plant in Puerto Rico to serve as a host facility for our PCN. Pursuant to the terms of the joint venture, we agreed to provide lead project funding, the pyrolysis tech sub-contractor and the expertise to develop and manage the project and MLV is responsible for securing legal representation, permitting and government /community relations. The facility is planned to process local waste plastic and waste plastic of neighboring islands as well as the southern United States. Output is expected to include low sulfur diesel fuel, electricity, char and clean hydrogen.

International PCN Locations:

Morocco:

On April 25, 2023, we completed our acquisition of a 51% interest in Ecosynergie, a company focused on sustainable products and solutions based in Agadir, Morocco, establishing our first PCN host. At the closing, we made an initial payment of $2,000,000, with the remaining $4.5 million due within ten (10) months of the Morocco Closing Date. On the Morocco Closing Date, (i) Ecosynergie’s name was changed to Clean-Seas Morocco, LLC, (ii) Mrs. Halima Aboudeine and Mr. Daniel C. Harris, the Company’s CRO, were appointed as managers of Clean-Seas Morocco and (iii) Mr. Harris was appointed to serve as the Chief Executive Officer of Clean-Seas Morocco. Ecosynergie was not acquired from a related party and the Company did not have common control with Ecosynergie at the time of the Morocco Acquisition.

In connection with the Morocco Acquisition, Clean-Seas committed to invest up to $50,000,000 in Clean-Seas Morocco over a period of ten (10) months from the Morocco Closing Date (the “Clean-Seas Morocco Investment”). The Clean-Seas Morocco Investment is currently contemplated to be funded in tranches based on a to be agreed to schedule tied to milestones related to the technology being deployed by Clean-Seas Morocco. The parties intend to complete the funding schedule applicable to the Clean-Seas Morocco Investment in the first quarter 2024. To date, none of the Clean-Seas Morocco Investment has been funded.

Established in 1999, Ecosynergie is an operator of pyrolysis waste-plastic conversion technology with a current capacity of 20 TPD. In connection with the acquisition, Ecosynerigie changed its name to Clean-Seas Morocco, LLC, which, as of the closing, became a 51% owned subsidiary of the Company. Clean-Seas Morocco has ordered equipment for two 50 TPD systems, the first of which is currently expected to be installed and operational by the end of 2023, with the second 50 TPD system anticipated to be operational in 2024. The two additional 50 TPD systems are currently being manufactured in France, with the first additional unit expected to be installed at our Morocco facility by the end of 2023. Once the first additional system is operational, we plan to incorporate any technical and manufacturing changes we deem necessary in order to complete the manufacturing of the second additional system. Once both additional systems are installed, the total capacity at our Morocco facility will be increased to 120 TPD. Our goal is for the Morocco facility to become a North African regional hub of the PCN, with current plans to add capacity and reach a total 350 TPD or greater within two years.

Clean-Seas Morocco’s current assets include: five hectares of suitably zoned land, licenses/permits to operate pyrolysis facilities, Ecosynergie inventory of equipment and supporting technology which includes two 10 TPD pyrolysis plants as well as two additional units discussed above to be commissioned, totaling 12 0TPD of capacity. Clean-Seas Morocco currently has greater than 10,000 tons of feedstock ready to be converted into clean, low-sulfur fuels, hydrogen, and it has an off-take agreement with a local oil and gas distributor.

Since commencing operations at our Morocco facility in April 2023, Clean-Seas Morocco has generated $161,297 in revenue, with a gross margin of $127,435 from the provision of pyrolysis services and its sale of byproducts.

India:

Clean-Seas India Private Limited (“Clean-Seas India”), a wholly-owned subsidiary of Clean Seas, has entered into a development agreement with the Council of Scientific and Industrial Research (“CSIR”), acting through CSIR-Indian Institute of Chemical Technology (IICT) in Hyderabad. This agreement provides that the IICT development team will evaluate the performance of the Clean-Seas pyrolysis technology, which has already been installed at the Hyderabad location, to improve, productize and scale the technologies for the benefit of sales directly to the third parties, which we anticipate will include the Indian Government as well as the private sector. Our pilot project in India is designed to showcase our ability to pyrolyze waste plastic and generate saleable byproducts, including clean hydrogen, AquaHTM, which can then be used in fuel cells to generate clean energy. This completes the value chain from an unused waste stream through to clean usable electricity.

Clean-Seas India’s pilot project began operations in May 2022.

We expect to sign contracts for our technologies with cities and states in India including Goa, Kerala and Telangana. Clean-Seas India has secured Research and Development space near the IICT campus in Hyderabad for ongoing technology development.

France:

We have current plans to establish an entity in France to be called “Clean-Seas Brittany” with our partner, Jalaber Diffusion, to establish a 100TPD facility in the region of Brittany, France. Development of this facility is currently delayed; however, our current plans for this facility are to service waste plastic from the northern part of France and to eventually extend its reach throughout the European Union.

Turkey:

On June 14, 2022, Clean-Seas signed a binding term sheet with the Turkish company, Pax Petroklmya Sanayi Ve Dis Ticaret Limited, Sirketi (“PPI”) to jointly pursue the development of a commercial-scale waste plastic-to-energy plant in Turkey. Current plans are to establish an entity with PPI called “Clean-Seas Turkey” for this project. Clean-Seas Turkey plans to establish a 100TPD facility in Istanbul, Turkey. The facility will convert waste plastic from the European Union and Turkey. PPI is in the process of securing the required land and government permits in order to establish operations and scale the facility.

Sri Lanka:

On March 16, 2022, we entered into a letter of intent (the “Arinma LOI”) with Arinma Holdings (pvt) Ltd. (“Arinma Holdings”), a company based in Columbo, Sri Lanka, to develop a commercial scale waste plastic-to-energy pyrolysis plant to serve as a south-Asia host facility within the PCN network. Focused on prosperity, social justice and sustainability, Arinma Holdings has completed approximately two hundred twenty-five (225), large multifaceted projects throughout Sri Lanka. The Arinma LOI provides for the parties to establish a new U.S. company through which they will operate, but this entity has not yet been formed.

Intellectual Property

Clean-Seas filed for intellectual property protection of its technology entitled "Method and Apparatus for Plastic Waste Recycling" with the United States Patent and Trademark Office covering its global PCN. PCN is a patent-pending software network connecting sources of waste plastic with “conversion” facilities strategically located around the world. PCN was created to solve the problem created when China closed its borders to the importation of the developed world’s recyclable waste streams. There can be no assurance that the patent will issue or if issued that the patent will protect our intellectual property.

Material Agreements

Kingsberry License Agreement

On December 6, 2021, we entered into Kingsberry License Agreement with Kingsberry. Pursuant to the terms of the Kingsberry Licensing Agreement, Kingsberry granted us a six month option, through June 6, 2022, for an exclusive, worldwide right (exclusive of the United States and Canada) to Kingsberry’s fuel cell intellectual property (the “Kingsberry Option”) for a term of five years, with the right to renew the Kingsberry License Agreement for additional five-year periods. We paid Kingsberry consideration of $10,000 for the Kingsberry Option, and on April 8, 2022, we exercised the Kingsberry Option. The Kingsberry Licensing Agreement also provides that Kingsberry will provide consulting services to the Company. Pursuant to the Kingsberry Licensing Agreement, the Company agreed to pay Kingsberry 5% of “net operating profit from sales” (as defined in the Kingsberry Licensing Agreement) of all products stemming from the Kingsberry License Agreement, as well as 100,000 shares of restricted Common Stock of the Company per year, with stock grants to be capped at five years. The initial project contemplated to be completed pursuant to the Kingsberry Licensing Agreement is in India.

In April 2022, EcoCell commissioned Kingsberry to build and deliver a five-kilowatt fuel cell prototype in India pursuant to the Kingsberry License Agreement. We intend to sell this fuel cell developed by Kingsberry, and others that we anticipate commissioning Kingsberry to build in the future, to third-parties as a source of revenue. We are planning to demonstrate this fuel cell technology to India’s Ministry of Defense and Ministry of Railways, and to executives of an electric vehicle charging station project, among others, as potential clients for this fuel cell technology. The fuel cells can be used by potential purchasers to produce clean power using hydrogen from independent sources.

Competition

The clean energy and waste-to-energy industries are very competitive. We will compete with other companies offering pyrolysis solutions in addition to many other clean energy solutions. We expect competition to increase as awareness of the environmental advantages of converting waste plastic and tires into fuel increases. A rapid increase in competition could negatively affect our ability to develop a profitable client base. Many of our competitors and potential competitors may have substantially greater financial resources, customer support, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships than we do. We cannot be sure that we will have the resources or expertise to compete successfully. Our failure to compete effectively with our current and future competitors would adversely affect our business, financial condition, and results of operations.

Although there seems to be an abundant supply of waste plastic and tires, it is expected that there will be increased competition for these plastic resources, with the result that it could have an effect on our profitability that we do not foresee at this time.

We also face competition for qualified employees and consultants among companies in the applicable industries. Competition for individuals with experience in the clean energy and waste-to-energy industries is intense. The loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees and consultants required for the initiation and expansion of our activities, could have a materially adverse effect on our business.

 Our Strengths and Competitive Advantages

We believe that the following are the critical investment attributes of our Company:

●	Experienced management team. Members of our management team have significant prior experience in the renewable energy sector and have established relationships with providers of pyrolysis technology that led to the establishment of our first PCN in Agadir, Morocco, following our April 25, 2023 acquisition of a 51% interest in Ecosynergie and the establishment of our first revenue source.

●	Pilot Research and Development Project Commenced. We acquired our first pyrolysis unit for use in Hyderabad, India, which began operations in May 2022. We established this project to develop technology focused on optimizing the process of converting waste plastic into byproducts, including the Company’s branded clean hydrogen, AquaH™, which is our branded name for clean hydrogen we produce from plastic waste that falls between the blue (natural gas) and green (renewable energy resourced) classifications.

●	Established Revenue Stream. On April 25, 2023, we completed our acquisition of a 51% interest in Ecosynergie, a company focused on sustainable products and solutions based in Agadir, Morocco, establishing our first PCN host country. In connection with this PCN host facility, we intend to purchase two additional pyrolysis units, which are capable of processing up to 20 tons of plastic waste per day. We anticipate that this Moroccan facility will process up to 350 tons of plastic waste per day within the next 24 months, which would make it the largest plastic pyrolysis facility in the world. Since commencing operations in April 2023, Clean-Seas Morocco has generated $161,297 in revenue, with a gross margin of $127,435 from the provision of pyrolysis services and its sale of byproducts

●	West Virginia State Incentive Package. On June 12, 2023, Clean-Seas announced that it secured $12 million in state incentives, which includes $1.75 million in cash to establish a PCN facility outside of Charleston, West Virginia. Clean-Seas West Virginia, has an existing feedstock supply agreement for 100 TPD of post-industrial plastic waste and is planned to be a PCN hub servicing the Mid-Atlantic states. The project will commence in phases, Phase 1 being 100 TPD, scaling up to 500 TPD. Additional project finance capital is in the process of being secured and the Company received the $1.75 million cash disbursement on September 25, 2023.

●	Clean-Seas Arizona. Officially established on September 25, 2022, Clean-Seas Arizona announced a Services Agreement with WS3 and ASU to commission a PCN facility to service the Western United States, starting at 100 TPD and scaling to 500 TPD. The facility is currently planned to produce plastic precursors and clean fuels with the intent to transition to AquaH™.

●	New Approach to Vertical Supply Chain. Our PCN is a patent-pending software network connecting sources of waste plastic (feedstock) with conversion facilities, which will produce environmentally friendly commodities. We intend to strategically locate the conversion facilities around the world in locations that are easily accessible and in close proximity to countries that produce a large amount of plastic waste. Currently, we have entered into contracts, letters of intent and/or joint venture agreements for the development of facilities in the following locations: Morocco, India, West Virginia, Arizona, Massachusetts, Michigan, Puerto Rico, France, Turkey and Sri Lanka.

●	Large market opportunity for effective solution. Renewable energy is a large market we see with an unmet need. Plastic waste disposal affects all countries, including developing nations. With a more recent focus of governments on environmentally friendly waste removal solutions, we believe there is a large opportunity for us.

●	Unique technology. Pyrolysis technology reduces plastic waste while creating valuable byproducts, such as precursors used in the production of new plastic products, hydrogen (our branded AquaH™) and other clean-burning fuels that can be used to generate clean energy. Our AquaH™ is unique because of how we produce it. Our process is unique in that we use waste plastic and the pyrolysis reaction to create a large volume of synthetic gas (syngas), split that syngas apart, remove the hydrogen and leave the methane, carbon monoxide and carbon dioxide to power the pyrolysis process. We believe our process, including the price, volume and efficiency in which we utilize the pyrolysis process is what differentiates us in the marketplace. Additionally, our relationships with vendors have allowed us to access to pyrolysis technology that is not available to other users of similar technology.

●	Increased support for clean technologies to protect the environment. In recent years, we have seen an increased focus on environmental sustainability and more investors directing their investments towards companies based on ESG factors.

Government Regulation

Our industry is subject to extensive federal and state laws and regulations in the United States as well as each country in which we perform services. Federal and state laws and regulations impact how we conduct our business and the services we offer and impose certain requirements on us such as:

• licensure and certification;

• operating policies and procedures;

• emergency preparedness risk assessments and policies and procedures;

• policies and procedures regarding employee relations;

• addition of facilities and services;

• billing for services;

• requirements for utilization of services; and

• reporting and maintaining records regarding adverse events.

Permitting

Each of our projects in development requires certain government approvals. In the United States, the standard required environmental permits relate to solid waste composting and air quality. The Clean Air Act establishes a number of permitting programs designed to carry out the goals of the Act. Some of these programs are directly implemented by EPA through its Regional Offices but most are carried out by states, local agencies and approved tribes.

Regulatory Changes and Compliance

Many aspects of our operations and facilities are affected by political developments and are subject to both domestic and foreign governmental regulations, including those relating to:

●	constructing and equipping facilities;
●	workplace health and safety;
●	currency conversions and repatriation;
●	taxation of foreign earnings and earnings of expatriate personnel; and
●	protecting the environment.

We cannot determine the extent to which new legislation, new regulations or changes in existing laws or regulations may affect our future operations.

Environmental

Our operations and properties upon which we perform our pyrolysis services are subject to a wide variety of increasingly complex and stringent foreign, federal, state and local environmental laws and regulations, including those governing discharges into the air and water, the handling and disposal of solid and hazardous wastes, the remediation of soil and groundwater contaminated by hazardous substances and the health and safety of employees. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution. Some environmental laws provide for strict, joint and several liability for remediation of spills and other releases of hazardous substances, as well as damage to natural resources. In addition, companies may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances. Such laws and regulations may also expose us to liability for the conduct of or conditions caused by others or for our acts that were in compliance with all applicable laws at the time such acts were performed.

In the United States, these laws and regulations include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, The Toxic Substances Control Act administered by the U.S. Environmental Protection Agency, and similar laws that provide for responses to, and liability for, releases of hazardous substances into the environment. These laws and regulations also include similar foreign, state or local counterparts to these federal laws, which regulate air emissions, water discharges, hazardous substances and waste and require public disclosure related to the use of various hazardous substances. Our operations are also governed by laws and regulations relating to workplace safety and worker health, including the U.S. Occupational Safety and Health Act and regulations promulgated thereunder.

Effect of Existing or Probable Government Regulations on Our Business

Our business is affected by numerous laws and regulations on the international, federal, state and local levels, including energy, environmental, conservation, tax and other laws and regulations relating to our industry. Failure to comply with any laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of injunctive relief or both. Moreover, changes in any of these laws and regulations could have a material adverse effect on our business. In view of the many uncertainties with respect to current and future laws and regulations, including their applicability to us, we cannot predict the overall effect of such laws and regulations on our future operations.

We believe that our operations comply in all material respects with applicable laws and regulations and that the existence and enforcement of such laws and regulations have no more restrictive an effect on our operations than on other similar companies in our industry. We do not anticipate any material capital expenditures to comply with international, federal and state environmental requirements. However, we can provide no assurance that we will not incur significant environmental compliance costs in the future.

Government Regulation Outside the United States

In Morocco, India and other projects conducted outside of the United States, we intend to rely upon our partners within those jurisdictions to ensure compliance with local government regulation, permitting requirements, and environmental laws.

Employees and Human Capital

We believe that our success depends upon our ability to attract, develop and retain key personnel. As of October 30, 2023, we employed thirty-one (31) individuals, of which nine (9) are part time. Ten (10) of our employees reside in India, nine (9) of our employees reside in Morocco and one (1) of our employees resides in France. A significant number of our management and professional employees have had prior experience in the clean energy and sustainable energy sector. None of our employees are covered by collective bargaining agreements, and management considers relations with our employees to be in good standing. Although we continually seek to add additional talent to our work force, management believes that it has sufficient human capital to operate its business successfully.

Corporate Information

Our principal executive offices are located at 2711 N. Sepulveda Blvd., Suite #1051, Manhattan Beach, CA 90266. Our telephone number is (424) 835-1845. Our website address is https://www.cleanvisioncorp.com. The reference to our website is an inactive textual reference only. The information on, or that can be accessed through, our website is not part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our Common Stock.

Clean Vision was initially incorporated in Nevada as China Vitup Health Care Holdings, Inc. on September 15, 2006. Pursuant to an Agreement and Plan of Merger and Reorganization dated September 29, 2006, Tubac Holdings, Inc., a Wyoming corporation and a parent of the Company, was merged with and into the Company on October 2, 2006, with the Company as the surviving entity. On May 5, 2015, the Company changed its name to Emergency Pest Services, Inc. Pursuant to a Plan of Exchange dated August 3, 2015, the Company acquired Emergency Pest Services, Inc., a Florida corporation. Pursuant to a Plan of Exchange dated September 21, 2017, Byzen Digital Inc., a Seychelles corporation, was merged with and into the Company on November 4, 2017, with the Company as the surviving entity. On May 30, 2018, the Company changed its name to Byzen Digital Inc. On May 19, 2020, we changed our focus to clean energy and sustainability when we acquired Clean-Seas, which became our wholly owned subsidiary. On March 12, 2021, the Company’s corporate name was changed to Clean Vision Corporation.

Facilities

Our corporate headquarters located at 2711 N. Sepulveda Blvd., Suite #1051, Manhattan Beach, CA 90266, which is a virtual office that is used solely as a mailing address. All of our operations are conducted by our officers, directors, consultants, employees and otherwise are conducted remotely. We believe that this arrangement is adequate for our current operations and needs, but we will secure a physical location for our operations if and when we believe that it becomes necessary.

Legal Proceedings

Presently, except as descried below, there are not any material pending legal proceedings to which the Company is a party or as to which any of its property is subject, and no such proceedings are known to the Company to be threatened or contemplated against it.

Percy Settlement Agreement

On July 3, 2023, the Company entered into the Percy Settlement Agreement by and between the Company, Christopher Percy and Daniel Bates whereby the parties agreed to a global settlement of the Percy Litigation. Mr. Bates is currently serving as Chief Executive Officer and Chairman of the Company. Mr. Percy is no longer serving as an executive of the Company, and as of February 14, 2023, Mr. Percy no longer served as a director.

The Percy Litigation arose from a dispute between the Company, Mr. Percy and Mr. Bates with respect to the management and operation of the Company, as well as Mr. Percy’s employment and position at the Company. On September 16, 2022, the Company commenced the Percy Litigation in the Nevada State Court, against Mr. Percy, alleging breach of fiduciary duty, fraud, conversion, business disparagement, declaratory relief, and injunctive relief. Thereafter, Mr. Percy removed the case to the Nevada District Court (Case No. 2:22-cv-01862-ART-NJK). The Company subsequently filed a motion to remand to state court on November 22, 2022. On December 1, 2022, Mr. Percy filed counterclaims against the Company for breach of contract, wrongful termination, breach of implied covenant of good faith and fair dealing, unjust enrichment, and indemnification. Mr. Percy also filed third-party claims against the Mr. Bates, alleging breach of fiduciary duty, equitable indemnity, and contribution.

Pursuant to the Percy Settlement Agreement, none of the parties admitted to fault or liability, Mr. Percy paid $150,000 Percy Payment and, Mr. Bates remitted the $25,000 Bates Payment to Mr. Percy. The Percy Settlement Payments were paid by the D&O Carrier, with $150,000 being paid to the Company on July 19, 2023 and the Company remitting $25,000 to Mr. Percy on July 21, 2023. In addition, on August 4, 2023, the parties released the $5,000 Percy Bond that was deposited with the Clerk of the Nevada State Court.

In addition, pursuant to the Percy Settlement Agreement, on July 18, 2023, the Company (i) issued 1,500,000 shares of the Percy Shares to Mr. Percy, (ii) reissued 3,000,000 shares of the Percy Shares to Mr. Percy that were previously cancelled by the Company, and (iii) withdrew its stop-transfer demand with respect to 4,200,000 shares of the Percy Shares. Under the Percy Settlement Agreement, Mr. Percy agreed to not sell, on any given trading day, the Percy Shares in an amount that exceeds more than 10% of the daily trading volume of the Common Stock, with

As consideration for entering into the Settlement Agreement, the parties agreed to a customary mutual release of claims. On August 4, 2023, the Nevada District Court entered an Order granting dismissal of all claims, counterclaims, third-party claims, and affirmative defenses in the Percy Litigation, with prejudice, resulting in the Percy Litigation being vacated, closed and finally resolved on such date.

Tucker Litigation

On January 30, 2023, Tucker, one of the holders of the Company’s Series B Preferred Stock commenced the Tucker Litigation against the Company in the Second Judicial District Court of the State of Nevada (Case No. CV23-00188) alleging breach of contract, breach of implied covenant of good faith and fair dealing, unjust enrichment, specific performance and declaratory relief. This matter arises from the Tucker Agreement entered into on December 17, 2020, whereby Tucker agreed to perform certain strategic and business development services to the Company in exchange for 2,000,000 shares of Series B Preferred Stock and a consulting fee of $20,000 per month. The 2,000,000 shares of Series B Preferred Stock automatically converted into 20,000,000 shares of Common Stock on January 1, 2023.

However the Company’s Transfer Agent was instructed to not issue the shares of Common Stock due to the Tucker Litigation, stemming from an ongoing dispute between the Company and Tucker regarding Tucker’s ability to perform the services under the Tucker Agreement due to the action filed by the United States Securities and Exchange Commission against Profile Solutions, Inc., Dan Oran and Leonard M. Tucker on September 9, 2022 in the United States District Court Southern District of Florida (Case No. 1:22-cv-22881) alleging, among other things, that Leonard Tucker violated Section 17(a)(1) and 17(a)(3) of the Securities Act and aided and abetted violations of Section 10(b) and Rule 10-b5.

In the Tucker Litigation, Tucker is seeking, among other things, that the Company issue the shares of Common Stock due pursuant to the Tucker Agreement. The Company is contesting all of the allegations set forth in the Tucker Litigation.

Pursuant to the terms of the Company’s agreement with Tucker, the Tucker Litigation is currently scheduled to be resolved through binding arbitration in December 2023.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

The following discussion should be read in conjunction with our financial statements and accompanying notes included elsewhere in this prospectus. The following discussion contains forward-looking statements regarding future events and the future results of the Company that are based on current expectations, estimates, forecasts, and projections about the industry in which the Company operates and the beliefs and assumptions of the management of the Company. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed elsewhere in this prospectus, particularly under “Risk Factors,” and in other reports we file with the SEC. See also “Cautionary Note Regarding Forward-Looking Statements”. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus.

The following discussion is based upon our financial statements included elsewhere in this prospectus, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingencies. Each of these decisions has some impact on the financial results for any given period.

Overview

Clean Vision is a new entrant in the clean energy and waste-to-energy industries focused on clean technology and sustainability opportunities. By leveraging innovative technology, we aim to responsibly resolve environmental challenges by producing valuable products. Through our initiatives, we strive to be recognized as an ESG. Currently, we are focused on providing a solution to the plastic waste problem by converting the waste into saleable byproducts, such as precursors for new plastic products, hydrogen and other clean-burning fuels that can be used to generate clean energy. Using a technology known as pyrolysis, which heats the feedstock (i.e., plastic) at high temperatures in the absence of oxygen so that the material does not burn, we are able to convert the feedstock into (i) low-sulfur fuels, (ii) clean hydrogen (specifically, the Company’s branded AquaH™, which trademark application is currently pending with the USPTO), and (iii) carbon char. We intend to generate revenue from the following sources: (i) service revenue from the recycling services we provide; (ii) revenue generated from the sale of commodities; (iii) revenue generated from the sale of environmental credits; and (iv) revenue generated from the sale of equipment. Our mission is to aid in solving the problem of cost-effectively upcycling the vast amount of waste plastic generated on land before it flows into the world’s oceans.

According to analysis and projections reported by the EIA on April 7, 2022, it is estimated that 98.3 million barrels per day of petroleum and liquid fuels was consumed globally in March 2022, an increase of 2.4 million barrels per day from March 2021. They estimate that global consumption of petroleum and liquid fuels will rise by 1.9 million barrels per day in 2023 to average 101.7 million barrels per day.

In a report published by Markets and Markets Research in February 2021 entitled “Hydrogen Generation Market by Application (Petroleum Refinery, Ammonia & Methanol production, Transportation, Power Generation), Generation & Delivery Mode (Captive, Merchant), Source (Blue, Green & Grey Hydrogen), Technology, and Region-Forecast to 2025,” the global hydrogen generation market is projected to reach $201 billion by 2025 from an estimated $130 billion in 2020, at a compound annual growth rate (CAGR) of 9.2% during the forecast period. While the global green hydrogen market was valued at approximately $0.8 billion in 2021, it is predicted to grow to about $10.2 billion by 2028, with a CAGR of approximately 55.2% over the projection period, according to research and analysis published by Facts and Factors in March 2022 entitled “Green Hydrogen Market By Type (Solid Oxide Electrolyzer, Alkaline Electrolyzer, and Proton Exchange Membrane Electrolyzer), By Use (Transport, Power Generation, and Others) By Customer (Petrochemicals, Glass, Food & Beverages, Chemical, Medical, and Others), and–By Region - Global and Regional Industry Overview, Market Intelligence, Comprehensive Analysis, Historical Data, and Forecast 2022–2028.”

We believe that in the near future, a significant growth sector of the economy will be in clean energy and sustainable products and services. This belief was a key factor in our shift in our business focus in May 2020 and our acquisition of Clean-Seas, which became our wholly owned subsidiary on May 19, 2020. Clean-Seas believes that it has made significant progress in identifying and developing a new business model around the clean energy and waste-to-energy sectors.

Clean Vision was established in 2017 as a company focused on the acquisition of disruptive technologies that will impact the digital economy. The Company, which was formerly known as Byzen Digital Inc., changed its corporate name to Clean Vision on March 12, 2021.

We are now a holding company, with all operations currently being conducted through Clean-Seas. Clean-Seas acquired its first pyrolysis unit in November 2021 for use in a pilot project in India, which began operations in early May 2022. On April 23, 2023, Clean-Seas completed its acquisition of a fifty-one percent (51%) interest in Ecosynergie, which changed its name to Clean-Seas Morocco, LLC on such date. Clean-Seas Morocco began operations at its pyrolysis facility in Agadir, Morocco, in April 2023, which currently has capacity to convert 20 TPD of waste plastic through pyrolysis.

RESULTS OF OPERATIONS

For the Six Months Ended June 30, 2023 and June 30, 2022

Revenue

For the Six months ended June 30, 2023, the Company recognized revenue of $161,297 and cost of revenue of $33,862, from our subsidiary Clean-Seas Morocco. Revenue from operations is generated from the processing of plastic waste material (“feedstock”) at our plant in Agadir, Morocco. The plastic feedstock is put through a pyrolysis system which applies pressure and heat, in the absence of oxygen (no incineration), converting the plastic back to its petroleum form. The revenue was generated from selling the output product, “pyrolysis oil,” to a local oil and gas wholesaler in Morocco, called the “off-taker”. We receive the plastic feedstock in Agadir at $0 cost, but variable expenses include labor, land lease, and overhead such as insurance.

We recognized no revenue for the six months ended June 30, 2022.

Operating Expenses

	Six months ended June 30, 2023	Six months ended June 30, 2022	Change ($)	Change (%)
Operating Expenses
Consulting	$694,498	$782,960	$(88,462)	(11.3%)
Professional fees	541,560	126,630	414,930	327.7%
Payroll expense	532,264	452,289	79,975	17.7%
Director fees	88,000	9,000	79,000	877.8%
General and administration expenses	760,803	596,970	163,833	27.4%
Total operating expenses	$2,617,125	$1,967,849	$649,276	33%

Consulting Expense

For the six months ended June 30, 2023 and 2022, we had consulting expenses of $694,498 and $782,960 respectively, a decrease of $88,462 or 11.3%. The decrease is mainly due to a decrease in the amortized stock compensation expense for the Series B Preferred Stock ($210,000), offset by an increase in the Common Stock issued for services for non-cash compensation expense of approximately $198,000 and additional expense incurred for new consultants. In the prior period we had $334,800 of stock compensation expense and $146,700 of consulting expense incurred by our Clean-Seas India subsidiary.

Professional Fees

For the six months ended June 30, 2023 and 2022, we incurred professional fees of $541,560 and $126,630, respectively, an increase of $414,930 or 327.7%. In the current period we had additional legal expense of approximately $332,000 related to both the filing of our Regulation A Offering Statements and ongoing litigation.

Payroll Expense

For the six months ended June 30, 2023 and 2022, we had payroll expenses of $532,264 and $452,289, respectively, an increase of $79,975 or 17.7%. In the current period we recognized payroll expense from Clean-Seas Morocco of approximately $98,000. In addition, payroll increased due to salary increases for some of our employees.

Director Fees

For the six months ended June 30, 2023 and 2022, we had director fees of $88,000 and $9,000, respectively, an increase of $79,000. Our directors are compensated $4,500 per quarter. In the prior period expense was incurred for just one director. In the current period we have three directors. In addition, we issued 500,000 shares of Common Stock to a new director for total non-cash compensation expense of $61,000.

General and Administrative expense

For the six months ended June 30, 2023 and 2022, we had G&A expense of $760,803 and $596,970, respectively, an increase of $163,833 or 27.4%. In the current period we recognized (which is not included in the Company’s corporate Payroll Expense account discussed above) expense from Clean-Seas Morocco of approximately $97,500. Some of our larger G&A expenses were for promotional expense (~$157,500), transfer agent fees (~$22,000) and public company fees (~$22,100). Our Clean-Seas India subsidiary also incurred $82,000 of G&A expense during the period. We’ve seen an overall increase of our G&A as the Company seeks new business opportunities and expansion.

Other Income and Expense

For the six months ended June 30, 2023, we had total other expense of $2,971,218 compared to $218,948 for the six months ended June 30, 2022. In the current period we recognized $1,709,153 of interest expense, of which $1,636,939 was amortization of debt discount and a loss on debt issuance of $2,676,526. This was offset with a gain of $260,882 for the conversion of debt, $17,500 from extinguishment of debt and a gain in the change in fair value of derivative of $1,136,079. In the prior year we recognized $195,483 for debt issuance costs for the fair value of the warrants issued with convertible debt. We also had $23,465 of interest expense, of which $15,000 was amortization of debt discount.

Net Loss

Net loss for the six months ended June 30, 2023, was $5,427,614, after deducting $33,294 for the non-controlling interest, and $2,186,797, respectively. Our net loss increased mainly due to non-cash expense associated with our convertible debt.

Year ended December 31, 2022 compared to the year ended December 31, 2021

The Company had no revenue for the twelve months ended December 31, 2022 and 2021.

Operating Expenses

	Year ended December 31, 2022	Year ended December 31, 2021	Change ($)	Change (%)
Operating Expenses
Consulting	$2,452,383	$1,955,213	$497,170	25.4%
Professional fees	407,501	413,479	(5,978)	(1.4)%
Payroll expense	829,364	824,393	4,971	0.6%
Officer stock compensation expense	516,042	536,125	(20,083)	(3.7)%
Director fees	171,000	18,500	152,500	824.3%
General and administration expenses	1,287,030	373,095	913,935	245.0%
Total operating expenses	$5,663,320	$4,120,805	$1,542,515	37.4%

Consulting Expense

For the twelve months ended December 31, 2022 and 2021, we had consulting expenses of $2,452,383 and $1,955,213, respectively, an increase of $497,170 or 25.4%. In the current period we had approximately $1,144,000 of stock compensation expense and $198,000 and $223,000 of consulting expense incurred by our Clean Seas India and Clean Seas subsidiaries, respectively. In the prior period we had $1,574,000 of stock compensation expense. In the current year we hired additional consultants in conjunction with our increased activity, primarily with Clean Seas.

Professional Fees

For the twelve months ended December 31, 2022 and 2021, we incurred professional fees of $407,501 and $413,479, respectively, a decrease of $5,978 or 1.4%. Although, our overall expense has not changed significantly, a large portion of the expense in the current period is related to ongoing litigation whereas, in the prior period we incurred additional legal and audit expense related to the filing of our Regulation A Offering Statement

Payroll Expense

For the twelve months December 31, 2022 and 2021, we had payroll expense of $829,364 and $824,393, respectively, an increase of $4,971 or 0.61%.

Officer Stock Compensation

For the twelve months December 31, 2022 and 2021, we had officer stock compensation expense of $516,042 and $536,125, respectively, a decrease of $20,083 or 3.75%. In the current period we issued 10,000,000 shares of Common Stock to our CEO for total non-cash expense of $350,000, 2,000,000 shares to our CFO for total non-cash expense of $70,000 and 2,708,340 shares to our CRO for total non-cash expense of $96,042. In the prior year we issued preferred stock for services to our CEO for total non-cash compensation expense of $359,800. We also issued 500,000 shares to our CFO and 3,680,000 shares to former officers for total non-cash expense of $194,055.

Director Fees

For the twelve months December 31, 2022 and 2021, we had director fees of $171,000 and $18,500, respectively, an increase of $152,500 or 824%. Our directors are compensated $4,500 per quarter. In the current year we also issued a total of 4,500,000 shares of Common Stock to two of our directors for total non-cash compensation expense of $148,500. In the prior year we issued 500,000 shares of Common Stock to two of our directors for total non-cash compensation expense of $14,000.

General and Administrative Expense

For the twelve months December 31, 2022 and 2021, we had G&A expense of $1,287,030 and $373,095, respectively, an increase of $913,935 or 245.0%. Some of our larger G&A expenses, and the increases over prior period are investor relations (~$387,000), development expense (~$35,500) and travel (~$58,500). Our Clean Seas India subsidiary also incurred $124,000 of G&A expense during the period.

Other Income and Expenses

For the twelve months December 31, 2022, we had total other expense of $250,404 compared to $1,913,606 for the twelve months December 31, 2021. In the current year we recognized $250,404 of interest expense, of which $200,273 was amortization of debt discount. In the prior period we recognized $1,187,033 of interest expense, $1,162,996 of which was amortization of debt discounts, a loss in the change of the fair value of derivative of $576,573 and a loss on investment of $150,000.

Net Loss

We had a net loss of $5,913,724 for the year ended December 31, 2022, compared to a net loss of $6,034,411 for the year ended December 31, 2021, a decrease in net loss of $120,687 or 1.9% from the prior year. The decrease in net loss was mainly due to the decrease in amortization expense, recorded as part of interest expense, from the prior year.

LIQUIDITY AND CAPITAL RESOURCES

To date, we have funded our operations through the issuance of equity securities and debt securities. We are not profitable, have not generated any revenue and have incurred an accumulated deficit of $25,989,951 as of June 30, 2023. For the six months ended June 30, 2023, we had a net loss of $5,427,614, and we had a net loss of $5,913,724 for the year ended December 31, 2022. At June 30, 2023, we had cash of $394,304 and cash of $10,777 at December 31, 2022. We expect to continue to incur losses for the foreseeable future, and these losses could increase as we continue to work to develop our business. We also expect our capital needs to increase as we purchase additional pyrolysis equipment. We expect that the proceeds of this Offering together with our cash on hand will be sufficient to meet our capital needs for at least the next twelve months. Our future capital needs will be dependent upon our ability to generate significant revenue from operations. Our ability to raise additional capital through the future issuances of Common Stock and/or debt financing is unknown. The obtainment of additional financing, the successful development of our contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for us to continue operations. These conditions and the ability to successfully resolve these factors raise substantial doubt about our ability to continue as a going concern.

Working Capital

	Six Months Ended June 30, 2023	Year Ended December 31, 2022
Cash	$394,304	$10,777
Other Current Assets	1,699,381	125,000
Total Current Assets	2,093,685	135,777
Total Current Liabilities	11,432,548	1,954,790
Working Capital / (Deficit)	$(9,338,863)	$(1,819,013)

As of June 30, 2023, our cash balance was $394,304 and total current assets were $2,093,685. As of December 31, 2022, our cash balance was $10,777 and total current assets were $135,777.

As of June 30, 2023, we had a working capital deficit of $9,338,863, compared with a working capital deficit of $1,819,013 as of December 31, 2022.

Cash Flows

The following table sets forth the significant sources and uses of cash for the six months ended June 30, 2023 and 2022.

	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022

Cash Flows Used in Operating Activities	$(2,239,317)	$(1,718,319)
Cash Flows Used in Investing Activities	$(2,000,000)	$(80,346)
Cash Flows Provided by Financing Activities	$4,639,902	$1,011,879
Net Change in Cash During the period end	$400,585	$(786,786)

For the six months ended June 30, 2023, we used $2,239,317 of cash in operating activities, which included $3,431,853 for non-cash items and $117,644 for operating activities. For the six months ended June 30, 2022, we used $1,718,319 of cash in operating activities.

For the six months ended June 30, 2023 and 2022, we used $2,000,000 for the acquisition of Clean-Seas Morocco and $80,346 for the purchase of property and equipment, respectively.

For the six months ended June 30, 2023 and 2022, we received net cash of $4,639,902 and $1,011,879, respectively, from financing activities. In the current period we received $4,434,500 from a convertible note payable, $42,500 from a note payable, $5,000 from our CEO, and $335,000 from the sale of our Common Stock. We repaid $10,000 of the loan owed to our CEO, $135,000 of a convertible note and $21,005 on other notes payable. In the prior period, we received $300,000 from a convertible note payable, $600,000 from the sale of Common Stock and $126,381 from other notes, $14,402 of which was repaid.

The following table sets forth the significant sources and uses of cash for the years ended December 31, 2022 and 2021.

	Year Ended December 31, 2022	Year Ended December 31, 2021

Cash Flows Used in Operating Activities	$(2,029,096)	$(1,801,078)
Cash Flows Used in Investing Activities	$(90,871)	$(300,505)
Cash Flows Provided by Financing Activities	$1,278,417	$2,936,500
Net Change in Cash During the period end	$(841,550)	$834,917

Cash Flow from Operating Activities

During the twelve months ended December 31, 2022, we incurred a net loss of $5,913,724, adjusted by $3,064,138 for non-cash expenses and $820,490 in adjustments for changes in assets and liabilities for net cash of $2,029,096 used in operating activities. During the year ended December 31, 2021, we had a net loss of $6,034,411 adjusted by $2,142,235 for non-cash expenses and $2,091,098 in adjustments for changes in assets and liabilities, for net cash of $1,801,078 used in operating activities.

Cash Flow from Investing Activities

During the twelve months ended December 31, 2022, we purchased equipment in the amount of $90,871. During the year ended December 31, 2021, we purchased equipment in the amount of $150,505 and used $150,000 to repurchase shares sold to 100Bio.

Cash Flow from Financing Activities

During the twelve months ended December 31, 2022, we received $555,000 proceeds from convertible notes, $600,000 proceeds from the sale of Common Stock, $154,000 from other notes payable and $46,917 from a related party loan. Cash received was offset by repayment of $57,500 of notes payable and $20,000 of related party notes. During the year ended December 31, 2021, we received $3,244,000 from proceeds from the sale of Common Stock, $300,000 proceeds from the sale of notes payable, $686,500 from the proceeds of the sale of convertible notes, which was partially offset by repayment of $594,000 of convertible notes and $700,000 for notes.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements and do not have any holdings in variable interest entities.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles and the Company’s discussion and analysis of its financial condition and operating results require the Company’s management to make judgments, assumptions and estimates that affect the amounts reported. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates, and such differences may be material.

“Note 2– Summary of Significant Accounting Policies” in the audited financial statements and included in this prospectus under “Index to Financial Statements” describe the significant accounting policies and methods used in the preparation of the Company’s financial statements.

Controls and Procedures

We are not currently required to maintain an effective system of internal controls as defined by Section 404 of the Sarbanes-Oxley Act. We will be required to comply with the internal control over financial reporting requirements of the Sarbanes-Oxley Act for the twelve-month period ending December 31, 2023. Only in the event that we are deemed to be a large accelerated filer or an accelerated filer, and no longer qualify as an emerging growth company, would we be required to comply with the independent registered public accounting firm attestation requirement. Further, for as long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirement.

JOBS Act and Recent Accounting Pronouncements

The JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

We have implemented all new accounting pronouncements that are in effect and may impact our financial statements and we do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our financial position or results of operations.

Management

The following sets forth information regarding individuals who are currently serving as directors and/or executive officers as of October 30, 2023.

Name	Age	Position
Daniel Bates	65	Chairman, Chief Executive Officer, President and Director
Rachel Boulds	53	Chief Financial Officer
Daniel Harris	60	Chief Revenue Officer
Dr. Michael Dorsey	51	Independent Director
Gregory Michael Boehmer	55	Independent Director
Bart Fisher	79	Independent Director

Our directors are elected annually and will hold office until our next annual meeting of the stockholders and until their successors are elected and qualified. Officers hold their positions at the pleasure of the Board and pursuant to any employment agreement entered into. Our officers and directors may receive compensation as determined by us from time to time by vote of the Board. Such compensation might be in the form of stock options. Directors may be reimbursed by the Company for expenses incurred in attending meetings of the Board. Vacancies in the Board are filled by majority vote of the remaining directors.

Executive Officers and Directors

The following is a brief description of the education and business experience of our directors and executive officers.

Daniel Bates – Chief Executive Officer and Chairman

Mr. Bates has been our Chief Executive Officer and has served on the Board since May 27, 2020. Mr. Bates was appointed as our President, Secretary and Treasurer on July 20, 2022. Previously, from June 2014 to August 2019, Mr. Bates served as the CEO and President of ImpactPPA, an innovative renewable energy company providing blockchain technologies to solve the challenging problems commonly seen in the environment of distributed energy solutions globally. Mr. Bates has spent more than a decade in the renewable energy industry serving as the CEO of WindStream.

Prior to starting WindStream, Mr. Bates spent 15 years in the technology sector and has launched successful technology ventures in both hardware and software. Mr. Bates’ first technology venture, Extreme Audio Reality (EAR), which was formed in 1990, developed and patented the first interactive audio API for game developers, designed for the PC, and set-top box gaming arena. EAR successfully licensed its products to all major game publishers including Electronic Arts, Activision, Id Software, Ubisoft and many others. After EAR, Mr. Bates founded Avant Interactive (“Avant”) in 1997, which developed a neural net and AI based technology for object recognition, creating a patented interactive video solution for content owners, publishers, and advertisers. Avant was the market leader in this emerging sector, holding licenses and/or contracts with many of the Fortune 100 companies, television and cable networks, ad agencies as well as developing proprietary applications for the U.S. Army. Mr. Bates earned an Associates of Arts degree in Business Administration from Humboldt State University.

We believe that Mr. Bates is highly qualified to serve as a member of the Board and our management team due to his significant experience in the renewable energy industry and understanding of emerging markets and finance.

Rachel Boulds – Chief Financial Officer

Ms. Boulds has served as the Company’s Chief Financial Officer since May 1, 2022. Ms. Boulds currently works for the Company on a part-time basis (spending approximately 80% of her time working for the Company) while also operating her sole accounting practice which she has led since 2009 and which provides all aspects of consulting and accounting services to clients, including the preparation of full disclosure financial statements for public companies to comply with GAAP and SEC requirements. Ms. Boulds also currently provides outsourced chief financial officer services for two other companies. From August 2004 through July 2009, she was employed as a Senior Auditor for HJ & Associates, LLC, where she performed audits and reviews of public and private companies, including the preparation of financial statements to comply with GAAP and SEC requirements. From 2003 through 2004, Ms. Boulds was employed as a Senior Auditor at Mohler, Nixon and Williams. From September 2001 through July 2003, Ms. Boulds worked as an ABAS Associate for PriceWaterhouseCoopers LLP. From April 2000 through February 2001, Ms. Boulds was employed as an e-commerce Accountant for the Walt Disney Group’s GO.com. Ms. Boulds earned a B.S. in Accounting from San Jose University in 2001 and is licensed as a CPA in the State of Utah.

Daniel C. Harris – Chief Revenue Officer

Mr. Harris has served as the Company’s Chief Revenue Officer since June 2022, has served as the VP of Business Development of the Company’s subsidiary, Clean-Seas, since October 2021 and Chief Executive Officer of the Company’s subsidiary, Clean-Seas Morocco, since May 2023. From 2013 through 2017, Mr. Harris served as the Executive Vice President of Windstream Technologies, Inc., and from 2017 through 2019, Mr. Harris was a franchisee of Patrice & Associates. Mr. Harris is currently dedicated to the global expansion efforts of Clean-Seas’ Plastic Conversion Network by focusing on establishing new locations and partnerships for its pyrolysis facilities. Mr. Harris has over 20 years of experience in the competitive energy space. Prior to his roles with the Company, Mr. Harris served as Executive Vice President of Global Sales at WindStream, focusing on large commercial installations of renewable energy systems (integrated wind and solar). Preceding his tenure at WindStream, Mr. Harris served as Executive Vice President of Sales at Glacial Energy, a nationwide provider of retail electricity and natural gas for commercial, industrial, and institutional customers. In addition to his experience in the energy field, he had a successful 20 year career in the telecommunications industry, holding numerous high level positions in General Management and Sales and Operations Management with telecommunications service providers such as Winstar Communications, Telseon, and Teleport Communications. Mr. Harris holds a Bachelor of Arts degree in both Telecommunications Management and Marketing from Syracuse University.

Dr. Michael Dorsey - Director

Dr. Dorsey has served as a member of the Board since September 2021. He is a recognized expert on global energy, environment, finance and sustainability matters, having worked with governments and heads of state around the world. Dr. Dorsey was appointed to the EPA’s National Advisory Committee (NAC) in 2010, 2012 and 2014. Further, in 2014, a specialized unit of the United Nations Conference on Trade and Development (UNCTAD) designated Dr. Dorsey advisor on “climate, energy sustainability and SIDS (Small Island Developing States).”

Dr. Dorsey has published dozens of scholarly and lay articles on a variety of environment, development, pollution prevention and sustainability matters, and has appeared in multiple TV and radio shows and print publications. Dr. Dorsey is a member of several non-profit boards and was a faculty member in various universities around the world.

Dr. Dorsey presently serves as a director at Michigan Environmental Council, where he has served since 2019, as well as at Univergy Solar since 2017, where he is also a partner. Dr. Dorsey’s employment history also includes: a limited partner at Ibursun, 2019 to present; co-founder and treasurer at Sunrise Movement, 2017 to present; partner at Pahal Solar, 2019 to present; advisor at ImpactPPA 2018 to 2020; full member at Club of Rome, 2013 to present; member at Progress with Friends, 2006 to present; and co-founder at DetroitxPAC, 2013 to present. Dr. Dorsey earned an undergraduate degree from the University of Michigan, a Master of Forest Science from Yale University, an MA in anthropology from Johns Hopkins University and a Ph.D. in environmental policy from the University of Michigan.

We believe that Dr. Dorsey is highly qualified to serve as a member of the Board due to his significant experience in global renewable energy markets and government policy sectors.

Gregory Michael Boehmer

Mr. Boehmer has served as a member of the Board since October 3, 2022 and has been supporting the Clean Vision Corp. as a consultant since 2021.Mr. Boehmer has over 12 years of experience helping public companies with their fiscal, compliance and regulatory needs. He has a B.S. degree from the University of Dayton (OH) and a Master’s Degree in Human Resource Management from Towson University (MD).

After achieving success with a few OTC Pink Sheet companies in 2009-10, Mr. Boehmer opened his consulting firm, Layne Michael Consulting, LLC, in 2011, where he currently still works, in an effort to provide general public company management, investor relations, corporate communications and compliance services to companies struggling with compliance and or public relations issues at rates far more affordable than larger firms were able to offer.

We believe that Mr. Boehmer is highly qualified to serve as a member of the Board due to his years of experience and expertise in working with publicly traded companies and building development stage companies.

Bart Fisher - Director

Mr. Fisher has served as a member of the Board since January 18, 2023. Mr. Fisher brings 50 years’ experience as an attorney and investment banker specializing in high profile international corporate litigation and complex transnational financial transactions. As an attorney, Mr. Fisher has served as Managing Partner of the Law Office of Bart S. Fisher and is a member of the District of Columbia Bar. From 1972 through April, 1994, he practiced law with Patton Boggs LLP in Washington, D.C., where he was a partner as of January 1, 1978. He has also been a partner at Arent Fox Kintner Plotkin & Kahn (1994-1995), and Of Counsel with Porter, Wright, Morris & Arthur (1996-2001), Bryan Cave (2002) and Dorsey & Whitney (2003-2004). In his dual career as an investment banker, he serves as Managing Partner of JJ&B, LLC, a boutique investment bank located in Washington, D.C., Chairman of Omni Advisors LLC, a D.C. and NY-based investment bank, and Chairman of Capital Commodities, LLC.

Mr. Fisher earned his undergraduate degree from Washington University (St. Louis), an MA and Ph.D. in international relations from Johns Hopkins School of Advanced International Studies, and a J.D. from Harvard Law School. He has been nominated twice for the Nobel Prizes in Peace (2019) and Medicine (2020). Throughout his career, Mr. Fisher has been a prolific published author, frequent teacher and university lecturer, and a force for successfully advancing health care and philanthropy.

We believe that Mr. Fisher is highly qualified to serve as a member of the Board due to his significant experience in the legal and investment banking industries.

Corporate Governance

Family Relationships amongst Directors and Officers

There are no family relationships among our directors and executive officers.

Arrangements between Officers and Directors

To our knowledge, there is no arrangement or understanding between any of our officers and directors and any other person, including officers and directors, pursuant to which the officer was selected to serve as an officer or director.

Involvement in Certain Legal Proceedings

None of our executive officers or directors has been involved in any of the following events during the past ten years, except as described under “Business Experience”, above: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being a named subject to a pending criminal proceeding (excluding traffic violations and minor offenses); (3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law; (5) being the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (i) any Federal or State securities or commodities law or regulation; (ii) any law or regulation respecting financial institutions or insurance companies, including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or (6) being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section (1a)(40) of the Commodity Exchange Act), or any equivalent exchange, association, entity, or organization that has disciplinary authority over its members or persons associated with a member.

Board Leadership Structure

The Board has the responsibility for selecting our appropriate leadership structure. In making leadership structure determinations, the Board considers many factors, including the specific needs of our business and what is in the best interests of our stockholders. Mr. Daniel Bates serves as Chairman and CEO. The Board does not have a policy as to whether the Chairman should be an independent director, an affiliated director, or a member of management. The Board believes that its programs for overseeing risk, as described below, would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of structure.

Risk Oversight

Effective risk oversight is an important priority of the Board. Because risks are considered in virtually every business decision, the Board discusses risk throughout the year generally or in connection with specific proposed actions. The Board’s approach to risk oversight includes understanding the critical risks in the Company’s business and strategy, evaluating the Company’s risk management processes, allocating responsibilities for risk oversight, and fostering an appropriate culture of integrity and compliance with legal responsibilities. The directors exercise direct oversight of strategic risks to the Company.

Once established, our Audit Committee will review and assess the Company’s processes to manage business and financial risk and financial reporting risk. It also reviews the Company’s policies for risk assessment and assesses steps management has taken to control significant risks.

Other Directorships

No director of the Company is also a director of an issuer with a class of securities registered under Section 12 of the Exchange Act (or which otherwise are required to file periodic reports under the Exchange Act).

Committees of the Board

The Board does not currently have any committees established.

Policy on Equity Ownership

The Company does not have a policy on equity ownership at this time.

Controlled Company

Daniel Bates, our CEO and Chairman, holds 2,000,000 shares of Series C Preferred Stock that, pursuant to the Certificate of Designation of Series C Convertible Preferred Stock (the “Series C COD”), automatically converted into 20,000,000 shares of Common Stock on January 1, 2023; however, although the shares of Common Stock thereunder have not been formally issued as of the date hereof, the shares of Series C Preferred Stock are no longer outstanding. Pursuant to the Series C Preferred COD, the Series C Preferred Stock votes together with our Common Stock on all stockholder matters at a rate of one hundred Common Stock votes per share of Series C Preferred Stock held (the “Series C Preferred Stock Voting Preference”).

While Mr. Bates no longer has the contractual right to the Series C Preferred Stock Voting Preference, if it is determined that Mr. Bates still holds such right pursuant to the Series C COD, Mr. Bates will be able to influence our management and affairs and control the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets.

Code of Ethics

We have not adopted a Code of Ethical Business Conduct (“Code of Ethics”) that applies to all of our directors, officers and employees. Once adopted, the Code of Ethics will be available on our website at https://www.cleanvisioncorp.com. We intend to disclose any amendments to our Code of Ethics and any waivers with respect to our Code of Ethics granted to our principal executive officer, our principal financial officer, or any of our other employees performing similar functions in a Current Report on Form 8-K.

Executive Officer and Director Compensation

Executive Compensation Table

The following table sets forth information concerning the compensation of (i) all individuals serving as our principal executive officer or acting in a similar capacity for the years ended December 31, 2022 and 2021 (“PEO”), regardless of compensation level; (ii) our two most highly compensated executive officers other than the PEO who were serving as executive officers for the period ended December 31, 2022 and 2021, if any (subject to the limitations below); and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to paragraph (ii) but for the fact that the individual was not serving as an executive officer at December 31, 2022 (collectively, the “Named Executive Officers”).

The Board does not have a Compensation Committee. In its absence, compensation was determined by the majority of the Board.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total
Daniel Bates	2022	$240,000	$0	$350,000	$0	$0	$0	$0	$590,000
CEO	2021	$240,000	$0	$359,800	$0	$0	$0	$0	$599,800
Chris Percy(1)	2022	$57,750	$0	$0	$0	$0	$0	$0	$57,750
	2021	$231,000	$0	$59,375	$0	$0	$0	$0	$290,375
John Owen (4)	2022	$131,250	$0	$0	$0	$0	$0	$0	$131,250
COO	2021	$80,000	$0	$14,000	$0	$0	$0	$0	$94,000
Rachel Boulds	2022	$60,000	$0	$70,000	$0	$0	$0	$0	$130,000
CFO	2021	$47,000	$0	$102,950	$0	$0	$0	$0	$149,950
Daniel Harris	2022	$90,000	$0	$94,792	$0	$0	$0	$0	$184,792
CRO	2021	$22,500	$0	$17,750	$0	$0	$0	$0	$40,250

(1) Effective as of July 30, 2022, Mr. Percy was terminated as the Company’s Chief Commercial Officer, President, Treasurer and Secretary. Effective as of February 14, 2023, Mr. Percy was removed as a director.

(2) In accordance with SEC rules, this column reflects the aggregate fair value of the stock awards granted during the respective fiscal year computed as of their respective grant dates in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC 718). The valuation assumptions used in determining such amounts are described in Note 8 to our consolidated financial statements included elsewhere in this prospectus.

(3) Does not include perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is more than $10,000. No executive officer earned any non-equity incentive plan compensation, nonqualified deferred compensation, or other compensation, during the periods reported above.

(4) Mr. Owen resigned from the Company effective November 21, 2022.

Outstanding Equity Awards at Fiscal Year-End

The Company: (i) did not grant any stock options to its executive officers or directors during the years ended December 31, 2022 and December 31, 2021; (ii) did not have any outstanding equity awards as of December 31, 2022; and (iii) had no options exercised by its Named Executive Officers in the fiscal years ending December 31, 2022 and December 31, 2021.

Compensation of Directors

The following table sets forth summary information concerning the compensation we paid to non-executive directors during the years ended December 31, 2022 and December 31, 2021.

Name and Principal Position	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
Dr. Michael Dorsey	2022	$9,000	$70,000	$0	$0	$0	$97,000
	2021	$0	$14,000	$0	$0	$0	$14,000
Gregory Boehmer	2022	$4,500	$78,500	$0	$0	$0	$83,000
	2021	$0	$0	$0	$0	$0	$0
Bart Fisher	2022	$0	$0	$0	$0	$0	$0
	2021	$0	$0	$0	$0	$0	$0

The table above does not include the amount of any expense reimbursements paid to the above directors. No directors received any Non-Equity Incentive Plan Compensation, Change in Pension Value and Nonqualified Deferred Compensation Earnings during the period presented. Does not include perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is more than $10,000.

Outstanding Equity Awards at the End of the Fiscal Year

We do not currently have any equity compensation plans and therefore no equity awards were outstanding as of December 31, 2022.

Stock Option Grants

We have not granted any stock options to our executive officers or directors.

Employment Agreements

Daniel Bates

We entered into an employment agreement with Daniel Bates (the “Bates Employment Agreement”) on May 27, 2020 for a term of three years. Under the Bates Employment Agreement, Mr. Bates serves as our Chief Executive Officer and President. He receives a monthly base salary of $20,000, provided that $7,500 per month is deferred until we raise a minimum of $250,000 in a financing, which financing was raised in February 2021. Mr. Bates is also eligible to receive a quarterly revenue bonus of 10% of our consolidated gross revenue for such quarter, which shall be paid in cash or Common Stock, as determined by the Board (“Revenue Bonus”).

The Bates Employment Agreement provides that Mr. Bates is eligible to participate in our employee stock option plan, life, health, accident, disability insurance plans, pension plans and retirement plans, in effect from time to time, to the extent and on such terms and conditions as we customarily make such plans available to our senior executives. In addition, he is entitled to three weeks of paid vacation per year.

The Bates Employment Agreement provides that it shall continue until terminated (i) upon the death of Mr. Bates; (ii) upon the delivery to Mr. Bates of written notice of termination by us if Mr. Bates suffers a physical or mental disability rendering, in the Board’s reasonable judgment, Mr. Bates unable to perform his duties and obligations under the Bates Employment Agreement for either 90 consecutive days or 190 days in any 12-month period; (iii) upon delivery to Mr. Bates of written notice of termination by us for Cause, as such term is defined in the Bates Employment Agreement; or (iv) upon delivery of written notice from Mr. Bates to us for Good Reason, as such term is defined in the Bates Employment Agreement. The Bates Employment Agreement also provided that until we have obtained $2,000,000 in gross proceeds from a financing or series of financings the Bates Employment Agreement may be terminated by either party on thirty (30) days’ notice, which financing was obtained and therefore the Bates Employment Agreement can no longer be terminated on thirty (30) days’ notice.

Mr. Bates is bound by certain confidentiality provisions pursuant to the Bates Employment Agreement.

If Mr. Bates’ employment is terminated for Good Reason, in addition to paying Mr. Bates all outstanding sums due and owing to him at the time of separation, we are also required to pay Mr. Bates an amount equal to six (6) months of his then-current Base Salary in the form of salary continuation (the “Severance Payments”), plus payment of the medical insurance premium for Mr. Bates and his family.

Notwithstanding the reason for Mr. Bates’ termination he is entitled to: (i) all benefits payable under the applicable benefit plans through the date of termination, (ii) any accrued but unused vacation earned by Mr. Bates through the date of termination; (iii) reimbursement for any business expenses incurred by Mr. Bates prior to the date of termination; and (iv) the prorated portion of any Revenue Bonus to which he is entitled.

The receipt of any termination benefits described above is subject to Mr. Bates’ execution of a release of claims in favor of us.

In the event of Mr. Bates’ termination due to death or disability, Mr. Bates or his estate shall be entitled to all severance benefits (including, without limitation, the Severance Payments) as well as retaining any options vested as of the date of termination.

Effective as of February 9, 2021, the Bates Employment Agreement was amended for purposes of extending the term to five years, expiring on May 27, 2025, and issuing Mr. Bates 2,000,000 shares of our Series C Preferred Stock.

Rachel Boulds

The Company entered into a consulting agreement with Rachel Boulds, effective as of May 1, 2021, (“Boulds Consulting Agreement”) to serve as part-time Chief Financial Officer for compensation of $5,000 per month. On February 22, 2021, Ms. Boulds was granted 500,000 shares of Common Stock for her services. On December 14, 2022, Ms. Boulds was granted 2,000,000 shares of Common Stock for her services.

Certain Relationships and Related Party Transactions

Except as discussed below or otherwise disclosed above under “Executive and Director Compensation”, which information is incorporated by reference where applicable in this “Certain Relationships and Related Transactions, and Director Independence” section, the following sets forth a summary of all transactions since January 1, 2021, or any currently proposed transaction, in which the Company was to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at the fiscal year-end for December 31, 2022 and December 31, 2021, and in which any officer, director, or any stockholder owning greater than five percent (5%) of our outstanding voting shares, nor any member of the above referenced individual’s immediate family, had or will have a direct or indirect material interest (other than compensation described above under “Executive and Director Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

The Company issued to Mr. Bates three separate promissory notes, 1) on August 1, 2022, for $1,000, 2) on September 15, 2022, for $35,040, and 3) on October 6, 2022, for $1,000. The notes bear interest at 8% and are due on demand. As of December 31, 2022, the Company repaid $20,000, for a balance due of principal and interest of $26,040 and $977. During the six months ended June 30, 2023, Mr. Bates loaned the Company an additional $5,000 and was repaid $10,000. As of June 30, 2023, the balance due of principal and interest of $21,040 and $1,869.

Review, Approval and Ratification of Related Party Transactions

The Board recognizes the fact that transactions with related persons present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof). The Board currently plans to adopt a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held Common Stock that is listed on Nasdaq. We anticipate that under the new policy:

●	any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by the Audit Committee; and

●	any employment relationship or transaction involving an executive officer and any related compensation must be approved by the compensation committee of the Board or recommended by the compensation committee to the Board for its approval.

In connection with the review and approval or ratification of a related person transaction:

●	management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

●	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

●	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities Act or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with the Securities Act and the Exchange Act and related rules; and

●	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, we anticipate the related person transaction policy will provide that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director, should consider whether such transaction would compromise the director’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, Nasdaq, and the Code of Ethics.

In addition, our Code Ethics (described above under “Management—Code of Ethics”), which will apply to all of our employees, officers and directors, will require that all employees, officers and directors avoid any conflict, or the appearance of a conflict, between an individual’s personal interests and our interests.

Conflicts Related to Other Business Activities

The persons serving as our officers and directors have existing responsibilities and, in the future, may have additional responsibilities, to provide management and services to other entities in addition to us. As a result, conflicts of interest between us and the other activities of those persons may occur from time to time.

We will attempt to resolve any such conflicts of interest in our favor. Our officers and directors are accountable to us and our stockholders as fiduciaries, which requires that such officers and directors exercise good faith and integrity in handling our affairs. A stockholder may be able to institute legal action on our behalf or on behalf of that stockholder and all other similarly situated stockholders to recover damages or for other relief in cases of the resolution of conflicts in any manner prejudicial to us.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of October 30, 2023 with respect to the beneficial ownership of the outstanding Common Stock by (i) any holder of more than five (5%) percent of our Common Stock; (ii) each of the Company’s executive officers and directors; and (iii) the Company’s directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investing power with respect to securities. These rules generally provide that shares of Common Stock subject to options, warrants or other convertible securities that are currently exercisable or convertible, or exercisable or convertible within 60 days of the Date of Determination, are deemed to be outstanding and to be beneficially owned by the person or group holding such options, warrants or other convertible securities for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, as of the Date of Determination, (a) the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to applicable community property laws; and (b) no person owns more than 5% of our Common Stock. Unless otherwise indicated, the address for each of the officers or directors listed in the table below is 2711 N. Sepulveda Blvd., Suite #1051, Manhattan Beach, California 90266.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Exchange Act.

	Shares Beneficially Owned(1)	Percentage Ownership
5% Beneficial Owners
Holder of Series B Preferred Stock(2)	20,000,000	3.3%

Executive Officers and Directors
Daniel Bates(3)	33,125,000	5.5%
Rachel Boulds	2,625,000	*	%
Dr. Michael Dorsey	2,625,000	*	%
Gregory Boehmer	3,125,000	*	%
Daniel Harris	3,368,757	*	%
Bart Fisher	525,000	*	%
All current directors and officers as a group (6 persons)	45,393,757	8.8%

*Less than 1%

(1)	Based on 604,103,984 shares of Common Stock outstanding as of October 30, 2023. Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. Unless otherwise indicated by footnote, the named entities or individuals have sole voting and investment power with respect to the shares of Common Stock beneficially owned.

(2)	Includes 20,000,000 shares of Common Stock issuable to Tucker upon conversion of the 2,000,000 issued and outstanding shares of Series B Preferred Stock, which shares automatically converted into 20,000,000 shares of Common Stock on January 1, 2023; however, the Company’s Transfer Agent has been instructed to not issue the shares of Common Stock until the Tucker Litigation has been resolved. Accordingly, although the shares of Common Stock thereunder have not been formally issued as of October 30, 2023, the shares of Series B Preferred Stock are no longer outstanding.

(3)	Includes 20,000,000 shares of Common Stock to be issued upon conversion of the Series C Preferred Stock owned by Mr. Bates, which conversion automatically occurred on January 1, 2023, but has not been effectuated as of October 30, 2023.

Change of Control

The Company is not aware of any arrangements which may at a subsequent date result in a change of control of the Company.

Description of Capital Stock

The following description of our capital stock and provisions of our certificate of incorporation and by-laws are summaries and are qualified by reference to the certificate of incorporation and by-laws. We urge you to read our certificate and our by-laws, as in effect immediately following the closing of this Offering, which are included as exhibits to the registration statement of which this prospectus forms a part.

Certain provisions of our certificate and our by-laws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Common Stock.

Authorized Capitalization

The total number of authorized shares of our capital stock is 2,010,000,000 shares, $0.001 par value per share, of which 2,000,000,000 shares are Common Stock, and 10,000,000 shares are preferred stock.

Common Stock

Shares of our Common Stock have the following rights, preferences, and privileges:

Voting

Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends

Holders of our Common Stock are entitled to receive dividends when, as and if declared by the Board out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the Common Stock. Any decision to pay dividends on our Common Stock will be at the discretion of the Board. The Board may or may not determine to declare dividends in the future. See “Dividend Policy” on page 58 of this prospectus for more information. The Board’s determination to issue dividends will depend upon our profitability and financial condition, any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that the Board deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of our Common Stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the Common Stock, if any, have received their liquidation preferences in full.

Other

Our issued and outstanding shares of Common Stock are fully paid and nonassessable. Holders of shares of our Common Stock are not entitled to preemptive rights. Shares of our Common Stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

Preferred Stock

Convertible Preferred Series A Stock

On May 5, 2015, the Company created a series of preferred stock, designating 1,000,000 shares as Convertible Preferred Series A Stock, which ranks senior to the Company’s Common Stock upon the liquidation, dissolution or winding up of the Company. The Convertible Preferred Series A Stock does not bear a dividend. The holders of the Convertible Preferred Series A Stock are entitled to 100 votes and shall vote together with the holders of Common Stock. Each share of Convertible Preferred Series A Stock is convertible into one hundred shares of Common Stock, subject to adjustment for stock splits and stock combinations. No shares of Convertible Preferred Series A Stock are outstanding as of the date hereof.

Series A Redeemable Preferred Stock

On September 21, 2020, the Company created a series of preferred stock, designating 2,000,000 shares as Series A Redeemable Preferred Stock (the “Series A Redeemable Preferred Stock”), which ranks senior to the Company’s Common Stock upon the liquidation, dissolution or winding up of the Company. The Series A Redeemable Preferred Stock does not bear a dividend or have voting rights and is not convertible into shares of our Common Stock. No shares of Series A Redeemable Preferred Stock are outstanding as of the date hereof.

Series B Convertible Non-Voting Preferred Stock

On December 14, 2020, the Company amended its Articles of Incorporation pursuant to the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Non-Voting Preferred Stock (the “Series B COD”), whereby it designated 2,000,000 shares of its authorized preferred stock as Series B Series B Preferred Stock. The Series B Preferred Stock shall be treated pari passu with Common Stock, except that a dividend on each share of Series B Preferred Stock shall be equal to the amount of the dividend declared and paid on each share of Common Stock multiplied by the Conversion Rate (as defined in the Series B COD). The Series B Preferred Stock does not have voting rights. Each share of Series B Preferred Stock initially converts into 10 shares of Common Stock, subject to adjustment for stock splits and stock combinations. The Series B Preferred Stock automatically converted on January 1, 2023 into shares of Common Stock; however, due to the ongoing dispute with Tucker and the Tucker Litigation, the Company’s Transfer Agent was instructed to not issue the shares of Common Stock until the Tucker Litigation has been resolved. Accordingly, although the shares of Common Stock thereunder have not been formally issued as of the date hereof, the shares of Series B Preferred Stock are no longer outstanding.

Holders of our Series B Preferred Stock have anti-dilution rights protecting their interests in the Company from the issuance of any additional shares of capital stock for a two year period following conversion of the Preferred Stock calculated at the rate of 20% on a fully diluted basis.

Series C Convertible Preferred Stock

On February 9, 2021, the Company amended its Articles of Incorporation pursuant to the Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (the “Series C COD”), whereby 2,000,000 shares of preferred stock were designated Series C Preferred Stock pursuant to that certain . With respect to dividends, the Series C Preferred Stock shall be treated pari passu with the Common Stock and Series B Preferred Stock, except that a dividend on each share of Series C Preferred Stock shall be equal to the amount of the dividend declared and paid on each share of Common Stock multiplied by the Conversion Rate (as defined in the Series C COD). The holders of the Series C Preferred Stock are entitled to 100 votes per share of Common Stock and shall vote together with the holders of Common Stock. Each share of the Series C Preferred Stock is convertible into ten shares of Common Stock. Common Stock subject to adjustment for stock splits and stock combinations. The Series C Preferred Stock automatically converted on January 1, 2023 into shares of Common Stock; however, although the shares of Common Stock thereunder have not been formally issued as of the date hereof, the shares of Series C Preferred Stock are no longer outstanding.

The holders of the Series C Preferred Stock shall have anti-dilution rights during the two-year period after the Series C Preferred has been converted into shares of Common Stock at its then effective Conversion Rate such that they maintain in Series C Preferred Stockholders, a 20% interest in the Common Stock and preferred stock of the Company, calculated on a fully-diluted basis.

Daniel Bates owned all of the outstanding shares of Series C Preferred Stock.

Outstanding Convertible Notes

April 2023 Note

Pursuant to the February Purchase Agreement, on April 10, 2023, the April Investor purchased the April Note in the original principal amount of $1,500,000 and the Company issued the April Warrant of up to 17,660,911 shares of the Company’s common stock to the April Investor. The April Note bears interest at a rate of 5% per annum and carries an original issue discount of 2%. The Company may not prepay any portion of the outstanding principal amount, accrued and unpaid interest or accrued and unpaid late charges on principal and interest, if any, except as specifically permitted by the terms of the April Note.

May 2023 Note

On May 26, 2023, the Company entered into the May Purchase Agreement, pursuant to which the May Investor purchased the May Note in the aggregate original principal amount of $1,714,285.71 and May Warrants, exercisable for the purchase of up to 44,069,041 shares Common Stock.

The May Note matures 12 months after issuance and bear interest at a rate of 5% per annum, as may be adjusted from time to time in accordance with Section 2 of the May Note. The May Note has an original issue discount of 30%. The Company may not prepay any portion of the outstanding principal amount, accrued and unpaid interest or accrued and unpaid late charges on principal and interest, if any, except as specifically permitted by the terms of the May Note.

At any time, the Company shall have the right to redeem all, but not less than all, of the amount then outstanding under the May Note (the “Company Optional Redemption Amount”) on the Company Optional Redemption Date (as defined in the May Note) (a “Company Optional Redemption”). The portion of the May Note subject to a Company Optional Redemption shall be redeemed by the Company in cash at a price equal to the greater of (i) 10% premium to the amount then outstanding under the May Note to be redeemed, and (ii) the equity value of our Common Stock underlying the May Note. The equity value of our Common Stock underlying the May Note is calculated using the greatest closing sale price of our Common Stock on any trading day immediately preceding such redemption and the date we make the entire payment required. The Company may exercise its right to require redemption under the May Note by delivering a written notice thereof by electronic mail and overnight courier to the May Investor.

August 2023 Note

On July 31, 2023, the Company entered into the August Purchase Agreement with the August Investor, pursuant to which the August Investor purchased the August Note in the original principal amount of $500,000. In addition, as an additional inducement to the August Investor for purchasing the August Note, the Company issued 21,000,000 shares of its Common Stock to the August Investor at the closing. The transactions contemplated under the August Purchase Agreement closed on August 4, 2023.

The August Note matures on July 31, 2024 and bears interest at a rate of 10% per annum, carries an original issue discount of 15% and has a conversion price of 90% per share of the lowest VWAP during the 20 trading day period before the conversion. The Company may prepay any portion of the outstanding principal amount and the guaranteed interest under the August Note at any time and from time to time, without penalty or premium, provided that any such prepayment will be applied first to any unpaid collection costs, then to any unpaid fees, then to any unpaid Default Rate (as defined in the August Note) interest, and any remaining amount shall be applied first to any unpaid guaranteed interest, and then to any unpaid principal amount

Outstanding Warrants

Silverback Warrant

On March 31, 2022, pursuant to the Silverback Purchase Agreement, the Company issued to Silverback (i) a promissory note in the original amount of $360,000 (the “Silverback Note”) and (ii) the Silverback Warrant exercisable for up to 9,000,000 shares of Common Stock for gross proceeds to the Company of $300,000. Silverback fully converted the outstanding principal and interest into 19,286,137 shares of Common Stock on February 21, 2023.The Silverback Warrant is exercisable for 3 years from the date of issuance, or until March 31, 2025.

On October 25, 2023, the Company and Silverback amended the Silverback Warrant pursuant to that certain Amendment to Warrants to Purchase Up to 9,000,000 Shares of Common Stock (the “Silverback Warrant Amendment”). Pursuant to the Silverback Warrant Amendment, the parties amended the exercise price applicable to the Silverback Warrant to be equal to: (i) $0.025 if exercised prior to a Qualified Offering (as defined below); (ii) a 25% premium to the price per share of Common Stock issued and sold in a Qualified Offering if exercised after a Qualified Offering; or (iii) in the event of a sale of the Company, a 125% premium to the Per Share Sale Price (as defined in the Silverback Warrant). A “Qualified Offering” means a public offering in the United States pursuant to a registration statement declared effective by the SEC with minimum gross proceeds of $10 million, pursuant to which our Common Stock is listed for trading on Nasdaq or a similar nationally recognized exchange. The Silverback Warrant is currently exercisable on a cashless basis since after the six-month anniversary of the initial closing of the Silverback Warrant, which took place on March 31, 2022, there was not an effective registration statement for the resale of the shares of our Common Stock underlying the Silverback Warrant. The Silverback Warrant provides for adjustment upon subdivisions and combinations.

Reg. D Warrants

On February 22, 2023, the Company entered into and closed on those certain Securities Purchase Agreements with five (5) investors (the “Reg. D Investors”), pursuant to which the Company issued 6,250,000 shares of Common Stock and warrants to purchase up to 6,250,000 additional shares of Common Stock (the “Reg. D Warrants”) for total cash proceeds of $125,000. The Reg. D Warrants are exercisable for shares of the Common Stock at a price of $0.03 per share and expires three years from the date of issuance. Using the fair value calculation, the relative fair value for the warrants was calculated to determine the warrants recorded equity amount of $193,063 which has been accounted for in additional paid in capital.

April 2023 Warrants

Pursuant to the February Purchase Agreement, on April 10, 2023, the April Investor purchased the April Note in the original principal amount of $1,500,000 and the Company issued the April Warrant of up to 17,660,911 shares of Common Stock to the April Investor.

May 2023 Warrants

On May 26, 2023, the Company entered into the May Purchase Agreement, pursuant to which the May Investor purchased the May Note in the aggregate original principal amount of $1,714,285.71 and May Warrants, exercisable for the purchase of up to 44,069,041 shares of Common Stock. The May Warrants are exercisable for shares of Common Stock at the May Warrant Exercise Price, or $0.0389 per share and expire five years from the date of issuance. The May Warrant Exercise Price is subject to customary adjustments for stock dividends, stock splits, recapitalizations and the like.

Common Stock

Anti-Takeover Provisions

Some of the provisions of Nevada law, our Articles of Incorporation and our Bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company or removing our incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board. We believe that the benefits of increased protection against an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals. Among other things, negotiation of such proposals could result in an improvement of their terms.

Nevada Revised Statutes (“NRS”) Sections 78.411 to 78.444 inclusive apply to combinations between resident domestic corporations (defined as a Nevada domestic corporation that has 200 or more stockholders of record) and certain affiliated stockholders (collectively, the “Interested Shareholder Combination Statutes”). We have elected not to be governed by the Interested Shareholder Combination Statutes in the future. We do not anticipate this election to have any immediate effect on the rights of existing stockholders. To the extent that we qualify as a resident domestic corporation in the future, the Board will be able to enter into acquisitions and combinations with entities affiliated with its executive officer, directors and control stockholders with greater ease, including without limitation, without the requirement of obtaining the approval of the stockholders in certain instances.

The Nevada Interested Shareholder Combination Statutes generally prohibit a Nevada corporation, with shares registered under section 12 of the Exchange Act and with 200 or more stockholders of record, from engaging in a combination (defined in the statute to include a variety of transactions, including mergers, asset sales, issuance of stock and other actions resulting in a financial benefit to the Interested Stockholder) with an Interested Stockholder (defined in the statute generally as a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares), for a period of three years following the date that such person became an Interested Stockholder unless the board of directors of the corporation first approved either the combination or the transaction that resulted in the stockholder's becoming an Interested Stockholder. If this approval is not obtained, the combination may be consummated after the three year period expires if either (a) (1) the board of directors of the corporation approved the combination or the purchase of the shares by the Interested Stockholder before the date that the person became an Interested Stockholder, (2) the transaction by which the person became an Interested Stockholder was approved by the board of directors of the corporation before the person became an interested stockholder, or (3) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the Interested Stockholder at a meeting called no earlier than three years after the date the Interested Stockholder became such; or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by all holders of Common Stock and holders of any other class or series of shares not beneficially owned by an Interested Stockholder meets the minimum requirements set forth in NRS Sections 78.441 through 78.444.

The NRS also limits the acquisition of a controlling interest in a Nevada corporation with 200 or more stockholders of record, at least 100 of whom have Nevada addresses appearing on the stock ledger of the corporation, and that does business in Nevada directly or through an affiliated corporation. According to the NRS, an acquiring person who acquires a controlling interest in an issuing corporation may not exercise voting rights on any control shares unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special or annual meeting of the stockholders. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of such person's shares.

Under the NRS, a controlling interest means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of the voting power of the issuing corporation in the election of directors. Outstanding voting shares of an issuing corporation that an acquiring person acquires or offers to acquire in an acquisition and acquires within 90 days immediately preceding the date when the acquiring person became an acquiring person are referred to as control shares.

Board of Directors. Our by-laws provide for the election of directors to one-year terms at each annual meeting of the stockholders. All directors elected to our Board will serve until the election and qualification of their respective successors or their earlier resignation or removal. The Board is authorized to create new directorships, and to fill such positions so created by a majority vote of the directors or a majority of the stockholders.

Special Meetings of Stockholders. Special meetings of the stockholders may be called only by our president or the Board pursuant to the requirements of our by-laws or by the president if holders representing 10% of all votes entitled to be cast on any issue proposed to be considered at the meeting.

Blank-Check Preferred Stock. The Board will be authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the Board and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that the Board does not approve.

Limitations on Liability and Indemnification of Officers and Directors

Our bylaws provide that we may indemnify our directors, officers and employees to the fullest extent permitted by the laws of the State of Nevada. As authorized by Section 78.751 of the Nevada Revised Statutes, we may indemnify our officers and directors against expenses incurred by such persons in connection with any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, involving such persons in their capacities as officers and directors, so long as such persons acted in good faith and in a manner which they reasonably believed to be in our best interests. If the legal proceeding, however, is by or in our right, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he is adjudged to be liable for negligence or misconduct in the performance of his duty to us unless a court determines otherwise.

Under Nevada law, corporations may also purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer (or is serving at our request as a director or officer of another corporation) for any liability asserted against such person and any expenses incurred by him in his capacity as a director or officer. These financial arrangements may include trust funds, self-insurance programs, guarantees and insurance policies.

Additionally, our Articles of Incorporation provide that any person who was or is a party or was or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Company) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Company as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), is entitled to be indemnified by the Company to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding and, if so requested, the Company is required to advance (within two business days of such request) any and all such expenses to the person indemnified; provided, however, that (i) the foregoing obligation of the Company does not apply to a claim that was commenced by the person indemnified without the prior approval of the Board.

Such right of indemnification continues as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and inures to the benefit of the heirs and personal representatives of such a person. The indemnification provided by the Articles of Incorporation is not exclusive of any other rights which may be provided now or in the future under any provision of the bylaws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provisions of law, or otherwise.

Neither our Bylaws nor our Articles of Incorporation, as amended, include any specific indemnification provisions for our officers or directors against liability under the Securities Act. Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Trading Symbol

Our Common Stock is traded on the OTCQB maintained by OTC Markets, Inc. under the symbol “CLNV”.

Transfer Agent

The transfer agent and registrar for our Common Stock is EQ by Equiniti, 1110 Centre Point Curve, Suite 101, Mendota Heights, Minnesota 55120.

SELLING SHAREHOLDERS

The Selling Shareholders identified in this prospectus may offer and sell up to an aggregate amount of 19,000,000 Shares, comprised of (i) the 10,000,000 Dorado Shares issued to Dorado pursuant to the Dorado Purchase Agreement and (ii) 9,000,000 issuable to Silverback upon exercise of the Silverback Warrants. We are registering the Shares in order to permit the Selling Shareholders to offer the shares for resale from time to time. Except as otherwise described in the footnotes to the table below and for the ownership of the Shares registered pursuant to the Dorado Purchase Agreement and the Silverback Warrant, neither the Selling Shareholders nor any of the persons that control them has had any material relationships with us or our affiliates within the past three (3) years.

The Selling Shareholders may from time to time offer and sell under this prospectus any or all of the Shares described under the column “Shares to be Offered” in the table below.

In accordance with the terms of the Dorado Purchase Agreement, the Company is required to register the 10,000,000 Dorado Shares for resale pursuant to a registration statement to be filed with the SEC no later than 45 days following the Dorado Signing Date, which is satisfied upon the filing of the registration statement of which this prospectus forms a part.

Pursuant to the Silverback Purchase Agreement, the Company was required to file with the SEC a registration statement within 60 calendar days of closing of the issuance of the Silverback Note and Silverback Warrant covering all shares of Common Stock underlying the securities purchased by Silverback under the Silverback Purchase Agreement, including: (i) all shares of Common Stock underlying the conversion of the Silverback Note; (ii) the shares of Common Stock underlying the exercise of the Silverback Warrant and (iii) any additional shares of Common Stock issuable in connection with any other provisions of the Silverback Purchase Agreement and use its commercially reasonable efforts to cause such registration statement to be declared effective as promptly as possible after the filing thereof (the “Silverback Registration Rights”). While the Company did not satisfy the Silverback Registration Rights in the time as provided by the Silverback Purchase Agreement, the Company and Silverback have agreed to register the 9,000,000 shares underlying the Silverback Warrant by the filing of a registration statement of which this prospectus forms a part.

Under the terms of the applicable agreements, the Selling Shareholders agree that if securities are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein.

We cannot give an estimate as to the number of shares of Common Stock that will actually be held by the Selling Shareholders upon termination of this offering, because the Selling Shareholders may offer some or all of the Shares being registered on their behalf under the offering contemplated by this prospectus or acquire additional shares of Common Stock. The total number of Shares that may be sold hereunder will not exceed the number of Shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

The following table sets forth the name of the Selling Shareholders, the number of Shares beneficially owned by such Selling Shareholder before this Offering, the number of Shares to be offered for such Selling Shareholder’s account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such Selling Shareholder after completion of the Offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our Common Stock as to which a person has sole or shared voting power or investment power and any shares of Common Stock which the person has the right to acquire within 60 days of the date as of which the information is provided, through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership percentages are calculated based on 604,103,984 shares of our Common Stock outstanding as of October 30, 2023.

Unless otherwise set forth below, (a) the Selling Shareholder named in the table has sole voting and sole investment power with respect to the shares set forth opposite their name, subject to community property laws, where applicable, and (b) the Selling Shareholder has not had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates. The number of shares of common stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the timing of the filing of the registration statement of which this prospectus forms a part.

Name of Selling Shareholder	Common Stock Owned Prior to Offering(1)(2)			Shares to be Offered		Common Stock Owned After Offering(3)
	Shares		Percent			Shares	Percent
Dorado Goose, LLC(4)	15,000,000	(5)	2.48%	10,000,000	(6)	5,000,000(7)	*	%
Silverback Capital Corporation(8)	9,964,306	(9)	1.65%	9,000,000	(10)	964,306(11)	*	%

 * Less than 1%

Notes:

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to shares of Common Stock. Shares of Common Stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding. The actual number of shares of Common Stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of our common stock, and could be materially less or more than the number estimated in the table.

(2)	Applicable percentage ownership is based on 604,103,984 shares of our Common Stock outstanding as of October 30, 2023.

(3)	Because the Selling Shareholders may offer and sell all, only some portion or none of the shares of our Common Stock being offered pursuant to this prospectus and may acquire additional shares of our Common Stock in the future, we can only estimate the number and percentage of shares of our Common Stock that the Selling Shareholders will hold upon termination of the offering. The column titled “Common Stock Owned After Offering” assumes that the Selling Shareholders will sell all of its respective shares and no other shares of our Common Stock are acquired or sold by the Selling Shareholders prior to completion of this offering.

(4)	Tommy Wang is the Managing Member of Dorado and may be deemed to have voting and dispositive power over the securities owned by Dorado. Tommy Wang disclaims any beneficial ownership of these securities. The address for Dorado is 170 Dorado Beach East, Dorado, PR 00646.

(5)	Includes the number of shares of Common Stock beneficially owned by this Selling Shareholder as of October 30, 2023, consisting of (i) 10,000,000 shares of our Common Stock issued to Dorado pursuant to the Dorado Purchase Agreement that are being registered for resale under this prospectus, and (ii) the 5,000,000 Dorado Restricted Shares issued to Dorado pursuant to the Dorado Purchase Agreement that are not being registered for resale under this prospectus.

(6)	Includes 10,000,000 shares of our Common Stock issued to Dorado pursuant to the Dorado Purchase Agreement that are being registered for resale under this prospectus.

(7)	Includes the 5,000,000 Dorado Restricted Shares were issued to Dorado pursuant to the Dorado Purchase Agreement that are not being registered for resale under this prospectus.

(8)	Gillian Gold is the signatory for Silverback and disclaims beneficial ownership over the shares held by Silverback. The address of Silverback is 614 N Dupont Hwy Suite 210, Dover, DE 19901.

(9)

Includes the number of shares of Common Stock beneficially owned by this Selling Shareholder as of October 30, 2023, consisting of (i) 964,306 shares of Common Stock held by this Selling Shareholder that were previously acquired, none of which are being registered for resale under this prospectus and (ii) 9,000,000 shares of our Common Stock underlying the Silverback Warrant that are being registered for resale under this prospectus. Pursuant to the Silverback Leak-Out Agreement (as defined below), Silverback agreed to, among other things, during the Silverback Leak-Out Period (as defined below): (i) be bound by the terms of the Silverback Leak-Out (as defined below), which restricts Silverback from assigning, hypothecating or otherwise selling more than 10% of the daily trading volume in the shares of Common Stock as reported by OTC Markets; and (ii) not engage in an investment strategy based upon selling the shares of the Company “short” and shall not “short” the Common Stock while such shares remain subject to such periods.

(10)	Includes 9,000,000 shares of Common Stock issuable to Silverback upon exercise of the Silverback Warrant. Pursuant to the terms and provisions of the Silverback Purchase Agreement, Silverback agreed it shall not, and that it will cause its affiliates to not, engage in any short sales of or hedging transactions with respect to the Common Stock of the Company.

(11)	Includes 964,306 shares of Common Stock held by this Selling Shareholder that were previously acquired, none of which are being registered for resale under this prospectus.

Selling Shareholders’ Agreements

Dorado

On September 26, 2023, or the Dorado Signing Date, the Company entered into the Dorado Purchase Agreement with Dorado. Pursuant to the Dorado Purchase Agreement, on September 28, 2023, the Company issued and sold to Dorado (i) the 10,000,000 Dorado Shares at a purchase price of $0.0198 per share, or $198,000 in the aggregate, and (ii) the 5,000,000 Dorado Restricted Shares. Additionally, the Dorado Purchase Agreement requires the Company to file a registration statement with the SEC covering the resale of the 10,000,000 Dorado Shares no later than 45 days following the Dorado Signing Date, which is satisfied upon the filing of the registration statement of which this prospectus forms a part. The Dorado Restricted Shares are “restricted securities” that carry no registration rights that that require or permit the filing of any registration statement in connection with such Dorado Restricted Shares and therefore may not be distributed or sold by Dorado unless such distribution or sale complies with Rule 144 promulgated under the Securities Act.

Silverback

On March 31, 2022, the Company and Silverback entered into the Silverback Purchase Agreement, pursuant to which the Company issued to Silverback (i) the Silverback Note in the original amount of $360,000 and (ii) the Silverback Warrant exercisable for up to 9,000,000 shares of our Common Stock for gross proceeds to the Company of $300,000. Silverback fully converted the outstanding principal and interest then due and on standing on the Silverback Note into 19,286,137 shares of Common Stock on February 21, 2023. In addition, on March 31, 2022 the Company and Silverback entered into that certain Leak-Out Agreement (the “Silverback Leak-Out Agreement”) whereby Silverback agreed to, among other things, until the date upon which the Company consummates a public offering with minimum gross proceeds of $10,000,000, pursuant to which the Common Stock shall be listed for trading on Nasdaq or similar U.S. nationally recognized stock exchange (the “Silverback Leak-Out Period”): (i) not assign, hypothecate or otherwise sell more than 10% of the daily trading volume in the shares of Common Stock as reported by OTC Markets (the “Silverback Leak-Out”) and (ii) not engage in an investment strategy based upon selling the shares of the Company “short” and shall not “short” the Common Stock during the Silverback Leak-Out Period. The Silverback Leak-Out Agreement also terminates upon the closing of a tender offer to purchase all or substantially all of the Company’s issued and outstanding securities.

On October 25, 2023, the Company and Silverback entered into the Silverback Warrant Amendment, whereby the parties amended the exercise price applicable to the Silverback Warrant to be equal to: (i) $0.025 if exercised prior to a Qualified Offering; (ii) a 25% premium to the price per share of Common Stock issued and sold in a Qualified Offering if exercised after a Qualified Offering; or (iii) in the event of a sale of the Company, a 125% premium to the Per Share Sale Price (as defined in the Silverback Warrant).

The Silverback Warrant is currently exercisable on a cashless basis since after the six-month anniversary of the initial closing of the Silverback Warrant, which initial closing took place on March 31, 2022, there was not an effective registration statement for the resale of the shares of our Common Stock underlying the Silverback Warrant. The Silverback Warrant provides for adjustment upon subdivisions and combinations.

 PLAN OF DISTRIBUTION

We are registering the Shares to permit the resale of those Shares under the Securities Act from time to time after the date of this Prospectus at the discretion of the Selling Shareholders. We will not receive any of the proceeds from the sale by the Selling Shareholders of the Shares.

Although Silverback is not contractually obligated to exercise the Silverback Warrant for cash since the Silverback Warrant is currently exercisable on a cashless basis pursuant to its terms, we will receive proceeds in the event Silverback elects to exercise the Silverback Warrant for cash.. We will bear all fees and expenses incident to our obligation to register the Shares.

Each Selling Shareholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its Shares on the OTCQB, or any other stock exchange, market, quotation service or trading facility on which the Shares are traded or in private transactions, provided that all applicable laws are satisfied. The Selling Shareholders may also sell their Shares directly or through one or more underwriters, broker-dealers, or agents. If the Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling its Shares:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this Prospectus is a part;

●	broker-dealers may agree with the Selling Shareholder to sell a specified number of such Shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell the Shares pursuant to Rule 144 under the Securities Act, if available, rather than under this Prospectus. In addition, the Selling Shareholder may transfer the Shares by other means not described in this Prospectus.

If the Selling Shareholders effect such transactions by selling Common Stock to or through underwriters, broker-dealers, or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts, concessions, or commissions from the Selling Shareholders or commissions from purchasers of the Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular underwriters, broker-dealers, or agents may be in excess of those customary in the types of transactions involved). Broker-dealers engaged by any Selling Shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of Shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with sales of Common Stock or interests therein, a Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging in positions they assume. A Selling Shareholder may also sell Common Stock short and deliver Common Stock covered by this Prospectus to close out its short positions and to return borrowed shares in connection with such short sales. A Selling Shareholder may also loan or pledge Common Stock to broker-dealers that in turn may sell such Common Stock. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Common Stock offered by this Prospectus, which Common Stock such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders may pledge or grant a security interest the Shares and the Silverback Warrants owned by them, as applicable, and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares from time to time pursuant to this Prospectus or any amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this Prospectus. The Selling Shareholders also may transfer and donate the Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

To extent required by the Securities Act and the rules and regulations thereunder, the Selling Shareholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of any Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed that will set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions, and other terms constituting compensation from the Selling Shareholder and any discounts, commissions, or concessions allowed or re-allowed or paid to broker-dealers.

Each Selling Shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares.

Once this registration statement becomes effective, we intend to file the final prospectus with the SEC in accordance with SEC Rules 172 and 424. Provided we are not the subject of any SEC stop orders and we are not subject to any cease and desist proceedings, the obligation to deliver a final prospectus to a purchaser will be deemed to have been met.

There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale Shares by the Selling Shareholders.

Under the securities laws of some states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless such shares have been registered or qualified for sale in such state, or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Shareholders will sell any or all of its Shares registered pursuant to the registration statement of which this Prospectus forms a part.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of Shares by the Selling Shareholders or any other person. All of the foregoing provisions may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

We will pay all expenses of the registration of the Shares, estimated to be approximately $ in total, including, without limitation, SEC filing fees, expenses of compliance with state securities or “blue sky” laws, and legal and accounting fees; provided, however, that the Selling Shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholders against liabilities, including some liabilities under the Securities Act, in accordance with applicable registration rights agreements, if any, or the Selling Shareholders will be entitled to contribution. We may be indemnified by the Selling Shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Shareholders specifically for use in this Prospectus, in accordance with the applicable definitive documents entered into with each such Selling Shareholder, or we may be entitled to contribution.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the Common Stock may be resold by the Selling Shareholders without registration and without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144 or (ii) all of the Shares have been sold pursuant to this Prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

Once sold under the registration statement of which this prospectus forms a part, the Shares will be freely tradable in the hands of persons other than our affiliates.

Legal Proceedings

Presently, except as described below, there are not any material pending legal proceedings to which the Company is a party or as to which any of its property is subject, and no such proceedings are known to the Company to be threatened or contemplated against it.

July Settlement Agreement

On July 3, 2023, the Company entered into the Percy Settlement Agreement by and between the Company, Christopher Percy and Daniel Bates whereby the parties agreed to a global settlement of the Percy Litigation. Mr. Bates is currently serving as Chief Executive Officer and Chairman of the Company. Mr. Percy is no longer serving as an executive of the Company, and as of February 14, 2023, Mr. Percy no longer served as a director.

The Percy Litigation arose from a dispute between the Company, Mr. Percy and Mr. Bates with respect to the management and operation of the Company, as well as Mr. Percy’s employment and position at the Company. On September 16, 2022, the Company commenced the Percy Litigation against Mr. Percy alleging breach of fiduciary duty, fraud, conversion, business disparagement, declaratory relief, and injunctive relief. Thereafter, Mr. Percy removed the case to the United States District of Nevada (Case No. 2:22-cv-01862-ART-NJK). The Company subsequently filed a motion to remand to state court on November 22, 2022. On December 1, 2022, Mr. Percy filed counterclaims against the Company for breach of contract, wrongful termination, breach of implied covenant of good faith and fair dealing, unjust enrichment, and indemnification. Mr. Percy also filed third-party claims against the Mr. Bates, alleging breach of fiduciary duty, equitable indemnity, and contribution.

Pursuant to the Percy Settlement Agreement, none of the parties admitted to fault or liability, Mr. Percy agreed to pay the $150,000 Percy Payment and, within ten (10) business days of the Percy Payment being received, Mr. Bates agreed to remit the $25,000 Bates Payment to Mr. Percy. In addition, the parties agreed to work together to promptly release the $5,000 Temporary Restraining Order/Preliminary Injunction bond currently deposited with the Clerk of the Court for the Eighth Judicial District Court, Clark County, Nevada. Once released, said bond shall be remitted to Mr. Percy.

In addition, pursuant to the Percy Settlement Agreement, the Company agreed to, within ten (10) days of the effective date, instruct its transfer agent to (i) issued 1,500,000 shares of Common Stock to Mr. Percy, (ii) restore and/or reissue to Mr. Percy the 3,000,000 shares of Common Stock that was previously cancelled by the Company and (iii) withdraw its stop-transfer demand current in place with respect to 4,200,000 Percy Shares. Mr. Percy agreed to not sell, on any given trading day, the Percy Shares in an amount that exceeds more than 10% of the daily trading volume of the Common Stock, with such trading volume determined by the trading platform upon which the Common Stock is then traded.

As consideration for entering into the Settlement Agreement, the parties agreed to a customary mutual release of claims agreed submitted a joint stipulation to the United States District Court, District of Nevada, dismissing all claims, crossclaims, counterclaims, and/or third-party claims in the Percy Litigation, with prejudice.

Tucker Litigation

On January 30, 2023, Tucker, one of the holders of the Company’s Series B Preferred Stock, commenced the Tucker Litigation in the Second Judicial District Court of the State of Nevada (Case No. CV23-00188) alleging breach of contract, breach of implied covenant of good faith and fair dealing, unjust enrichment, specific performance and declaratory relief. This matter arises from the Tucker Agreement entered into on December 17, 2020, whereby Tucker agreed to perform certain strategic and business development services to the Company in exchange for 2,000,000 shares of Series B Preferred Stock and a consulting fee of $20,000 per month. The 2,000,000 shares of Series B Preferred Stock automatically converted into 20,000,000 shares of Common Stock on January 1, 2023.

However, at that time, the Company’s Transfer Agent was instructed to not issue the shares of Common Stock due to an ongoing dispute between the Company and Tucker regarding Tucker’s ability to perform the services under the Tucker Agreement due to the action filed by the SEC against Profile Solutions, Inc., Dan Oran and Leonard M. Tucker on September 9, 2022 in the United States District Court Southern District of Florida (Case No. 1:22-cv-22881) alleging, among other things, that Leonard Tucker violated Section 17(a)(1) and 17(a)(3) of the Securities Act of 1933 and aided and abetted violations of Section 10(b) and Rule 10-b5. Accordingly, although as of October 30, 2023 the shares of Series B Preferred Stock are no longer outstanding, the shares of Common Stock thereunder have not been issued as of October 30, 2023.

Pursuant to the Tucker Litigation, Tucker is seeking, among other things, that the Company issue the shares of Common Stock due pursuant to the Tucker Agreement. The Company is contesting all of the allegations set forth in the Tucker Litigation and currently expects such matter to be resolved through binding arbitration in December 2023.

Market for Common Equity and Related Stockholder Matters

Market Information

Our Common Stock is quoted on the OTC Market maintained by OTC Markets, Inc. under the symbol ”CLNV.” The OTC Market is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current “bids” and “asks”, as well as volume information. There can be infrequent trading volume, which precipitates wide spreads in the quotes for our Common Stock, on any given day. On October 30, 2023, the last reported sale price of our Common Stock on the OTCQB Market was $0.0442 per share.

The following table sets forth the range of high and low sales prices for our Common Stock for each of the periods indicated as reported by the OTC Markets. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	HIGH	LOW
Year Ended December 31, 2020
First Quarter	$0.11	$0.03
Second Quarter	$0.36	$0.05
Third Quarter	$0.29	$0.09
Fourth Quarter	$0.11	$0.07

Year Ending December 31, 2021
First Quarter	$0.21	$0.09
Second Quarter	$0.17	$0.06
Third Quarter	$0.07	$0.02
Fourth Quarter	$0.05	$0.02

Year Ending December 31, 2022
First Quarter	$0.10	$0.02
Second Quarter	$0.07	$0.02
Third Quarter	$0.02	$0.02
Fourth Quarter	$0.07	$0.02

Year Ending December 31, 2023
First Quarter	$0.13	$0.01
Second Quarter	$0.06	$0.02
Third Quarter	$0.05	$0.01

Stockholders

As of October 30, 2023, we had approximately 174 stockholders of record of our Common Stock. The number of stockholders of record does not include beneficial owners of our Common Stock, whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

Dividends

We have never declared or paid a cash dividend on our Common Stock. We do not expect to pay cash dividends on our Common Stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of the Board and subject to any restrictions that may be imposed by our lenders.

Penny Stock Regulation

Shares of our Common Stock will probably be subject to rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on Nasdaq, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which contains the following:

•	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•	a description of the broker’s or dealer’s duties to the customer and of the rights and remedies;

•	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the “bid” and “ask” price;

•	a toll-free telephone number for inquiries on disciplinary actions;

•	definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

•	such other information and is in such form (including language, type, size and format), as the SEC shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

1.	the bid and offer quotations for the penny stock;

2.	the compensation of the broker-dealer and its salesperson in the transaction;

3.	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

4.	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our Common Stock may have difficulty selling those shares because our Common Stock will probably be subject to the penny stock rules.

Legal Matters

The validity of the securities offered by this prospectus will be passed upon for us by Lucosky Brookman LLP.

Experts

The audited financial statements of Clean Vision Corporation as of December 31, 2022 and 2021 and for the years then ended, included in this prospectus and the registration statement have been audited by Fruci & Associates II, PLLC, Spokane, Washington, independent registered public accounting firm, as stated in their as stated in their reports.

Such financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and these securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.chromocell.com. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

PART I - FINANCIAL INFORMATION

Item 1. Financial Statements

CLEAN VISION CORPORATION

CONSOLIDATED BALANCE SHEETS

	June 30, 2023	December 31, 2022
ASSETS	(Unaudited)
Current Assets:
Cash	$394,304	$10,777
Prepaids and other assets	1,306,769	125,000
Accounts receivable	392,612	—
Total Current Assets	2,093,685	135,777
Property and equipment	1,369,724	241,376
Goodwill	5,896,096	—
Total Assets	$9,359,505	$377,153
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$369,921	$377,746
Accrued compensation	472,602	641,639
Accrued expenses	1,109,761	250,355
Lines of credit	336,948	—
Convertible note payable, net of discount of $4,097,677 and $183,560, respectively	1,043,925	476,440
Derivative liability	2,583,567	—
Loans payable	925,822	114,500
Loans payables – related party	4,522,909	27,017
Liabilities of discontinued operations	67,093	67,093
Total current liabilities	11,432,548	1,954,790
Total Liabilities	11,432,548	1,954,790

Commitments and contingencies	—	—

Mezzanine Equity:
Series B Preferred stock, $0.001 par value, 2,000,000 shares authorized; 2,000,000 and 0 shares issued and outstanding, respectively	1,800,000	1,800,000
Total mezzanine equity	1,800,000	1,800,000

Stockholders' Deficit:
Preferred stock, $0.001 par value, 4,000,000 shares authorized; no shares issued and outstanding	—	—
Series A Preferred stock, $0.001 par value, 2,000,000 shares authorized; no shares issued and outstanding	—	—
Series C Preferred stock, $0.001 par value, 2,000,000 shares authorized; 2,000,000 shares issued and outstanding	2,000	2,000
Common stock, $0.001 par value, 2,000,000,000 shares authorized, 488,448,984 and 402,196,273 shares issued and outstanding, respectively	488,450	402,197
Common stock to be issued	88,771	76,911
Additional paid-in capital	21,571,369	15,203,394
Accumulated other comprehensive loss	(388)	16,670
Accumulated deficit	(25,989,951)	(19,078,809)
Non-controlling interest	(33,294)	—
Total stockholders' deficit	(3,873,043)	(3,377,637)
Total liabilities and stockholders' deficit	$9,359,505	$377,153

The accompanying notes are an integral part of these unaudited consolidated financial statements.

  CLEAN VISION CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$161,297	$—	$161,297	$—
Cost of revenue	33,862	—	33,862	—
Gross margin	$127,435	$—	$127,435	$—
Operating Expenses:
Consulting	$150,773	$451,782	$694,498	$782,960
Professional fees	125,814	49,476	541,560	126,630
Payroll expense	358,140	196,550	532,264	452,289
Director fees	13,500	4,500	88,000	9,000
General and administration expenses	510,856	362,320	760,803	596,970
Total operating expense	1,159,083	1,064,628	2,617,125	1,967,849
Loss from Operations	(1,031,648)	(1,064,628)	(2,489,690)	(1,967,849)
Other income (expense):
Interest expense	(1,281,497)	(23,465)	(1,709,153)	(23,465)
Change in fair value of derivative	(544,606)	—	1,136,079	—
Loss on debt issuance	(180,537)	(33,774)	(2,676,526)	(195,483)
Gain on conversion of debt	260,882	—	260,882	—
Gain on extinguishment of debt	17,500	—	17,500	—
Total other expense	(1,728,258)	(57,239)	(2,971,218)	(218,948)
Net loss before provision for income tax	(2,759,906)	(1,121,867)	(5,460,908)	(2,186,797)
Provision for income tax expense	—	—	—	—
Net loss	$(2,759,906)	$(1,121,867)	$(5,460,908)	$(2,186,797)
Net loss attributed to non-controlling interest	33,294	—	33,294	—
Net loss attributed to Clean Vision Corporation	(2,726,612)	(1,121,867)	(5,427,614)	(2,186,797
Other comprehensive income:
Foreign currency translation adjustment	(15,517)	(677)	(17,058)	(10,717)
Comprehensive loss	$(2,742,129)	$(1,122,544)	$(5,444,672)	$(2,197,514)
Loss per share - basic and diluted	$(0.01)	$(0.00)	$(0.01)	$(0.01)
Weighted average shares outstanding - basic and diluted	472,393,505	346,077,060	452,020,498	330,149,065

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CLEAN VISION CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

For the Three and Six Months Ended June 30, 2023

(Unaudited)

	Series A Preferred Stock		Series C Preferred Stock		Common Stock		Additional paid	Common Stock to be	Accumulated Other Comprehensive	Accumulated	Minority	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	In Capital	Issued	Loss	Deficit	Interest	Deficit
Balance, December 31, 2022	—	$—	2,000,000	$2,000	402,196,273	$402,197	$15,203,394	$76,911	$16,670	$(19,078,809)	$—	$(3,377,637)
Stock dividend	—	—	—	—	21,816,590	21,817	1,461,711	—	—	(1,483,528)	—	—
Stock issued for services – related party	—	—	—	—	500,000	500	60,500	—	—	—	—	61,000
Stock issued for services	—	—	—	—	4,950,000	4,950	350,425	39,334	—	—	—	394,709
Stock issued for cash	—	—	—	—	16,750,000	16,750	318,250	—	—	—	—	335,000
Stock issued for debt conversion	—	—	—	—	19,286,137	19,286	366,437	—	—	—	—	385,723
Debt issuance cost – warrants issued	—	—	—	—	—	—	1,321,698	—	—	—	—	1,321,698
Shares cancelled	—	—	—	—	(3,000,000)	(3,000)	3,000	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	(1,541)	(2,701,002)	—	(2,702,543)
Balance, March 31, 2023	—	—	2,000,000	2,000	462,499,000	462,500	19,085,415	116,245	15,129	(23,263,339)	—	(3,582,050)
Adjust stock dividend shares	—	—	—	—	(16)	—	—	—	—	—	—	—
Stock issued for services	—	—	—	—	500,000	500	31,900	(27,474)	—	—	—	4,926
Stock issued for debt conversion	—	—	—	—	25,450,000	25,450	949,650	—	—	—	—	975,100
Debt issuance cost – warrants issued	—	—	—	—	—	—	1,348,364	—	—	—	—	1,348,364
Settlement of debt-related party	—	—	—	—	—	—	96,250	—	—	—	—	96,250
Net loss	—	—	—	—	—	—	—	—	(15,517)	(2,726,612)	(33,294)	(2,775,423)
Balance, June 30, 2023	—	$—	2,000,000	$2,000	488,448,984	$488,450	$21,571,369	$88,771	$(388)	$(25,989,951)	$(33,294)	$(3,873,043)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CLEAN VISION CORPORATION

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

For the Three and Six Months Ended June 30, 2022

(Unaudited)

	Series A Preferred Stock		Series C Preferred Stock		Common Stock		Additional paid	Common Stock To be	Other Comprehensive	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	In Capital	Issued	Loss	Deficit	Deficit
Balance, December 31, 2021	1,850,000	$1,850	2,000,000	$2,000	312,860,376	$312,861	$12,576,049	$227,544	$—	$(13,165,085)	$(44,781)
Cancellation of preferred	(1,850,000)	(1,850)	—	—	—	—	1,850	—	—	—	—
Stock issued for services	—	—	—	—	1,525,016	1,525	46,209	(6,119)	—	—	41,615
Debt issuance cost	—	—	—	—	—	—	161,709	—	—	—	161,709
Net loss	—	—	—	—	—	—	—	—	(10,040)	(1,064,930)	(1,074,970)
Balance, March 31, 2022	—	—	2,000,000	2,000	314,385,392	314,386	12,785,817	221,425	(10,040)	(14,230,015)	(916,427)
Stock issued for cash	—	—	—	—	30,000,000	30,000	570,000	—	—	—	600,000
Stock issued for services	—	—	—	—	5,000,000	5,000	143,001	11,246	—	—	159,247
Debt issuance cost	—	—	—	—	—	—	33,773	—	—	—	33,773
Net loss	—	—	—	—	—	—	—	—	(677)	(1,121,867)	(1,122,544)
Balance, June 30, 2022	—	$—	2,000,000	$2,000	349,385,392	$349,386	$13,532,591	$232,671	$(10,717)	$(15,351,882)	$(1,245,951)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

  CLEAN VISION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30,
	2023	2022

Cash Flows from Operating Activities:
Net loss	$(5,427,614)	$(2,186,797)
Adjustments to reconcile net loss to net cash used by operating activities:
Stock issued for services	399,635	389,862
Stock issued for services – related party	61,000	—
Debt discount amortization	1,636,939	15,000
Loss on issuance of debt	2,676,526	195,482
Change in fair value of derivative	(1,136,079)	—
Gain on conversion of debt	(260,882)	—
Gain on extinguishment of debt	(17,500)	—
Changes in operating assets and liabilities:
Prepaid	(63,474)	(92,033)
Accounts payable	(228,479)	(11,276)
Accruals	193,398	(2,322)
Accrued compensation	(72,787)	(26,235)
Net cash used by operating activities	(2,239,317)	(1,718,319)

Cash Flows from Investing Activities:
Purchase of 51% interest in Clean-Seas Morocco, LLC	(2,000,000)	—
Purchase of property and equipment	—	(80,346)
Net cash used by investing activities	(2,000,000)	(80,346)

Cash Flows from Financing Activities:
Cash overdraft acquired in acquisition	(11,093)	—
Proceeds from convertible notes payable	4,434,500	300,000
Payments-convertible notes payable	(135,000)	—
Proceeds from the sale of common stock	335,000	600,000
Proceeds from notes payable - related party	5,000	—
Repayment of related party loans	(10,000)	(100)
Proceeds from notes payable	42,500	126,381
Payments - notes payable	(21,005)	(14,402)
Net cash provided by financing activities	4,639,902	1,011,879

Net change in cash	400,585	(786,786)
Effects of currency translation	(17,058)	(10,716)
Cash at beginning of period	10,777	835,657
Cash at end of period	$394,304	38,155

Supplemental schedule of cash flow information:
Interest paid	$—	$—
Income taxes	$—	$—
Supplemental non-cash disclosure:
Common stock issued for conversion of debt	$1,123,397	$—
Preferred stock issued for prepaid services	$—	$1,025,000
Common stock issued for prepaid services	$—	$111,000
Note payable issued for acquisition	$4,500,000	$—

 The accompanying notes are an integral part of these unaudited consolidated financial statements.

CLEAN VISION CORPORATION

Notes to Unaudited Consolidated Financial Statements

June 30, 2023

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Clean Vision Corporation (“Clean Vision,” “we,” “us,” or the “Company”) is a new entrant in the clean energy and waste-to-energy industries focused on clean technology and sustainability opportunities.  Currently, we are focused on providing a solution to the plastic and tire waste problem by recycling the waste and converting it into saleable byproducts, such as hydrogen and other clean-burning fuels that can be used to generate clean energy. Using a technology known as pyrolysis, which heats the feedstock (i.e., plastic) at high temperatures in the absence of oxygen so that the material does not burn, we are able to turn the feedstock into (i) low sulfur fuel, (ii) clean hydrogen and (iii) carbon black or char (char is created when plastic is used as feedstock). Our goal is to generate revenue from three sources: (i) service revenue from the recycling services we provide (ii) revenue generated from the sale of the byproducts; and (iii) revenue generated from the sale of fuel cell equipment.  Our mission is to aid in solving the problem of cost-effectively upcycling the vast amount of waste plastic generated on land before it flows into the world’s oceans.

We currently operate through our wholly-owned subsidiary, Clean-Seas, Inc. (“Clean-Seas”), which we acquired on May 19, 2020. Clean-Seas acquired its first pyrolysis unit in November 2021 for use in a pilot project in India, which began operations in early May 2022. On April 23, 2023, Clean-Seas completed its acquisition of a fifty-one percent (51%) interest in Eco Synergie S.A.R.L., a limited liability company organized under the laws of Morocco, which changed its name to Clean-Seas Morocco, LLC (“Clean-Seas Morocco”) on such date. Clean-Seas Morocco began operations at its pyrolysis facility in Agadir, Morocco, in April 2023, which currently has capacity to convert 20 tons per day of waste plastic.

We believe that our projects in India and Morocco will showcase our ability to pyrolyze waste plastic (using pyrolysis), which will generate three byproducts: (i) low sulfur fuel, (ii) clean hydrogen, AquaHtm, and (iii) char. We intend to sell the majority of the byproducts, while retaining a small amount of the low sulfur fuels and/or hydrogen to power our facilities and equipment. To date, our operations in India have not generated any revenue. However, since commencing operations at our Morocco facility in April 2023, Clean-Seas Morocco has generated $161,297 in revenue, with a gross margin of $127,435 from the provision of pyrolysis services and its sale of byproducts.

Clean-Seas India Private Limited was incorporated on November 17, 2021 as a wholly owned subsidiary of Clean-Seas.

Clean-Seas, Abu Dhabi PVT. LTD was incorporated in Abu Dhabi on December 9, 2021 as a wholly owned subsidiary of the Company. On January 19, 2022, the Company changed the name of its wholly owned subsidiary, Clean-Seas, Abu Dhabi PVT. LTD, to Clean-Seas Group. As of July 4, 2022, the Clean-Seas Group ceased operations and is in the process of dissolving.

Endless Energy, Inc. (“Endless Energy”) was incorporated in Nevada on December 10, 2021 as a wholly owned subsidiary of the Company. EndlessEnergy does not currently have any operations, but it was incorporated for the purpose of investing in wind and solar energy projects.

EcoCell, Inc. ("EcoCell”) was incorporated on March 4, 2022 as a wholly owned subsidiary of the Company. EcoCell does not currently have any operations, but we intend to use EcoCell for the purpose of licensing fuel cell patented technology.

Clean-Seas Arizona, Inc. ("Clean-Seas Arizona”) was incorporated in Arizona on September 19, 2022 as a wholly owned subsidiary of Clean-Seas. Clean-Seas Arizona was formed pursuant to a Memorandum of Understanding (the “MOU”) signed on November 4, 2022 with Arizona State University and the Rob and Melani Walton Sustainability Solution Service. Pursuant to the MOU, the parties intend to establish a 100 ton per day waste plastic to clean hydrogen conversion facility in Arizona.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”), and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and reflect all adjustments, consisting of normal recurring adjustments, which management believes are necessary to fairly present the financial position, results of operations and cash flows of the Company as of and for the six month period ending June 30, 2023 and not necessarily indicative of the results to be expected for the full year ending December 31, 2023. These unaudited consolidated financial statements should be read in conjunction with the financial statements and related notes included in the Company’s financial statements for the year ended December 31, 2022.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Concentrations of Credit Risk

We maintain our cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. We continually monitor our banking relationships and consequently have not experienced any losses in our accounts. At times, such deposits may be in excess of the Federal Deposit Insurance Corporation insurable amount (“FDIC”).  As of June 30, 2023, the Company had $116,968 of cash in excess of the FDIC’s $250,000 coverage limit.

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents for the periods ended June 30, 2023 and December 31, 2022.

Principles of Consolidation

The accompanying consolidated financial statements for the quarter ended June 30, 2023, include the accounts of the Company and its wholly owned subsidiaries, Clean-Seas, Inc., Clean-Seas India Private Limited, Clean-Seas Group, Endless Energy, Inc., EcoCell, Inc., Clean-Seas Arizona, Inc., and our 51% owned subsidiary, Clean-Seas Morocco, LLC. As of June 30, 2023, there was no activity in Clean-Seas Group, Endless Energy or Clean-Seas Arizona.

Translation Adjustment

The accounts of the Company’s subsidiary Clean-Seas India are maintained in Rupees and the accounts of Clean-Seas Morocco in Moroccan dirham. In accordance with the Codification, all assets and liabilities were translated at the current exchange rate at respective balance sheets dates, members’ capital are translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with the Comprehensive Income Topic of the Codification (ASC 220), as a component of members’ capital. Transaction gains and losses are reflected in the income statement.

Comprehensive Income

The Company uses SFAS 130 “Reporting Comprehensive Income” (ASC Topic 220).  Comprehensive income is comprised of net income and all changes to the statements of members’ capital, except those due to investments by members, changes in paid-in capital and distributions to members. Comprehensive income is included in net loss and foreign currency translation adjustments.

Basic and Diluted Earnings Per Share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification.  Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period.  Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. The weighted average number of common shares outstanding and potentially outstanding common shares assumes that the Company incorporated as of the beginning of the first period presented. As of June 30, 2023, there are warrants to purchase up to 116,944,802 shares of common stock and approximately 153,000,000 dilutive shares of common stock from a convertible notes payable. As of June 30, 2023 and 2022, there are 20,000,000 and 20,000,000 potentially dilutive shares of common stock, respectively, if the Series C preferred stock were to be converted. There are 2,000,000 shares of Series B preferred stock outstanding. The Series B Preferred Stock can automatically be converted on January 1, 2023, into shares of common stock at the rate of 10 shares of Common Stock for each share of Preferred Stock. As of June 30, 2023 and 2022, the Company’s diluted loss per share is the same as the basic loss per share, as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.

Stock-based Compensation

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 allows companies to account for nonemployee awards in the same manner as employee awards. The guidance is effective for fiscal years beginning after December 15, 2018, and interim periods within those annual periods. We adopted this ASU on January 1, 2019.

Goodwill

The Company accounts for business combinations under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations, where the total purchase price is allocated to the tangible and identified intangible assets acquired and liabilities assumed based on their estimated fair values. The purchase price is allocated using the information currently available, and may be adjusted, up to one year from acquisition date, after obtaining more information regarding, among other things, asset valuations, liabilities assumed and revisions to preliminary estimates. The purchase price in excess of the fair value of the tangible and identified intangible assets acquired less liabilities assumed is recognized as goodwill.

In accordance with ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, the Company will test for indefinite-lived intangibles and goodwill impairment in the fourth quarter of each year and whenever events or circumstances indicate that the carrying amount of the asset exceeds its fair value and may not be recoverable.

Derivative Financial Instruments

The Company evaluates its convertible notes to determine if such instruments have derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, the Company uses a weighted-average Black-Scholes-Merton option pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP) and expands disclosures about fair value measurements.  To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses and accrued expenses approximate their fair value because of the short maturity of those instruments.  The Company’s notes payable represents the fair value of such instruments as the notes bear interest rates that are consistent with current market rates.

The following table classifies the Company’s liabilities measured at fair value on a recurring basis into the fair value hierarchy as of June 30, 2023:

Description	Level 1	Level 2	Level 3
Derivative	$—	$—	$2,583,567
Total	$—	$—	$2,583,567

Revenue Recognition

The Company recognizes revenue under ASC 606, “Revenue from Contracts with Customers” (“ASC 606”). The Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied.

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. Shipping and handling activities associated with outbound freight after control over a product has transferred to a customer are accounted for as a fulfillment activity and recognized as revenue at the point in time at which control of the goods transfers to the customer. As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

Our business model is focused on generating revenue from the following sources:

(i) Service revenue from the recycling services we provide. We plan to establish plastic feedstock agreements with a number of feedstock suppliers for the delivery of plastic to our facilities. Much of this plastic is currently a cost center for such feedstock suppliers, who pay "tipping fees" to landfills or incinerators. We will accept this plastic feedstock at reduced price or for no tipping fees. In some cases, feedstock suppliers will also share in revenue on products produced from their feedstock.  This revenue will be realized and recognized upon receipt of feedstock at one of our facilities.

(ii) Revenue generated from the sale of commodities. We will produce commodities including, but not limited to, pyrolysis oil, fuel oil, lubricants, synthetic gas, hydrogen, and carbon char. We are in negotiation with chemical and oil companies for purchasing, or off-taking, fuels and oils we produce, and exploring applications for carbon char. This revenue will be recognized upon shipment of products from one of our facilities and in some cases off-takers may pre-pay for a contractual obligation to buy our commodities.

(iii) Revenue generated from the sale of environmental credits. Our products are eligible for numerous environmental credits, including but not limited to carbon credits, plastic credits, and biodiversity credits. These credits may be monetized directly on the relevant markets or may be realized as value-add to off-takers, who will pay a premium for eligible products. Revenue from these credits will be recognized upon sale of applicable environmental credits on recognized markets, and/or upon sale of commodities to off-takers when that off-take includes an environmental credit premium.

(iv) Revenue generated from royalties and/or the sale of equipment. We expect to develop or acquire intellectual property which could generate revenue through royalties and/or sales of manufactured equipment.  Revenue may be recognized upon the terms of a contracted sale agreement.

As of June 30, 2023, our operations in Morocco had generated $161,297 in revenue, with a gross margin of $127,435 from the sale of commodities (the provision of pyrolysis services and its sale of byproducts). As of June 30, 2023, we did not generate revenue from any other sources.

Recently issued accounting pronouncements

The Company has implemented all new applicable accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 - GOING CONCERN

The accompanying unaudited consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not yet established a source of revenue sufficient to cover its operating costs, had an accumulated deficit of $2,989,951 at June 30, 2023, and had a net loss of $5,427,614 for the six months ended June 30, 2023. The Company’s ability to raise additional capital through the future issuances of common stock and/or debt financing is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. These conditions and the ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

Management plans to continue to implement its business plan and to fund operations by raising additional capital through the issuance of debt and equity securities. The Company’s existence is dependent upon management's ability to implement its business plan and/or obtain additional funding. There can be no assurance that the Company’s financing efforts will result in profitable operations or the resolution of the Company's liquidity problems. Even if the Company is able to obtain additional financing, it may include undue restrictions on our operations in the case of debt or cause substantial dilution for our stockholders in the case of equity financing.

NOTE 4 — BUSINESS COMBINATIONS

On April 25, 2023 (the “Morocco Closing Date”), Clean-Seas, a wholly owned subsidiary of the Company, completed its acquisition of a fifty-one percent (51%) interest (the “Morocco Acquisition”) in Eco Synergie S.A.R.L., a limited liability company organized under the laws of Morocco (“Ecosynergie”), pursuant to that certain Notarial Deed (the “Morocco Purchase Agreement”) dated as of January 23, 2023 (the “Signing Date”) setting forth the terms and provisions applicable to the Morocco Acquisition (the “Purchase Agreement”). On the Morocco Closing Date, (i) Ecosynergie’s name was changed to Clean-Seas Morocco, LLC, (ii) Mrs. Halima Aboudeine and Mr. Daniel C. Harris, the Company’s CRO, were appointed as managers of Clean-Seas Morocco and (iii) Mr. Harris was appointed to serve as the Chief Executive Officer of Clean-Seas Morocco. Ecosynergie was not acquired from a related party and the Company did not have common control with Ecosynergie at the time of the Morocco Acquisition.

Pursuant to the Morocco Purchase Agreement, Clean-Seas paid an aggregate purchase price of $6,500,000 for the Morocco Acquisition, of which (i) $2,000,000 was paid on the Morocco Closing Date and (ii) the remaining $4,500,000 is to be paid to Ecosynergie Group over a period of ten (10) months from the Morocco Closing Date. Additionally, Clean-Seas committed to invest up to $50,000,000 in Clean-Seas Morocco over a period of ten (10) months from the Morocco Closing Date (the “Clean-Seas Morocco Investment”). The Clean-Seas Morocco Investment is currently contemplated to be funded in tranches based on a to be agreed to schedule tied to milestones related to the technology being deployed by Clean-Seas Morocco. The parties intend to complete the funding schedule applicable to the Clean-Seas Morocco investment in the first quarter 2024. To date, none of the Clean-Seas Morocco Investment has been funded

The Company accounted for the transaction as a business combination under ASC 805 and as a result, allocated the fair value of the identifiable assets acquired and liabilities assumed as of the acquisition date as outlined in the table below. Although the accounting for operations is not yet complete, the results of operations of the business acquired by the Company have been included in the consolidated statements of operations since the date of acquisition. All amounts are considered provisional until a more thorough analysis of the books and records and the accounting for the acquisition can be completed. Per ASC 805-10-25-13, if the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the acquirer shall report in its financial statements provisional amounts for the items for which the accounting is incomplete.

The excess of the purchase price over the estimated fair values of the underlying identifiable assets acquired, liabilities assumed, and non-controlling interest was allocated to goodwill. The provisional estimated fair value of the noncontrolling interest was based on the price the Company paid for their 51% of their controlling interest. The goodwill represents expected synergies from the combined operations.

The allocation of the purchase price and the estimated fair market values of the assets acquired and liabilities assumed are shown below:

 Schedule of Recognized Identified Assets Acquired and Liabilities Assumed

Consideration
Consideration issued	$6,500,000
Identified assets and liabilities
Cash	11,093
Prepaid and other assets	1,186,242
Accounts receivable	392,611
Property and equipment, net	1,146,445
Accounts payable	(238,424)
Accrued Expenses	(767,288)
Loans payable	(789,827)
Lines of credit	(336,948)
Total identified assets and liabilities	603,904
Excess purchase price allocated to goodwill	$5,896,096

NOTE 5 - PROPERTY & EQUIPMENT

Property and equipment are recorded at cost. The Company capitalizes purchases of property and equipment over $5,000. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets as follows between three and five years.

Long lived assets, including property and equipment, to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Impairment losses are recognized if expected future cash flows of the related assets are less than their carrying values. Measurement of an impairment loss is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Maintenance and repair expenses, as incurred, are charged to expense. Betterments and renewals are capitalized in plant and equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts with any gain or loss on the disposition included as income.

Clean-Seas, Inc. has purchased a pyrolysis unit for piloting and demonstration purposes which has been commissioned in Hyderabad, India as of May 2022. The unit will be used to showcase the Company’s technology and services, turning waste plastic into environmentally friendly commodities, to potential customers.

Property and equipment stated at cost, less accumulated depreciation consisted of the following:

  Schedule of Property and Equipment

	June 30, 2023	December 31, 2022
Pyrolysis unit	$185,700	$185,700
Equipment	55,676	55,676
Clean-Seas Morocco	1,128,348	—
Less: accumulated depreciation	—	—
Property and equipment, net	$1,369,724	$241,376

Depreciation expense

As of June 30, 2023, the Company’s fixed assets have not yet been placed into service. Depreciation will begin on the date the assets are placed into service.

NOTE 6 – LOANS PAYABLE

As of December 31, 2020, a third party loaned the Company a total of $114,500. The loan was used to cover general operating expenses, is non-interest bearing and due on demand. During the year ended December 31, 2021, the Company repaid $100,000 of the loan. During the year ended December 31, 2022, the same individual provided consulting/IR services to the Company valued at $100,000. The amount due was added to the note payable for a balance due of $114,500 as of June 30, 2023 and December 31, 2022, respectively.

Effective January 1, 2023, the Company acquired a financing loan for its Director and Officer Insurance for $42,500. The loan bears interest at 7.75%, requires monthly payments of $4,402.42 and is due within one year. As of June 30, 2023, the balance due is $25,975.

NOTE 7 – CONVERTIBLE NOTES

Silverback Capital Corporation

On March 31, 2022, the Company issued a Promissory Note to Silverback Capital Corporation (“Silverback”) in the amount of $360,000. The Company received $300,000, net of a $60,000 OID. The note bears interest at 8% per annum and matures in one year. The note may be converted to shares of common stock at $0.02 per share, provided, that if the Company effects a Qualified Offering (as defined in the note) the conversion price will be such price that represents a 20% discount to the offering price of the Company’s common Stock in the Offering. In the event of a default Silverback will have the option to convert at the lower of 1) .02 per share, or 2) a 20% discount to the five day trailing VWAP of the common stock. On February 21, 2023, Silverback fully converted the $360,000 note and $25,723 of interest into 19,286,137 shares of common stock.

Coventry Enterprises, LLC

On December 9, 2022, the Company entered into the Purchase Agreement (the “Coventry Purchase Agreement”) with Coventry Enterprises, LLC (“Coventry”), pursuant to which the Company issued to Coventry a Promissory Note (the “Coventry Note”) in the principal amount of $300,000 in exchange for a purchase price of $255,000, net of a discount of $45,000. In addition, the Company issued to Coventry 15,500,000 shares of Common Stock (the “Commitment Stock”), of which 12,500,000 shares of Commitment Stock were returned to the Company pursuant to the terms of the Coventry Purchase Agreement in the first quarter of 2023.

The Coventry Note bears guaranteed interest at the rate of 5% per annum for the 12 months from and after the date of issuance (notwithstanding the 11-month term of the Coventry Note for aggregate guaranteed interest of fifteen thousand Dollars ($15,000), all of which Guaranteed Interest shall be deemed earned as of the date of the Coventry Note. The principal amount and the Guaranteed Interest are due and payable in seven equal monthly payments of $45,000, commencing on May 6, 2023, and continuing on the 6th day of each month thereafter until paid in full not later than November 6, 2023. During the six months ended June 30, 2023, the Company repaid $135,000 of the principal amount.

February Convertible Notes

On February 17, 2023, the Company entered into a securities purchase agreement (the “February Purchase Agreement”) with certain institutional buyers. Pursuant to the February Purchase Agreement, the Company issued senior convertible notes in the aggregate principal amount of $4,080,000, which notes shall be convertible into shares of common stock at the lower of (a) 120% of the closing price of the common stock on the day prior to closing, or (b) a 10% discount to the lowest daily volume weighted average price (“VWAP”) reported by Bloomberg of the common stock during the 10 trading days prior to the conversion date.

On February 17, 2023, the initial investor under the February Purchase Agreement purchased a senior convertible promissory note (the “February Note”) in the original principal amount of $2,500,000 and a warrant to purchase 29,434,850 shares of the Company’s common stock. The maturity date of the February Note is February 21, 2024 (the “Maturity Date”). The February Note bears interest at a rate of 5% per annum. The February Note carries an original issue discount of 2%. The Company may not prepay any portion of the outstanding principal amount, accrued and unpaid interest or accrued and unpaid late charges on principal and interest, if any, except as specifically permitted by the terms of the February Note. The Company also issued a warrant to the initial investor that is exercisable for shares of the Company’s common stock at a price of $0.845 per share and expires five years from the date of issuance. See Note 14 – Subsequent Events for additional information.

April Convertible Note

Pursuant to the February Purchase Agreement, on April 10, 2023, an investor purchased a senior convertible promissory note (the “April Note”) in the original principal amount of $1,500,000 and the Company issued warrants for the purchase of up to 17,660,911 shares of the Company’s common stock to the investor. The April Note bears interest at a rate of 5% per annum. The April Note carries an original issue discount of 2%. The Company may not prepay any portion of the outstanding principal amount, accrued and unpaid interest or accrued and unpaid late charges on principal and interest, if any, except as specifically permitted by the terms of the April Note.

May Convertible Notes

On May 26, 2023, the Company entered into that certain Securities Purchase Agreement (the “May Purchase Agreement”) with certain institutional investors (the “May Investors”), pursuant to which the May Investor purchased a senior convertible promissory note in the aggregate original principal amount of $1,714,285.71 (the “May Note”) and warrants to purchase 44,069,041 shares of the Company’s common stock (the “May Warrants”).

The May Note matures 12 months after issuance and bear interest at a rate of 5% per annum, as may be adjusted from time to time in accordance with Section 2 of the May Note. The May Note have an original issue discount of 30%. The Company may not prepay any portion of the outstanding principal amount, accrued and unpaid interest or accrued and unpaid late charges on principal and interest, if any, except as specifically permitted by the terms of the May Note.

At any time, the Company shall have the right to redeem all, but not less than all, of the amount then outstanding under the May Note (the “Company Optional Redemption Amount”) on the Company Optional Redemption Date (as defined in the Note) (a “Company Optional Redemption”). The portion of the May Note subject to a Company Optional Redemption shall be redeemed by the Company in cash at a price equal to the greater of (i) 10% premium to the amount then outstanding under the May Note to be redeemed, and (ii) the equity value of our common stock underlying the May Note. The equity value of our common stock underlying the May Note is calculated using the greatest closing sale price of our common stock on any trading day immediately preceding such redemption and the date we make the entire payment required. The Company may exercise its right to require redemption under the May Note by delivering a written notice thereof by electronic mail and overnight courier to all, but not less than all, of the holders of May Note.

The May Warrants are exercisable for shares of the Company’s common stock at a price equal to 120% of the closing sale price of the common stock on the trading day ended immediately prior to the closing date (the “May Warrant Exercise Price”) and expire five years from the date of issuance. The May Warrant Exercise Price is subject to customary adjustments for stock dividends, stock splits, recapitalizations and the like.

The Company accounted for the above Convertible Notes according to ASC 815. For the derivative financial instruments that are accounted for as liabilities, the derivative liability was initially recorded at its fair value and is being re-valued at each reporting date, with changes in the fair value reported in the statements of operations.

For the warrants that were issued with each tranche of funding, the Company uses a weighted-average Black-Scholes-Merton option pricing model to value the warrants at inception and then calculates the relative fair value for each loan.

The Company deducts the total value of all discounts (OID, value of warrants, discount for derivative) from the calculated derivative liability with any difference accounted for as a loss on debt issuance. For the six months ended June 30, 2023, the Company recognized a total loss of the issuance of convertible debt of $2,676,526.

From April 2023 through June 30, 2023, Walleye Opportunities Master Fund Ltd., converted $737,684 of the principal amount of the February Note into 25,450,000 shares of our common stock. The Company accounted for the conversions per ASU 2020-06, Debt with Conversion and Other Options (Subtopic 470-20), resulting in a gain from conversion of debt of $260,882.

The following table summarizes the convertible notes outstanding as of June 30, 2023:

 Convertible Debt

Note Holder	Date	Maturity Date	Interest	Balance December 31, 2022	Additions	Conversions / Repayments	Balance June 30, 2023
Silverback Capital Corporation	3/31/2022	3/31/2023	8%	$360,000	$—	$(360,000)	$—
Coventry Enterprises, LLC	12/29/2022	11/6/2023	5%	300,000	—	(135,000)	165,000
Walleye Opportunities Fund	2/21/2023	2/21/2024	5%	—	2,500,000	(737,684)	1,762,316
Walleye Opportunities Fund	4/10/2023	4/10/2024	5%	—	1,500,000	—	1,500,000
Walleye Opportunities Fund	5/26/2023	5/26/2024	5%	—	1,714,286	—	1,714,286
Total				$660,000	$5,714,286	$(1,232,684)	$5,141,602
Less debt discount				$(183,560)			(4,097,677)
Convertible note payable, net				$476,440			$1,043,925

A summary of the activity of the derivative liability for the notes above is as follows:

Schedule of Derivative Instruments

Balance at December 31, 2022	$—
Increase to derivative due to new issuances	4,217,944
Decrease to derivative due to conversions	(498,298)
Decrease to derivative due to mark to market	(1,136,079)
Balance at June 30, 2023	$2,583,567

The Company uses the Black Scholes pricing model to estimate the fair value of its derivatives. A summary of quantitative information about significant unobservable inputs (Level 3 inputs) used in measuring the Company’s derivative liability that are categorized within Level 3 of the fair value hierarchy, as of June 30, 2023 is as follows:

 Schedule of Derivative Assets at Fair Value

Inputs	June 30, 2023	Initial Valuation
Stock price	$0.0395	$0.0566-0.1075
Conversion price	$0.0305	$0.0534-0.0591
Volatility (annual)	181.1%	165.3%-170.53%
Risk-free rate	5.47%	4.7-5.07%
Dividend rate	—	—
Years to maturity	0.65	.87-1

NOTE 8 – RELATED PARTY TRANSACTIONS

Dan Bates, CEO

On February 21, 2021, the Company amended the employment agreement with Dan Bates, CEO. The amendment extended the term of his agreement from three years commencing May 27, 2020, to expire on May 27, 2025.

As of June 30, 2023 and December 31, 2022, the Company owed Mr. Bates $240,000 and $220,000, respectively, for accrued compensation.

The Company issued to Mr. Bates three separate promissory notes, 1) on August 1, 2022, for $1,000, 2) on September 15, 2022, for $35,040, and 3) on October 6, 2022, for $1,000. The notes bear interest at 8% and are due on demand. As of December 31, 2022, the Company repaid $20,000, for a balance due of principal and interest of $26,040 and $977. During the six months ended June 30, 2023, Mr. Bates loaned the Company an additional $5,000 and was repaid $10,000. As of June 30, 2023, the balance due of principal and interest of $21,040 and $1,869.

Rachel Boulds, CFO

The Company entered into a consulting agreement with Rachel Boulds, effective as of May 1, 2021, to serve as part-time Chief Financial Officer for compensation of $5,000 per month, which increased to $7,500 in June 2023. As of June 30, 2023 and December 31, 2022, the Company owes Ms. Boulds $7,500 and $25,000 for accrued compensation, respectively.

Daniel Harris, Chief Revenue Officer

As of June 30, 2023 and December 31, 2022, the Company owed Mr. Harris, $17,500 and $37,500, respectively, for accrued compensation.

John Owen

Mr. Owen’s consulting agreement and his role as Chief Operating Officer were terminated effective as of November 21, 2022. Per the terms of the separation agreement with Mr. Owen, the Company acknowledges past due salary of $62,500. The Company made an initial payment of $2,500 and agreed to pay $5,000 a month beginning in January 2023. As of June 30, 2023, the Company owed Mr. Owen $25,000.

Erfran Ibrahim, former CTO

As of June 30, 2023 and December 31, 2022, the Company owed Mr. Ibrahim, $60,000 and $60,000, respectively, for accrued compensation.

Michael Dorsey, Director

As of June 30, 2023 and December 31, 2022, the Company owed Mr. Dorsey, $4,500 and $9,000, respectively, for accrued director fees.

Greg Boehmer, Director

As of June 30, 2023 and December 31, 2022, the Company owed Mr. Boehmer, $2,000 and $4,500, respectively, for accrued director fees. In addition, the Company owes Mr. Boehmer $0 and $7,000, for consulting services as of June 30, 2023 and December 31, 2022.

Bart Fisher, Director

On February 23, 2023. Mr. Fisher was granted 500,000 shares of common stock. The shares were valued at $0.122, the closing stock price on the date of grant, for total non-cash stock compensation of $61,000.

NOTE 9 – COMMON STOCK

The Company has entered into three consulting agreements that required the issuance of a total of 31,251 shares of common stock per month through May 2023. For the six months ended June 30, 2023, the shares were valued at the closing stock price on the date of grant for total non-cash stock compensation of $9,172. As of June 30, 2023, the shares due have not been issued by the transfer agent and are included in common stock to be issued.

The Company has entered into a consulting agreement that requires the issuance of 5,000 shares of common stock per month beginning February 2022. For the six months ended June 30, 2023, the shares were valued at the closing stock price on the date of grant for total non-cash stock compensation of $1,537. As of June 30, 2023, the shares due have not been issued by the transfer agent and are included in common stock to be issued.

In addition to the monthly shares granted the Company also granted the following:

On January 26, 2023, the Company issued a total of 10,500,000 shares of common stock and warrants to purchase up to 10,500,000 additional shares of common stock, to four individuals pursuant to the Signed Securities Purchase Agreements on January 26, 2023, for total cash proceeds of $210,000. The Warrants are exercisable for shares of the Company’s common stock at a price of $0.03 per share and expires three years from the date of issuance.

On January 30, 2023, the Company granted 1,000,000 shares of common stock for services. The shares were valued at $0.063, the closing stock price on the date of grant, for total non-cash compensation expense of $62,800.

On February 16, 2023, the Board of Directors approved a special dividend of five shares of the Company's common stock for every one hundred shares of common stock issued and outstanding (the "Dividend"). The record date for the Dividend is February 27, 2023, and the payment date is March 13, 2023. The shares were valued at $0.068, for a total value of $1,483,528, which has been debited to the accumulated deficit.

On February 21, 2023, Silverback Capital Corporation, fully converted its note dated March 31, 2022, with principal and interest of $360,000 and $25,723, respectively, into 19,286,137 shares of common stock.

On February 22, 2023, the Company issued 6,250,000 shares of common stock and warrants to purchase up to 6,250,000 additional shares of common stock, to an individual pursuant to the Signed Securities Purchase Agreement, for total cash proceeds of $125,000. The Warrants are exercisable for shares of the Company’s common stock at a price of $0.03 per share and expires three years from the date of issuance.

On February 23, 2023, the Company granted 600,000 shares of common stock for services. The shares were valued at $0.122, the closing stock price on the date of grant, for total non-cash compensation expense of $73,200.

On March 7, 2023, the Company granted 850,000 shares of common stock for services. The shares were valued at $0.068, the closing stock price on the date of grant, for total non-cash compensation expense of $57,375.

On March 17, 2023, the Company granted 3,000,000 shares of common stock for services. The shares were valued at $0.065, the closing stock price on the date of grant, for total non-cash compensation expense of $194,400.

Refer to Note 8 for shares issued to related parties.

NOTE 10 – PREFERRED STOCK

The Company is authorized to issue 10,000,000 shares of Preferred Stock at $0.001 par value per share with the following designations.

Series A Redeemable Preferred Stock

On September 21, 2020, the Company created a series of Preferred Stock designating 2,000,000 shares as Series A Redeemable Preferred Stock ranks senior to the Company’s Common Stock upon the liquidation, dissolution or winding up of the Company. The Series A Preferred Stock does not bear a dividend or have voting rights and is not convertible into shares of our Common Stock.

Series B Preferred Stock

On December 14, 2020, the Company designated 2,000,000 shares of its authorized preferred stock as Series B Convertible, Non-voting Preferred Stock (the “Series B Preferred Stock”). The Series B Preferred Stock does not bear a dividend or have voting rights. The Series B Preferred Stock automatically converted into shares of common stock on January 1, 2023, at the rate of 10 shares of common stock for each share of Series B Preferred Stock; however, due to an ongoing dispute with certain holders of the Series B Preferred Stock, which is expected to be resolved through binding arbitration in December 2023, such conversion has not been effectuated as of the date hereof. Holders of our Series B Preferred Stock have anti-dilution rights protecting their interests in the Company from the issuance of any additional shares of capital stock for a two year period following conversion of the Series B Preferred Stock calculated at the rate of 20% on a fully diluted basis.

On December 17, 2020, the Company entered into a three-year consulting agreement with Leonard Tucker LLC. Per the terms of the agreement, Leonard Tucker LLC received 2,000,000 shares of Series B Preferred Stock for services provided, which shares of Series B Preferred Stock is to be classified as mezzanine equity until they are fully issued.

Series C Preferred Stock

On February 19, 2021, the Company amended its Articles of Incorporation whereby 2,000,000 shares of preferred stock were designated Series C Convertible Preferred Stock. The holders of the Series C Convertible Preferred Stock are entitled to 100 votes and shall vote together with the holders of common stock. Each share of the Series C Convertible Preferred Stock automatically converted into ten shares of common stock on January 1, 2023; however, such conversion has not been effectuated as of the date hereof.

NOTE 11 – WARRANTS

On October 6, 2022, the Company issued warrants to purchase up to 40,000 shares of common stock in conjunction with the issuance of a note payable. The warrants are exercisable for 3 years with an exercise price of $0.01. The warrants were evaluated for purposes of classification between liability and equity. The warrants do not contain features that would require a liability classification and are therefore considered equity.

January 26, 2023, the Company issued a total of 10,500,000 shares of common stock and warrants to purchase up to 10,500,000 additional shares of common stock, to four individuals pursuant to a Securities Purchase Agreement signed on January 26, 2023, for total cash proceeds of $210,000. The warrants are exercisable for shares of the Company’s common stock at a price of $0.03 per share and expire three years from the date of issuance. Using the fair value calculation, the relative fair value for the warrants was calculated to determine the warrants recorded equity amount of $134,836, which has been accounted for in additional paid in capital.

On February 17, 2023, the investor under that certain Securities Purchase Agreement (the “February Purchase Agreement”) purchased a senior convertible promissory note in the original principal amount of $2,500,000 and a warrant to purchase 29,424,850 shares of the Company’s common stock (the “February Warrant”). The February Warrant is exercisable for shares of the Company’s common stock at a price of $0.0389 per share and expires five years from the date of issuance. Using the fair value calculation, the relative fair value for the warrants was calculated to determine the warrants recorded equity amount of $1,381,489 which has been accounted for in additional paid in capital.

On February 22, 2023, the Company entered into and closed on those certain Securities Purchase Agreements with five (5) investors (the “Reg. D Investors”), pursuant to which the Company issued 6,250,000 shares of common stock and warrants to purchase up to 6,250,000 additional shares of common stock (the “Reg. D Warrants”) for total cash proceeds of $125,000. The Reg. D Warrants are exercisable for shares of the Company’s common stock at a price of $0.03 per share and expires three years from the date of issuance. Using the fair value calculation, the relative fair value for the warrants was calculated to determine the warrants recorded equity amount of $193,063 which has been accounted for in additional paid in capital.

Pursuant to the February Purchase Agreement, on April 10, 2023, the Company issued a senior convertible promissory note in the original principal amount of $1,500,000 and warrants to purchase 17,660,911 shares of the Company’s common stock (the “April Warrants”). The April Warrants are exercisable for shares of the Company’s common stock at a price of $0.0389 per share and expire five years from the date of issuance. Using the fair value calculation, the relative fair value for the warrants was calculated to determine the warrants recorded equity amount of $587,384 which has been accounted for in additional paid in capital.

On May 26, 2023, the Company entered into that certain Securities Purchase Agreement (the “May Purchase Agreement”) with certain institutional investors (the “May Investors”), pursuant to which the May Investors purchased senior convertible promissory notes in the aggregate original principal amount of $1,714,285.71 and warrants to purchase 44,069,041 shares of the Company’s common stock (the “May Warrants”). The May Warrants are exercisable for shares of the Company’s common stock at a price of $0.0389 per share and expire five years from the date of issuance. Using the fair value calculation, the relative fair value for the warrants was calculated to determine the warrants recorded equity amount of $760,980 which has been accounted for in additional paid in capital.

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contract Term	Intrinsic Value
Outstanding, December 31, 2021	—	—	—
Issued	9,040,000	$0.02	2.49
Cancelled	—	$—	—
Exercised	—	$—	—
Outstanding, December 31, 2022	9,040,000	$0.02	2.25
Issued	107,904,802	$0.04	4.46
Cancelled	—	$—	—
Exercised	—	$—	—
Outstanding, June 30, 2023	116,944,802	$0.037	4.25	$345,500

NOTE 12 – COMMITMENTS AND CONTINGENCIES

Project Finance Arrangement

On November 4, 2022, the Company entered into a consulting agreement (the “Agreement”) with Edge Management, LLC (“Edge”), a services firm based in New York City. Under the Agreement, Edge will assist us to develop, structure and implement project finance strategies (“Project Finance”) for our clean energy installations around the world. Financing strategies will be in amounts and upon terms acceptable to us, and may include, without limitation, common and preferred equity financing, mezzanine and other junior debt financing, and/or senior debt financing, including but not limited to one or more bond offerings (“Project Financing(s)”). Under the Agreement, Edge is engaged as our exclusive representative for Project Financing matters. Edge is entitled to receive a cash payment for any Project Financing involving as follows: 5% of the gross amount of the funding facilities (up to $500 million) of all forms approved by the lender (“Lender”) introduced by Edge and or its affiliates and accepted by the Company on closing (“Closing”), 4% of the gross amount of the funding facilities (for the tranche of funding ranging from $500,000,001 to $1,000,000,000) approved by the Lender introduced by Edge and or its affiliates and accepted by the Company on Closing, and 3% of the subsequent gross amount ($1,000,000,001 and greater) of the funding facilities of all forms approved by the Lender introduced by Edge and/or its affiliates and accepted by the Company on Closing. In addition to the cash consulting fee, Edge shall be issued cashless, five-year warrants equal to: 2% (at a strike price to be mutually determined by the Parties for the first tranche of funding, up to $500 million), 1% (at a strike price to be mutually determined by the Parties for the tranche of funding ranging from $500,000,001 to $1,000,000,000), and 1% (at a strike price to be mutually determined by the Parties for any and all subsequent Debt Funding ($1,000,000,001 and greater)) of the outstanding common and preferred shares, warrants, options, and other forms of participation in the our Company on Closing.. The Agreement has an initial term of one (1) year and is cancellable by either party on ninety (90) days written notice. There is no guarantee that Edge will be successful in helping us obtain Project Financing.

Legal Proceedings

Presently, except as described below, there are not any material pending legal proceedings to which the Company is a party or as to which any of its property is subject, and no such proceedings are known to the Company to be threatened or contemplated against it.

On January 30, 2023, Leonard Tucker, LLC (“Tucker”), one of the holders of the Company’s Series B Convertible Non-Voting Preferred Stock (the “Series B Preferred Stock”) filed an action against the Company (the “Tucker Litigation”) in the Second Judicial District Court of the State of Nevada (Case No. CV23-00188) alleging breach of contract, breach of implied covenant of good faith and fair dealing, unjust enrichment, specific performance and declaratory relief (the “Tucker Complaint”). The Tucker Litigation arises from the 3-year Consulting Agreement the Company entered into with Tucker on December 17, 2020 (the “Tucker Agreement”), whereby Tucker agreed to perform certain strategic and business development services to the Company in exchange for 2,000,000 shares of Series B Preferred Stock and a consulting fee of $20,000 per month.

The 2,000,000 shares of Series B Preferred Stock automatically converted into 20,000,000 shares of the Company’s common stock (the “Common Stock”) on January 1, 2023. However, the Company’s Transfer Agent was instructed to not issue the shares of Common Stock because of the ongoing dispute between the Company and Tucker regarding Tucker’s ability to perform under the Tucker Agreement due to the action filed by the United States Securities and Exchange Commission against Profile Solutions, Inc., Dan Oran and Tucker on September 9, 2022 in the United States District Court Southern District of Florida (Case No. 1:22-cv-22881) alleging, among other things, that Tucker violated Section 17(a)(1) and 17(a)(3) of the Securities Act of 1933 and aided and abetted violations of Section 10(b) and Rule 10-b5.

Tucker is seeking, among other things, that the Company issue the shares of Common Stock issuable upon conversion of the Series B Preferred Stock pursuant to the Tucker Agreement. The Company is contesting all of the allegations set forth in the Tucker Complaint.

Pursuant to the terms of the Tucker Agreement, the Company expects to have the Tucker Litigation resolved through binding arbitration in December 2023.

Non-Related Party Consulting Agreements

The following is a summary of compensation related to consulting agreements in 2023.

 Schedule of Share-Based Payment

		Stock Compensation
Consultant	Current Contract Date	# Shares	Value	2023 Compensation	Owed as of 6/30/2023
John Shaw	3/1/2021	—	$—	$30,000	$25,000
Chris Galazzi	5/2/2021	31,251	$1,995	$45,000	$30,000
Venkat Kumar Tangirala	1/1/2022	—	$—	$30,000	$55,000
Alpen Group LLC	1/1/2022	15,000	$950	$15,000	$35,000
Strategic Innovations	1/1/2023	—	—	$30,000	$—
Fraxon Marketing	3/15/2023	—	—	$60,000	$10,000

NOTE 13 - DISCONTINUED OPERATIONS

In accordance with the provisions of ASC 205-20, Presentation of Financial Statements, we have separately reported the liabilities of the discontinued operations in the consolidated balance sheets. The liabilities have been reflected as discontinued operations in the consolidated balance sheets as of June 30, 2023 and December 31, 2022, and consist of the following:

	June 30, 2023	December 31, 2022
Current Liabilities of Discontinued Operations:
Accounts payable	$49,159	$49,159
Accrued expenses	6,923	6,923
Loans payable	11,011	11,011
Total Current Liabilities of Discontinued Operations:	$67,093	$67,093

NOTE 14 – SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) management has performed an evaluation of subsequent events through the date of this Quarterly Report on Form 10-Q and has determined that it does not have any material subsequent events to disclose in these consolidated financial statements.

On July 3, 2023, the Company entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) by and between the Company, Christopher Percy and Daniel Bates, whereby the parties agreed to a global settlement to a lawsuit filed by the Company against Mr. Percy in September 2022 in Clark County, Nevada in the Eighth Judicial District Court (Case No: A-22-85843-B), with the case being subsequently removed to the United States District Court, District of Nevada (2:22-cv-01862-ART-NJK). Thereafter, Mr. Percy counterclaimed against the Company and brought third-party claims against Mr. Bates (the “ Percy Litigation”). Pursuant to the Settlement Agreement, none of the parties admitted to fault or liability, Mr. Percy agreed to pay $150,000 to the Company (the “Percy Payment”) and, within ten (10) business days of the Percy Payment being received, Mr. Bates agreed to remit $25,000 to Mr. Percy (the “Bates Payment”). In addition, the parties agreed to work together to promptly release the $5,000 Temporary Restraining Order/Preliminary Injunction bond currently deposited with the Clerk of the Court for the Eighth Judicial District Court, Clark County, Nevada. Once released, said bond shall be remitted to Mr. Percy. In addition, pursuant to the Settlement Agreement, the Company agreed to, within ten (10) days of the effective date, instruct its transfer agent to (i) issue 1,500,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) to Mr. Percy, (ii) restore and/or reissue to Mr. Percy the 3,000,000 shares of Common Stock that was previously cancelled by the Company and (iii) withdraw its stop-transfer demand current in place with respect to 4,200,000 shares of Common Stock owned by Mr. Percy (collectively, the “Percy Shares”). Mr. Percy agreed to not sell, on any given trading day, the Percy Shares in an amount that exceeds more than 10% of the daily trading volume of the Common Stock, with such trading volume determined by the trading platform upon which the Common Stock is then traded. As consideration for entering into the Settlement Agreement, the parties agreed to a customary mutual release of claims. Within five (5) business dates of the Bates Payment being remitted, the parties agreed to submit a joint stipulation to the United States District Court, District of Nevada, dismissing all claims, crossclaims, counterclaims, and/or third-party claims in the Litigation, with prejudice.

On July 7, 2023, Walleye Opportunities Master Fund Ltd, converted $532,500 of the promissory notes it purchased pursuant to the February Purchase Agreement into 25,000,000 shares of common stock.

On July 6, 2023, the Company issued Brad Listermann 430,000 shares of common stock. The shares were issued per the terms of a Settlement Agreement effective June 13, 2023.

On July 24, 2023, the Company issued 6,000,000 shares of common stock for services.

On July 24, 2023, the Company issued 5,725,000 shares of common stock for conversion of a loan payable in the amount $114,500.

On July 31, 2023 (the “August Note Original Issue Date”), the Company entered into a securities purchase agreement (the “August Purchase Agreement”) with an accredited investor (the “August Investor”), pursuant to which the August Investor purchased a senior convertible promissory note in the original principal amount of $500,000 (the “August Note”). In addition, as an additional inducement to the August Investor for purchasing the August Note, the Company issued 21,000,000 shares of its common stock to the August Investor at the closing. These shares are being valued at the closing stock price on the date of grant with the relative fair value accounted for as a debt discount. The transactions contemplated under the August Purchase Agreement closed on August 4, 2023.

The August Note matures on July 31, 2024 and bears interest at a rate of 10% per annum (the “Guaranteed Interest”), carries an original issue discount of 15% and has a conversion price of 90% per share of the lowest VWAP during the 20 trading day period before the conversion. The Company may prepay any portion of the outstanding principal amount and the guaranteed interest at any time and from time to time, without penalty or premium, provided that any such prepayment will be applied first to any unpaid collection costs, then to any unpaid fees, then to any unpaid Default Rate interest (as defined in the August Note), and any remaining amount shall be applied first to any unpaid guaranteed interest, and then to any unpaid principal amount.

The August Investor was granted a right of first refusal as the exclusive party with respect to any Equity Line of Credit transaction or financing (an “Additional Financing”) that the Company enters into during the 24-month period after the August Note Original Issue Date. In the event the Company enters into an Additional Financing, the Company must provide notice to the August Investor not less than 10 trading days in advance of the proposed entry. If the August Investor accepts all usual and customary terms set forth in the Additional Financing notice, the August Investor must, within 20 trading days of receipt of the notice, prepare all relevant documents in respect thereof for execution and delivery by the Company, provided, however, that the Company’s outside counsel must prepare the relevant registration statement to be filed with the United States Securities and Exchange Commission no later than 45 days after the Company receives the documents.

The August Note sets forth certain standard events of default (each such event, an “August Note Event of Default”), which, upon such August Note Event of Default, the principal amount and the guaranteed interest then outstanding under the August Note becomes convertible into shares of the Company’s common stock pursuant to a notice provided by the August Investor to the Company. At any time after the occurrence of an August Note Event of Default, the outstanding principal amount and the outstanding guaranteed interest then outstanding on the August Note, plus accrued but unpaid Default Rate (as defined in the August Note) interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become immediately due and payable at the August Investor’s option, in cash or in shares of the Company’s common stock at 120% of the outstanding principal amount of the August Note and accrued and unpaid interest, plus other amounts, costs, expenses and liquidated damages due in respect of the August Note.

Index to Financial Statements

Audited Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Clean Vision Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Clean Vision Corp. and Subsidiaries (“the Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2022 and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has an accumulated deficit, not established revenue, and recurring losses from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Disclosure of Related-Party Transactions — Refer to Note 7 to the financial statements

Critical Audit Matter Description

The Company experienced a significant increase in consulting expenses and transactions during 2021, including those to related parties and stock issuances. There is judgment regarding valuation of stock compensation and accuracy of accounts and disclosures in relation to written terms and verbal adjustments.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to evaluating the Company’s accounting for related-party transactions included the following, among others:

·	Substantive testing to verify the completeness and accuracy of transactions.

·	Independent calculation of stock compensation to consultants (including related parties) and comparison to amounts per the Company.

·	Prepared a summary of related party transactions based on our audit and compared to financial statement disclosures to verify accuracy and completeness.

We have served as the Company’s auditor since 2020. Spokane, Washington
April 2, 2023

CLEAN VISION CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current Assets:
Cash	$10,777	$835,657
Prepaids	125,000	54,000
Total Current Assets	135,777	889,657
Property and equipment	241,376	150,505
Total Assets	$377,153	$1,040,162
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$377,746	$60,248
Accrued compensation	641,639	308,500
Accrued expenses	250,355	9,502
Convertible note payable, net of discount of $183,560	476,440	—
Loan payable	114,500	14,500
Loans payable – related party	27,017	100
Liabilities of discontinued operations	67,093	67,093
Total current liabilities	1,954,790	459,943
Total Liabilities	1,954,790	459,943

Commitments and contingencies	—	—

Mezzanine Equity:
Series B Preferred stock, $0.001 par value, 2,000,000 shares authorized; 2,000,000 and 0 shares issued and outstanding, respectively	1,800,000	625,000
Total mezzanine equity	1,800,000	625,000

Stockholders' Deficit:
Preferred stock, $0.001 par value, 4,000,000 shares authorized; no shares issued and outstanding	—	—
Series A Preferred stock, $0.001 par value, 2,000,000 shares authorized; 0 and 1,850,000 shares issued and outstanding, respectively	—	1,850
Series C Preferred stock, $0.001 par value, 2,000,000 shares authorized; 2,000,000 shares issued and outstanding	2,000	2,000
Common stock, $0.001 par value, 2,000,000,000 shares authorized, 402,196,273 and 312,860,376 shares issued and outstanding, respectively	402,197	312,861
Common stock to be issued	76,911	227,544
Additional paid-in capital	15,203,394	12,576,049
Accumulated other comprehensive loss	16,670	—
Accumulated deficit	(19,078,809)	(13,165,085)
Total stockholders' deficit	(3,377,637)	(44,781)
Total liabilities and stockholders' deficit	$377,153	$1,040,162

The accompanying notes are an integral part of these consolidated financial statements.

CLEAN VISION CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Years Ended December 31,
	2022	2021

Operating Expenses:
Consulting	$2,452,383	$1,955,213
Professional fees	407,501	413,479
Payroll expense	829,364	824,393
Officer stock compensation expense	516,042	536,125
Director fees	171,000	18,500
General and administration expenses	1,287,030	373,095
Total operating expense	5,663,320	4,120,805

Loss from Operations	(5,663,320)	(4,120,805)

Other income (expense):
Interest expense	(250,404)	(1,187,033)
Change in fair value of derivative	—	(576,573)
Loss on investment	—	(150,000)
Total other expense	(250,404)	(1,913,606)

Net loss before provision for income tax	(5,913,724)	(6,034,411)
Provision for income tax expense	—	—

Net loss	$(5,913,724)	$(6,034,411)

Other comprehensive income:
Foreign currency translation adjustment	16,670	—
Comprehensive loss	$(5,897,054)	$(6,034,411)

Loss per share - basic and diluted	$(0.02)	$(0.03)

Weighted average shares outstanding - basic and diluted	344,710,350	197,675,465

The accompanying notes are an integral part of these consolidated financial statements.

CLEAN VISION CORPORATION

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

For the Years Ended December 31, 2022 and 2021

	Series A Preferred Stock		Series C Preferred Stock		Common Stock		Additional paid	Common Stock	Accumulated Other Comprehensive	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	In Capital	To be Issued	Loss	Deficit	Deficit
Balance, December 31, 2020	2,000,000	$2,000	—	$—	97,208,516	$97,208	$5,061,681	$266,299	$—	$(7,130,674)	$(1,703,486)
Redemption of preferred	(150,000)	(150)	—	—	—	—	150	—	—	—	—
Stock issued for services – related party	—	—	2,000,000	2,000	4,500,000	4,500	769,250	(207,895)	—	—	567,855
Stock issued for services	—	—	—	—	7,250,000	7,250	799,990	169,140	—	—	976,380
Stock issued for Conversion of debt	—	—	—	—	41,701,860	41,703	2,863,178	—	—	—	2,904,881
Stock issued for cash	—	—	—	—	162,200,000	162,200	3,081,800	—	—	—	3,244,000
Net loss	—	—	—	—	—	—	—	—	—	(6,034,411)	(6,034,411)
Balance, December 31, 2021	1,850,000	1,850	2,000,000	2,000	312,860,376	312,861	12,576,049	227,544	—	(13,165,085)	(44,781)
Cancellation of preferred	(1,850,000)	(1,850)	—	—	—	—	1,850	—	—	—	—
Stock issued for services	—	—	—	—	40,127,557	40,128	1,214,087	(150,633)	—	—	1,103,582
Stock issued for services – related party	—	—	—	—	19,208,340	19,208	645,334	—	—	—	664,542
Stock issued for cash	—	—	—	—	30,000,000	30,000	570,000	—	—	—	600,000
Debt issuance cost – warrants issued	—	—	—	—	—	—	196,074	—	—	—	196,074
Net loss	—	—	—	—	—	—	—	—	16,670	(5,913,724)	(5,897,054)
Balance, December 31, 2022	—	$—	2,000,000	$2,000	402,196,273	$402,197	$15,203,394	$76,911	$16,670	$(19,078,809)	$(3,377,637)

T-he accompanying notes are an integral part of these consolidated financial statements.

CLEAN VISION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2022	2021

Cash Flows from Operating Activities:
Net loss	$(5,913,724)	$(6,034,411)
Adjustments to reconcile net loss to net cash used by operating activities:
Stock issued for services	1,024,323	1,574,380
Stock issued for services – related party	664,542	567,855
Preferred stock compensation expense	1,175,000	—
Debt discount amortization	200,273	1,162,996
Loss on investment	—	150,000
Change in fair value of derivative	—	576,573
Changes in operating assets and liabilities:
Prepaid	(71,000)	(34,000)
Accounts payable	317,498	38,990
Accruals	240,853	35,539
Accrued compensation	333,139	161,000
Net cash used by operating activities	(2,029,096)	(1,801,078)

Cash Flows from Investing Activities:
Investment in 100Bio	—	(150,000)
Purchase of property and equipment	(90,871)	(150,505)
Net cash used by investing activities	(90,871)	(300,505)

Cash Flows from Financing Activities:
Proceeds from convertible notes payable	555,000	686,500
Proceeds from the sale of common stock	600,000	3,244,000
Payments on convertible notes payable	—	(594,000)
Proceeds from notes payable - related party	46,917	—
Repayment of related party loans	(20,000)	—
Proceeds from notes payable	154,000	300,000
Payments - notes payable	(57,500)	(700,000)
Net cash provided by financing activities	1,278,417	2,936,500

Net change in cash	(841,550)	834,917
Effects of currency translation	16,670	—
Cash at beginning of year	835,657	740
Cash at end of year	$10,777	835,657

Supplemental schedule of cash flow information:
Interest paid	$10,471	$—
Income taxes	$—	$—
Supplemental non-cash disclosure:
Common stock issued for conversion of debt	$—	$1,231,461

The accompanying notes are an integral part of these consolidated financial statements.

CLEAN VISION CORPORATION

Notes to Consolidated Financial Statements

December 31, 2022

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Clean Vision Corporation (“Clean Vision,” “we,” “us,” or the “Company”) is a new entrant in the clean energy and waste-to-energy industries focused on clean technology and sustainability opportunities. Currently, we are focused on providing a solution to the plastic and tire waste problem by recycling the waste and converting it into saleable byproducts, such as hydrogen and other clean-burning fuels that can be used to generate clean energy. Using a technology known as pyrolysis, which heats the feedstock (i.e., plastic or tires) at high temperatures in the absence of oxygen so that the material does not burn, we are able to turn the feedstock into i) low sulfur fuel, ii) clean hydrogen and iii) carbon black or char (char is created in the pyrolysis of plastic, while carbon black is created when tires are pyrolyzed). We intend to generate revenue from three sources: service revenue from the recycling services we provide, revenue generated from the sale of the byproducts, and revenue generated from the sale of fuel cell equipment. Our mission is to aid in solving the problem of cost-effectively upcycling the vast amount of waste plastic generated on land before it flows into the world’s oceans, as well as to reduce the amount of tire waste.

We currently operate through our wholly-owned subsidiary, Clean-Seas, Inc. (“Clean-Seas”), which we acquired on May 19, 2020. Clean-Seas acquired its first pyrolysis unit in November 2021 for use in a pilot project in India, which began operations in early May 2022. We believe that this pilot project will showcase our ability to pyrolyze waste plastic (using pyrolysis), which will generate three byproducts: i) low sulfur fuel, ii) clean hydrogen, AquaHtm, and iii) char. We intend to sell the majority of the byproducts, while retaining a small amount of the low sulfur fuels and/or hydrogen to power our facilities and equipment. To date we have not generated any revenue from the provision of pyrolysis services nor have we generated any revenue from the sale of byproducts from our operations in India or fuel cell equipment and we do not currently have any contracts in place to sell these byproducts or fuel cell equipment. However, we believe that there is a strong market for low sulfur fuel and clean hydrogen, upon which we intend to focus our byproduct sales.

Clean-Seas, Inc. is Clean Vision Corporation’s first investment within its newly expanded scope. The acquisition of 100% of Clean Seas is Clean Vision Corporation’s first entrance into the clean energy space. Clean Seas has made significant progress in identifying and developing a new business model around the clean energy and waste to energy sectors. Clean Vision Corporation’s management team will incorporate the two companies into a single-minded, clean energy-focused entity.

Clean-Seas India Private Limited which was incorporated on November 17, 2021, as a wholly owned subsidiary of Clean-Seas, Inc.

Clean-Seas, Abu Dhabi PVT. LTD was incorporated in Abu Dhabi on December 9, 2021, as a wholly owned subsidiary of the Company. On January 19, 2022, the Company changed the name of its wholly owned subsidiary, Clean-Seas, Abu Dhabi PVT. LTD, to Clean-Seas Group. As of July 4, 2022, the Company ceased operations and is in the process of dissolving the corporation.

EndlessEnergy was incorporated in Nevada on December 10, 2021, as a wholly owned subsidiary of the Company. EndlessEnergy does not currently have any operations, but it was incorporated for the purpose of investing in wind and solar energy projects.

EcoCell was incorporated on March 4, 2022, as a wholly owned subsidiary of CVC. EcoCell does not currently have any operations, but we intend to use EcoCell for the purpose of licensing fuel cell patented technology.

Clean-Seas Arizona was incorporated on September 19, 2022, as a wholly owned subsidiary of Clean-Seas.

Clean-Seas, Inc. has established Clean-Seas Arizona as a joint venture pursuant to a Memorandum of Understanding (the “MOU”) signed on November 4, 2022, with Arizona State University and the Rob and Melani Walton Sustainability Solution Service. Pursuant to the MOU, the parties intend to establish a 100 ton per day waste plastic to clean hydrogen conversion facility in Arizona.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Concentrations of Credit Risk

We maintain our cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. We continually monitor our banking relationships and consequently have not experienced any losses in our accounts. At times, such deposits may be in excess of the Federal Deposit Insurance Corporation insurable amount (“FDIC”).

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents for the periods ended December 31, 2022 and 2021.

Principles of Consolidation

The accompanying consolidated financial statements for the year ended December 31, 2022, include the accounts of the Company and its wholly owned subsidiaries, Clean-Seas, Inc and Clean-Seas India Private Limited, Clean-Seas Group, EndlessEnergy, EcoCell, Clean-Seas Arizona and Clean-Seas Morocco. As of December 31, 2022, there was no activity in Clean-Seas Group, EndlessEnergy or Clean-Seas Arizona.

Reclassifications

Certain reclassifications have been made to the prior period financial information to conform to the presentation used in the financial statements for the year ended December 31, 2022.

Translation Adjustment

For the year ended December 31, 2022, the accounts of the Company’s subsidiary Clean-Seas India Private Limited, are maintained in Rupees. According to the Codification, all assets and liabilities were translated at the current exchange rate at respective balance sheets dates, members’ capital are translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with the Comprehensive Income Topic of the Codification (ASC 220), as a component of members’ capital. Transaction gains and losses are reflected in the income statement.

Comprehensive Income

The Company uses SFAS 130 “Reporting Comprehensive Income” (ASC Topic 220). Comprehensive income is comprised of net income and all changes to the statements of members’ capital, except those due to investments by members, changes in paid-in capital and distributions to members. Comprehensive income for the year ended December 31, 2022, is included in net loss and foreign currency translation adjustments.

Investments

The Company follows ASC subtopic 321-10, Investments-Equity Securities which requires the accounting for an equity security to be measured at fair value with changes in unrealized gains and losses included in current period operations. Where an equity security is without a readily determinable fair value, the Company may elect to estimate its fair value at cost minus impairment plus or minus changes resulting from observable price changes. As of December 31, 2021, the Company determined that its investment in 100Bio was fully impaired; therefore, the investment was written down to $0 and a $150,000 loss on investment was recognized.

Basic and Diluted Earnings Per Share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. The weighted average number of Common Stock outstanding and potentially outstanding Common Stock assumes that the Company incorporated as of the beginning of the first period presented. As of December 31, 2022, there are warrants to purchase up to 9,040,000 shares of common stock and 18,000,000 dilutive shares of common stock from a convertible note payable. As of December 31, 2022 and 2021, there are 20,000,000 and 20,000,000 potentially dilutive shares of common stock, respectively, if the Series C preferred stock were to be converted. There are 2,000,000 shares of Series B preferred stock outstanding. The Series B Preferred Stock will automatically be converted on January 1, 2023 into shares of common stock at the rate of 10 shares of Common Stock for each share of Preferred Stock. As of December 31, 2022 and 2021, the Company’s diluted loss per share is the same as the basic loss per share, as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.

Stock-based Compensation

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 allows companies to account for nonemployee awards in the same manner as employee awards. The guidance is effective for fiscal years beginning after December 15, 2018, and interim periods within those annual periods. We adopted this ASU on January 1, 2019.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses and accrued expenses approximate their fair value because of the short maturity of those instruments. The Company’s notes payable represents the fair value of such instruments as the notes bear interest rates that are consistent with current market rates.

Income Taxes

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to tax net operating loss carryforwards. The deferred tax assets and liabilities represent the future tax return consequences of these differences, which will either be taxable or deductible when assets and liabilities are recovered or settled, as well as operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established against deferred tax assets when in the judgment of management, it is more likely than not that such deferred tax assets will not become available. Because the judgment about the level of future taxable income is dependent to a great extent on matters that may, at least in part, be beyond the Company’s control, it is at least reasonably possible that management’s judgment about the need for a valuation allowance for deferred taxes could change in the near term.

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. As of December 31, 2022, and 2021, no liability for unrecognized tax benefits was required to be reported.

Recently issued accounting pronouncements

The Company has implemented all new applicable accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 - GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not yet established a source of revenue, had an accumulated deficit of $19,078,809 at December 31, 2022, and had a net loss of $5,913,724 for the year ended December 31, 2022. The Company’s ability to raise additional capital through the future issuances of common stock and/or debt financing is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. These conditions and the ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

Management plans to continue to implement its business plan and to fund operations by raising additional capital through the issuance of debt and equity securities. The Company’s existence is dependent upon management's ability to implement its business plan and/or obtain additional funding. There can be no assurance that the Company’s financing efforts will result in profitable operations or the resolution of the Company's liquidity problems. Even if the Company is able to obtain additional financing, it may include undue restrictions on our operations in the case of debt or cause substantial dilution for our stockholders in the case of equity financing.

NOTE 4 - PROPERTY & EQUIPMENT

Property and equipment are recorded at cost. The Company capitalizes purchases of property and equipment over $5,000. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets as follows between three and five years.

Long lived assets, including property and equipment, to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Impairment losses are recognized if expected future cash flows of the related assets are less than their carrying values. Measurement of an impairment loss is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Maintenance and repair expenses, as incurred, are charged to expense. Betterments and renewals are capitalized in plant and equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts with any gain or loss on the disposition included as income.

Clean-Seas, Inc. has purchased a pyrolysis unit for piloting and demonstration purposes which has been commissioned in Hyderabad, India as of May 2022. The unit will be used to showcase the Company’s technology and services, turning waste plastic into environmentally friendly commodities, to potential customers.

Property and equipment stated at cost, less accumulated depreciation consisted of the following:

 Schedule of Property and Equipment

	December 31, 2022	December 31, 2021
Pyrolysis unit	$185,700	$150,505
Equipment	55,676	—
Less: accumulated depreciation	—	—
Property and equipment, net	$241,376	$150,505

Depreciation expense

As of December 31, 2022, the Company’s fixed assets have not yet been placed into service. Depreciation will begin on the date the assets are placed into service.

NOTE 5 – LOANS PAYABLE

As of December 31, 2020, a third party loaned the Company a total of $114,500. The loan was used to cover general operating expenses, is non-interest bearing and due on demand. During the year ended December 31, 2021, the Company repaid $100,000 of the loan. During the year ended December 31, 2022, the same individual provided consulting/IR services to the Company valued at $100,000. The amount due was added to the note payable for a balance due of $114,500 as of December 31, 2022.

Effective January 1, 2022, the Company acquired a financing loan for its Director and Officer Insurance for $26,381. The loan bears interest at 10.45%, requires monthly payments of $3,060.36 and is due within one year. As of December 31, 2022, the balance due is $0.

On August 17, 2022, a third party loaned the Company $14,000. The loan has an original issue discount of $3,500, for a total note payable of $17,500. The note bears interest at 8% and is due in one year. This loan was repaid in full on December 15, 2022.

NOTE 6 – CONVERTIBLE NOTES

Silverback Capital Corporation

On March 31, 2022, the Company issued a Promissory Note to Silverback Capital Corporation (“Silverback”) in the amount of $360,000. The Company received $300,000, net of a $60,000 OID. The note bears interest at 8% per annum and matures in one year. The note may be converted to shares of common stock at $0.02 per share, provided, that if the Company effects a Qualified Offering (as defined in the note) the conversion price will be such price that represents a 20% discount to the offering price of the Company’s common Stock in the Offering. In the event of a default Silverback will have the option to convert at the lower of 1) .02 per share, or 2) a 20% discount to the five day trailing VWAP of the common stock. As of December 31, 2022, there is $21,698 of accrued interest on the loan.

Coventry Enterprises, LLC

On December 9, 2022, the Company entered into the Purchase Agreement with Coventry Enterprises, LLC (“Coventry”), pursuant to which the Company issued to Coventry a Promissory Note (the “Note”) in the principal amount of $300,000 in exchange for a purchase price of $255,000, net of a discount of $45,000. In addition, the Company issued to Coventry 15,500,000 shares of Common Stock (the “Commitment Stock”), of which 12,500,000 shares of Commitment Stock are to be returned to the Company upon the Company’s filing of the registration statement on or before 45 calendar days after the date of the Note. The 12,500,000 shares of common stock were returned to the Company in Q1 2023.

The Note bears “Guaranteed Interest” at the rate of 5% per annum for the 12 months from and after the date of issuance (notwithstanding the 11-month term of the Note for an aggregate Guaranteed Interest of fifteen thousand Dollars ($15,000), all of which Guaranteed Interest shall be deemed earned as of the date of the Note. The Principal Amount and the Guaranteed Interest are due and payable in seven equal monthly payments of $45,000, commencing on May 6, 2023 and continuing on the 6th day of each month thereafter until paid in full not later than November 6, 2023.

NOTE 7 – RELATED PARTY TRANSACTIONS

Daniel Bates, CEO

On February 21, 2021, the Company amended the employment agreement with Daniel Bates, CEO. The amendment extended the term of his agreement from three years commencing May 27, 2020, to expire on May 27, 2025.

On December 14, 2022, the Company granted Mr. Bates, 10,000,000 shares of common stock for services. The shares were valued at $0.035, the closing stock price on the date of grant, for total non-cash expense of $350,000.

As of December 31, 2022 and 2021, the Company owed Mr. Bates, $220,000 and $90,000, respectively, for accrued compensation.

Mr. Bates, loaned the Company $100 to be used to open the Company’s bank account and such amount was repaid on May 26, 2022.

In addition, the Company issued to Mr. Bates three separate promissory notes, 1) on August 1, 2022, for $1,000, 2) on September 15, 2022, for $35,040, and 3) on October 6, 2022, for $1,000. The notes bear interest at 8% and are due on demand. As of December 31, 2022, the Company repaid $20,000, for a balance due of principal and interest of $26,040 and $977.

Rachel Boulds, CFO

The Company entered into a consulting agreement with Rachel Boulds, effective as of May 1, 2021, to serve as part-time Chief Financial Officer for compensation of $5,000 per month. On February 22, 2021, Ms. Boulds was granted 500,000 shares of Common Stock for her services. The shares were valued at $0.206, the closing stock price on the date of grant, for total non-cash expense of $102,950. On December 14, 2022, Ms. Boulds was granted 2,000,000 shares of Common Stock for her services. The shares were valued at $0.035, the closing stock price on the date of grant, for total non-cash expense of $70,000. As of December 31, 2022, the Company owes Ms. Boulds $25,000 for accrued compensation.

Daniel Harris, Chief Revenue Officer

During the year ended December 31, 2022, Mr. Harris was issued 2,708,340 shares of common stock for services. The shares were valued at the closing stock price on the date of grant, for total non-cash expense of $96,042. As of December 31, 2022 and 2021, the Company owed Mr. Harris, $37,500 and $0, respectively, for accrued compensation.

John Owen

We entered into a consulting agreement with John Owen, effective as of July 1, 2021, (“Owen Consulting Agreement”) to serve as our Chief Operating Officer. Mr. Owen’s compensation is $12,500 per month. On December 16, 2021, we granted 500,000 shares of Common Stock to Mr. Owen for his services. The shares were valued at $0.028, the closing stock price on the date of grant, for total non-cash expense of $14,000. Mr. Owen’s consulting agreement and his role as Chief Operating Officer were terminated effective as of November 21, 2022. Per the terms of the separation agreement with Mr. Owen, the Company acknowledges past due salary of $62,500. The Company made an initial payment of $2,500 and agreed to pay $5,000 a month beginning in January 2023.

Chris Percy, a former Director

As of December 31, 2022 and 2021, the Company owed Chris Percy, a former Director, $96,250 and $158,500, respectively, for accrued compensation.

Erfran Ibrahim, former CTO

On February 1, 2021, the Company granted 20,000 shares of Common Stock to Mr. Ibrahim for services. The shares were valued at $0.14, the closing stock price on the date of grant, for total non-cash expense of $2,800. On September 30, 2021, the Company granted 160,000 shares of Common Stock to Mr. Ibrahim for services. The shares were valued at $0.10, the closing stock price on the date of grant, for total non-cash expense of $14,930. As of December 31, 2022, the shares have not yet been issued by the transfer agent and are disclosed as Common Stock to be issued.

As of December 31, 2022 and 2021, the Company owed Mr. Ibrahim, $60,000 and $60,000, respectively, for accrued compensation.

Michael Dorsey, Director

On December 16, 2021, the Company granted Michael Dorsey, Director, 500,000 shares of Common Stock. The shares were valued at $0.028, the closing stock price on the date of grant, for total non-cash expense of $14,000. On December 14, 2022, the Company granted Mr. Dorsey, Director, 2,000,000 shares of Common Stock. The shares were valued at $0.035, the closing stock price on the date of grant, for total non-cash expense of $70,000. As of December 31, 2022 and 2021, the Company owed Mr. Dorsey, $9,000 and $0, respectively, for accrued director fees.

Greg Boehmer, Director

On December 14, 2022, the Company granted Greg Boehmer, Director, 2,000,000 shares of Common Stock. The shares were valued at $0.035, the closing stock price on the date of grant, for total non-cash expense of $70,000. As of December 31, 2022 and 2021, the Company owed Mr. Boehmer, $4,500 and $0, respectively, for accrued director fees. In addition, the Company owes Mr. Boehmer $7,000, for consulting services.

NOTE 8 – COMMON STOCK

The Company amended its Articles of Incorporation, effective June 29, 2021, to increase its authorized shares of common stock to 2,000,000,000.

During the year ended December 31, 2021, the Company issued 7,250,000 shares of common stock for services, for total non-cash compensation expense of $757,240.

During the year ended December 31, 2021, the Company granted 1,391,688 shares of common stock for services, for total non-cash compensation expense of $169,140. These shares have not yet been issued as of December 31, 2021 and are included in common stock to be issued.

During the year ended December 31, 2021, the Company sold 162,200,000 shares of common stock for total cash proceeds of $3,244,000. The shares were sold at $0.02, pursuant to the Company’s Regulation A Offering Statement qualified on June 21, 2021.

During the year ended December 31, 2021, the Company issued 41,701,860 shares of common stock for conversion of approximately $1,231,461 of debt.

The Company has entered into two consulting agreements that require the issuance of 20,834 shares of common stock per month through May 2023. During Q1 2022, the shares were valued at the closing stock price on the date of grant for total non-cash stock compensation of $1,771. During Q2 2022, the shares were valued at the closing stock price on the date of grant for total non-cash stock compensation of $2,246. During Q3 2022, the shares were valued at the closing stock price on the date of grant for total non-cash stock compensation of $1,085. During Q4 2022, the shares were valued at the closing stock price on the date of grant for total non-cash stock compensation of $860. On December 14, 2022, the Company issued all shares due as well as an additional 2,000,000 shares each. The additional shares were valued at $0.035, the closing stock price on the date of grant, for total non-cash expense of $140,000.

The Company has entered into a consulting agreement that requires $3,000 per month be paid with shares of common based on the closing stock price of the applicable date each month. During Q1 2022, the Company issued 525,016 shares of common stock that were granted and accounted for in the prior period pursuant to the terms of this agreement. For Q1 2022, there are 292,861 shares of common stock due. For Q2 2022, there are approximately 306,000 shares of common stock due. For Q3 2022, there are approximately 553,000 shares of common stock due. As of December 31, 2022, not all shares due have not been issued by the transfer agent. $18,000 is included in common stock to be issued.

The Company has entered into a consulting agreement that require the issuance of 5,000 shares of common stock per month beginning February 2022. As of December 31, 2022, 555,000 shares were issued for total non-cash compensation expense of $1,793.

In addition to the monthly shares granted the Company also granted the following:

During Q1 2022, the Company granted 1,000,000 shares of common stock for services, for total non-cash compensation expense of $30,800.

On April 1, 2022, the Company sold 30,000,000 shares of common stock to Silverback for total proceeds of $600,000.

During Q2 2022, the Company issued 5,000,000 shares of common stock for services. The shares were valued based on the closing stock price on the date of grant for total non-cash compensation expense of $148,800.

During Q3 2022, the Company issued 5,000,000 shares of common stock for services. The shares were valued based on the closing stock price on the date of grant for total non-cash compensation expense of $82,500.

During Q3 2022, the Company granted 2,500,000 shares of common stock pursuant to the terms of a new joint venture agreement. The shares were valued based on the closing stock price on the date of grant for total non-cash compensation expense of $35,500.

During Q4 2022, the Company issued 3,238,000 shares of common stock, that had been granted and accounted for in common stock to be issued in prior years.

During Q4 2022, the Company issued 21,600,000 shares of common stock for services. The shares were valued based on the closing stock price on the date of grant for total non-cash compensation expense of $664,200.

Refer to Note 7 for shares issued to related parties.

NOTE 9 – PREFERRED STOCK

The Company is authorized to issue 10,000,000 shares of Preferred Stock at $0.001 par value per share with the following designations.

Series A Redeemable Preferred Stock

On September 21, 2020, the Company created a series of Preferred Stock designating 2,000,000 shares as Series A Redeemable Preferred Stock ranks senior to the Company’s Common Stock upon the liquidation, dissolution or winding up of the Company. The Series A Preferred Stock does not bear a dividend or have voting rights and is not convertible into shares of our Common Stock.

Series B Preferred Stock

On December 14, 2020, the Company designated 2,000,000 shares of its authorized preferred stock as Series B convertible, non-voting preferred Stock. The Series B Preferred Stock does not bear a dividend or have voting rights. The Series B Preferred Stock will automatically be converted on January 1, 2023 into shares of common stock at the rate of 10 shares of Common Stock for each share of Preferred Stock. Holders of our Series B Preferred Stock have anti-dilution rights protecting their interests in the Company from the issuance of any additional shares of capital stock for a two year period following conversion of the Preferred Stock calculated at the rate of 20% on a fully diluted basis.

On December 17, 2020, the Company entered into a three-year consulting agreement with Leonard Tucker LLC. Per the terms of the agreement, Leonard Tucker LLC received 2,000,000 shares of Series B Preferred Stock for services provided. The preferred stock to be issued are classified as mezzanine equity until they are fully issued.

Series C Preferred Stock

On February 19, 2021, the Company amended its Articles of Incorporation whereby 2,000,000 shares of preferred stock were designated Series C Convertible Preferred Stock. The holders of the Series C preferred stock are entitled to 100 votes and shall vote together with the holders of common stock. Each share of the Series C preferred stock is convertible in ten shares of common stock.

NOTE 10 – WARRANTS

On October 6, 2022, the Company issued warrants to purchase up to 40,000 shares of common stock in conjunction with the issuance of a note payable. The warrants are exercisable for 3 years with an exercise price of $0.01. The warrants were evaluated for purposes of classification between liability and equity. The warrants do not contain features that would require a liability classification and are therefore considered equity.

Using the fair value calculation, the relative fair value between the debt issued and the warrants was calculated to determine the warrants recorded equity amount of $593, accounted for in additional paid in capital.

The Black Scholes pricing model was used to estimate the fair value of the warrants issued to purchase up to 40,000 shares of common stock with the following inputs:

 Fair value of the warrants issued

Common Stock available to purchase	40,000
Share price	$0.0163
Exercise Price	$0.01
Term	3 years
Volatility	184.74%
Risk Free Interest Rate	4.45%
Dividend rate	—
Intrinsic value	$1,996

On March 31, 2022, the Company issued warrants to purchase up to 9,000,000 shares of common stock to Silverback Capital Corporation in conjunction with convertible debt (Note 6). The warrants are exercisable for 3 years at a 25% premium to a Qualified Offering price. The warrants were evaluated for purposes of classification between liability and equity. The warrants do not contain features that would require a liability classification and are therefore considered equity.

Using the fair value calculation, the relative fair value between the debt issued and the warrants was calculated to determine the warrants recorded equity amount of $195,482 , accounted for in additional paid in capital.

The Black Scholes pricing model was used to estimate the fair value of the warrants issued to purchase up to 9,000,000 shares of common stock with the following inputs:

Fair value of the warrants issued one

Common Stock available to purchase	9,000,000
Share price	$0.0512
Exercise Price	$0.025
Term	3 years
Volatility	185.23%
Risk Free Interest Rate	2.45%
Dividend rate	—
Intrinsic value	$316,096

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Project Finance Arrangement

On November 4, 2022, the Company entered into a consulting agreement (the “Agreement”) with Edge Management, LLC (“Edge”), a services firm based in New York City. Under the Agreement, Edge will assist us to develop, structure and implement project finance strategies (“Project Finance”) for our clean energy installations around the world. Financing strategies will be in amounts and upon terms acceptable to us, and may include, without limitation, common and preferred equity financing, mezzanine and other junior debt financing, and/or senior debt financing, including but not limited to one or more bond offerings (“Project Financing(s)”). Under the Agreement, Edge is engaged as our exclusive representative for Project Financing matters. Edge is entitled to receive a cash payment for any Project Financing involving as follows: 5% of the gross amount of the funding facilities (up to $500 million) of all forms approved by the lender (“Lender”) introduced by Edge and or its affiliates and accepted by the Company on closing (“Closing”), 4% of the gross amount of the funding facilities (for the tranche of funding ranging from $500,000,001 to $1,000,000,000) approved by the Lender introduced by Edge and or its affiliates and accepted by the Company on Closing, and 3% of the subsequent gross amount ($1,000,000,001 and greater) of the funding facilities of all forms approved by the Lender introduced by Edge and/or its affiliates and accepted by the Company on Closing. In addition to the cash consulting fee, Edge shall be issued cashless, five-year warrants equal to: 2% (at a strike price to be mutually determined by the Parties for the first tranche of funding, up to $500 million), 1% (at a strike price to be mutually determined by the Parties for the tranche of funding ranging from $500,000,001 to $1,000,000,000), and 1% (at a strike price to be mutually determined by the Parties for any and all subsequent Debt Funding ($1,000,000,001 and greater)) of the outstanding common and preferred shares, warrants, options, and other forms of participation in the our Company on Closing.. The Agreement has an initial term of one (1) year and is cancellable by either party on ninety (90) days written notice. There is no guarantee that Edge will be successful in helping us obtain Project Financing.

Legal Proceedings

Presently, except as descried below, there are not any material pending legal proceedings to which the Company is a party or as to which any of its property is subject, and no such proceedings are known to the Company to be threatened or contemplated against it.

On September 16, 2022, the Company filed action against Christopher Percy (“Percy”) in the Eighth Judicial District of Nevada (Case No. A-22-858543-B) for breach of fiduciary duty, fraud, conversion, business disparagement, declaratory relief, and injunctive relief. This case arose out of a control dispute regarding certain actions taken by Percy while an officer and director of the Company in July 2022. The Nevada State Court granted the Company a temporary restraining order against Percy and granted the Company’s request for a preliminary injunction on November 2, 2022. Thereafter, Percy removed the case to the United States District of Nevada (Case No. 2:22-cv-01862-ART-NJK). The Company filed a motion to remand to state court on November 22, 2022 which is pending with the federal court. In December 2022, the federal court entered a preliminary injunction in favor of the Company, and ordered, in relevant part, that that Percy not take any action on behalf of the Company, unless said action is expressly authorized by the Board pursuant to the procedures set forth in the Company’s bylaws, and restored control the Company’s board. On December 1, 2022, Percy filed counterclaims against the Company for breach of contract, wrongful termination, breach of implied covenant of good faith and fair dealing, unjust enrichment, and indemnification. Percy also filed third-party claims against the Company’s CEO and director, Daniel Bates (“Bates”), for breach of fiduciary duty, equitable indemnity, and contribution. On December 22, 2022, the Company filed a partial motion to dismiss Percy’s counterclaims for indemnification and wrongful termination, which is pending with the federal court. On February 1, 2023, Bates filed a motion to dismiss all of Percy’s third-party claims, which is pending with the federal court.

On January 30, 2023, Leonard Tucker, LLC (“Tucker”), one of the holders of the Company’s Series B Convertible Non-Voting Preferred Stock (the “Series B Preferred Stock”) filed an action against the Company in the Second Judicial District Court of the State of Nevada (Case No. CV23-00188) alleging breach of contract, breach of implied covenant of good faith and fair dealing, unjust enrichment, specific performance and declaratory relief (the “Tucker Complaint”). This matter arises from the 3-year Consulting Agreement the Company entered into with Tucker on December 17, 2020 (the “Tucker Agreement”), whereby Tucker agreed to perform certain strategic and business development services to the Company in exchange for 2,000,000 shares of Series B Preferred Stock and a consulting fee of $20,000 per month. The 2,000,000 shares of Series B Preferred Stock automatically converted into 20,000,000 shares of Common Stock on January 1, 2023.

However the Company’s Transfer Agent was instructed to not issue the shares of Common Stock due to an ongoing dispute between the Company and Tucker regarding Tucker’s ability to perform the services under the Consulting Agreement due to the action filed by the United States Securities and Exchange Commission against Profile Solutions, Inc., Dan Oran and Leonard M. Tucker on September 9, 2022 in the United States District Court Southern District of Florida (Case No. 1:22-cv-22881) alleging, among other things, that Leonard Tucker violated Section 17(a)(1) and 17(a)(3) of the Securities Act of 1933 and aided and abetted violations of Section 10(b) and Rule 10-b5.

Pursuant to the Tucker Complaint, Tucker is seeking, among other things, that the Company issue the shares of Common Stock due pursuant to the Tucker Agreement. The Company is contesting all of the allegations set forth in the Tucker Complaint.

Non-Related Party Consulting Agreements

The following is a summary of compensation related to consulting agreements in 2022.

 Schedule of Share-Based Payment

		Stock Compensation
Consultant	Original Contract Date	# Shares	Value	2022 Cash Compensation	Owed as of 12/31/2022
Leonard Tucker LLC	12/17/2020	—	$—	$140,000	$20,000
John Shaw	3/1/2021	500,000	$17,500	$60,000	$25,000
Strategic Innovations First, Inc	4/1/2022	817,877	$27,000	$31,500	$17,500
Chris Galazzi	5/2/2021	2,208,340	$73,446	$90,000	$37,500
Venkat Kumar Tangirala	1/1/2022	2,000,000	$70,000	$100,000	$75,000
Alpen Group LLC	1/1/2022	555,000	$19,292	$60,000	$40,000

Leonard Tucker LLC and Strategic innovations contracts have expired in 2022. All other consulting contracts continue to be active into 2023.

NOTE 11 – INCOME TAX

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has evaluated Staff Accounting Bulletin No. 118 regarding the impact of the decreased tax rates of the Tax Cuts & Jobs Act. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The U.S. federal income tax rate of 21% is being used.

Net deferred tax assets consist of the following components as of December 31:

 Schedule of Deferred Tax Assets and Liabilities

	2022	2021
Deferred Tax Assets:
NOL Carryover	$(3,443,812)	$(2,682,760)
Payroll accrual	134,700	2,000
Deferred tax liabilities:
Less valuation allowance	3,309,112	2,680,760
Net deferred tax assets	$—	$—

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the period ended December 31, due to the following:

Schedule of Components of Income Tax Expense

	2022	2021
Book loss	$(1,277,100)	$(1,111,900)
Other nondeductible expenses	678,700	676,800
Related party accrual	—	—
Valuation allowance	598,400	435,100
	$—	$—

At December 31, 2022, the Company had net operating loss carry forwards of approximately $3,444,000 that may be offset against future taxable income. NOLs from tax years up to 2017 can be carried forward twenty years. Under the CARES Act, the Company can carry forward NOLs indefinitely for NOLs generated in a tax year beginning after 2017, that remain after they are carried back to tax years in the five-year carryback period. No tax benefit has been reported in the December 31, 2022, financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal Income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years. With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2016.

NOTE 12 - DISCONTINUED OPERATIONS

In accordance with the provisions of ASC 205-20, Presentation of Financial Statements, we have separately reported the liabilities of the discontinued operations in the consolidated balance sheets. The liabilities have been reflected as discontinued operations in the consolidated balance sheets as of December 31, 2022 and 2021, and consist of the following:

	December 31, 2022	December 31, 2021
Current Liabilities of Discontinued Operations:
Accounts payable	$49,159	$49,159
Accrued expenses	6,923	6,923
Loans payable	11,011	11,011
Total Current Liabilities of Discontinued Operations:	$67,093	$67,093

NOTE 13 – SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) management has performed an evaluation of subsequent events through the date that the financial statements were issued and has determined that it does not have any material subsequent events to disclose in these consolidated financial statements.

On January 18, 2023, the Company appointed Bart Fisher as an independent member of the Board of Directors.

January 26, 2023, the Company issued a total of 10,500,000 shares of common stock and warrants to purchase up to 10,500,000 additional shares of common stock, to four individuals pursuant to the Signed Securities Purchase Agreements on January 26, 2023, for total cash proceeds of $210,000. The Warrants are exercisable for shares of the Company’s common stock at a price of $0.03 per share and expires three years from the date of issuance.

On February 16, 2023, the Board of Directors approved a special dividend of five shares of the Company's common stock for every one hundred shares of common stock issued and outstanding (the "Dividend"). The record date for the Dividend is February 27, 2023, and the payment date is March 13, 2023.

On February 17, 2023, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with a Schedule of Buyers. The Company has authorized a new series of senior convertible notes in the aggregate principal amount of $4,080,000, which Notes shall be convertible into shares of common stock at the lower of (a)120% of the closing price on the day prior to closing, (the “Fixed Conversion Price”) or (b) a 10% discount to the lowest daily volume weighted average price reported by Bloomberg (“VWAP”) of the Common Stock during the 10 trading days prior to the conversion date(collectively, the “Conversion Price”)

On February 17, 2023, the initial Investor of the Purchase Agreement purchased a senior convertible promissory note (the “Note”) in the original principal amount of $2,500,000 and a warrant to purchase 29,434,850 shares of the Company’s common stock. The maturity date of the Note is February 21, 2024 (the “Maturity Date”). The Note bears interest at a rate of 5% per annum. The Note carries an original issue discount of 2%. The Company may not prepay any portion of the outstanding principal amount, accrued and unpaid interest or accrued and unpaid late charges on principal and interest, if any, except as specifically permitted by the terms of the Note. The Warrant is exercisable for shares of the Company’s common stock at a price of $0.845 per share and expires five years from the date of issuance.

On February 21, 2023, Silverback Capital Corporation, fully converted its note dated March 31, 2022, with principal and interest of $360,000 and $25,723, respectively, into 19,286,137 shares of common stock.

On February 22, 2023, the Company issued 6,250,000 shares of common stock and a warrant to purchase up to an additional 6,250,000 shares of common stock, pursuant to a Signed Securities Purchase Agreement, for total cash proceeds of $125,000. The Warrant is exercisable for shares of the Company’s common stock at a price of $0.03 per share and expires three years from the date of issuance.

On February 23, 2023, the Company issued 500,000 shares of common stock to Bart Fisher, Director, for services.

On February 23, 2023, the Company issued 600,000 shares of common stock to an individual for services.

CLEAN VISION CORPORATION

Up to 19,000,000 Shares of Common Stock

The date of this prospectus is _____, 2023

 PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is an itemized statement of the estimated amounts of all expenses payable by us in connection with the registration of the Common Stock, other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee and FINRA filing fee.

SEC Registration Fee		$98.0
Accounting Fees and Expenses	$		*
Legal Fees and Expenses	$		*
Total	$		*

* Estimates.

Item 14. Indemnification of Directors and Officers.

Our bylaws provide that we may indemnify our directors, officers and employees to the fullest extent permitted by the laws of the State of Nevada. As authorized by Section 78.751 of the Nevada Revised Statutes, we may indemnify our officers and directors against expenses incurred by such persons in connection with any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, involving such persons in their capacities as officers and directors, so long as such persons acted in good faith and in a manner which they reasonably believed to be in our best interests. If the legal proceeding, however, is by or in our right, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he is adjudged to be liable for negligence or misconduct in the performance of his duty to us unless a court determines otherwise.

Under Nevada law, corporations may also purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer (or is serving at our request as a director or officer of another corporation) for any liability asserted against such person and any expenses incurred by him in his capacity as a director or officer. These financial arrangements may include trust funds, self-insurance programs, guarantees and insurance policies.

Additionally, our Articles of Incorporation provide that any person who was or is a party or was or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Company) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Company as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), is entitled to be indemnified by the Company to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding and, if so requested, the Company is required to advance (within two business days of such request) any and all such expenses to the person indemnified; provided, however, that (i) the foregoing obligation of the Company does not apply to a claim that was commenced by the person indemnified without the prior approval of the Board.

Such right of indemnification continues as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and inures to the benefit of the heirs and personal representatives of such a person. The indemnification provided by the Articles of Incorporation is not exclusive of any other rights which may be provided now or in the future under any provision of the bylaws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provisions of law, or otherwise.

Neither our Bylaws nor our Articles of Incorporation, as amended, include any specific indemnification provisions for our officers or directors against liability under the Securities Act. Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

There have been no sales of unregistered securities within the last three years, which would be required to be disclosed pursuant to Item 701 of Regulation S-K, except for the following:

On April 10, 2019, we issued 3,000,000 shares of Common Stock in connection with the conversion of a $250,500 loan payable.

During the year ended December 31, 2019, we issued 3,000,000 shares of Common Stock to Christopher Percy for services rendered.

During the year ended December 31, 2019, we issued 300,000 shares of Common Stock to PCG Advisory Inc. for services. The shares were valued at the closing stock price on the date of grant for total non-cash stock compensation expense of $125,500.

On April 20, 2020, we issued 2,000,000 shares of Common Stock to a consultant. The shares were valued at $0.05 for total non-cash compensation of $100,000.

On May 19, 2020, we issued 2,500,000 shares of Common Stock as consideration for an Exchange Agreement we entered into with Clean-Seas and Daniel Bates, the sole shareholder of Clean-Seas and our Chief Executive Officer.

On August 19, 2020, we issued 5,000,000 shares of Common Stock for conversion of $250,000 of a loan payable.

On July 1, 2020, we issued 3,000,000 shares of Common Stock for services. The shares were valued at $0.19 for total non-cash compensation of $380,000.

On September 17, 2020, we issued 500,000 shares of Common Stock for services. The shares were valued at the closing stock price on the date of grant of $0.11, for total non-cash compensation of $55,000.

On September 21, 2020, we issued 2,000,000 shares of Series A Redeemable Preferred Stock to 100BIO, LLC. As of March 31, 2022, all of the issued shares of Series A Redeemable Preferred Stock were cancelled and returned to the Company.

On October 20, 2020, we issued 500,000 shares of Common Stock for services. The shares were valued at the closing stock price on the date of grant of $0.105, for total non-cash compensation of $52,500.

On December 17, 2020, the Company entered into a three-year consulting agreement with Leonard Tucker LLC. Per the terms of the agreement, Leonard Tucker LLC received 2,000,000 shares of Series B Preferred Stock for services provided. The shares were valued at $0.90 for a total non-cash expense of $1,800,000.

On December 17, 2020, we issued 2,000,000 shares of Series B Preferred Stock for services provided by a consultant.

On February 1, 2021, we granted 20,000 shares of Common Stock to Mr. Ibrahim, our former Chief Technology Officer, for services. The shares were valued at $0.14 for total non-cash expense of $2,800.

On February 21, 2021, we issued 2,000,000 shares of Series C Preferred Stock to Mr. Bates for services, which shares were valued at $0.18 per share, for a total non-cash expense of $359,800.

On February 22, 2021, we issued 500,000 shares of Common Stock to Ms. Boulds for services. The shares were valued at $0.2059 for total non-cash expense of $102,950.

On September 30, 2021, we granted 160,000 shares of Common Stock to Mr. Ibrahim, former Chief Technology Officer, for services. The shares were valued at $0.10 for total non-cash expense of $14,930.

On December 16, 2021, the Company granted Michael Dorsey, Director, 500,000 shares of common stock. The shares were valued at $0.028, the closing stock price on the date of grant, for total non-cash expense of $14,000.

On December 16, 2021, the Company granted 500,000 shares of common stock to John Owen for services. The shares were valued at $0.028, the closing stock price on the date of grant, for total non-cash expense of $14,000.

During the year ended December 31, 2021, the Company issued 7,250,000 shares of Common Stock for services, for total non-cash compensation expense of $807,240.

During the year ended December 31, 2021, the Company granted 1,391,688 shares of Common Stock for services, for total non-cash compensation expense of $169,140. These shares have not yet been issued as of December 31, 2021 and are included in Common Stock to be issued.

During the year ended December 31, 2021, the Company sold 150,000,000 shares of Common Stock for total cash proceeds of $3,000,000. The shares were sold at $0.02, pursuant to the Company’s Regulation A Offering Statement qualified on June 21, 2021.

During the year ended December 31, 2021, the Company issued 53,901,860 shares of Common Stock for conversion of approximately $1,391,000 of debt.

During Q1 2022, the Company granted 1,000,000 shares of Common Stock for services, for total non-cash compensation expense of $30,800.

On April 1, 2022, the Company sold 30,000,000 shares of Common Stock to Silverback Capital Corporation for total proceeds of $600,000.

During Q2 2022, the Company issued 10,000,000 shares of Common Stock for services. The shares were valued based on the closing stock price on the date of grant for total non-cash compensation expense of $148,800.

During Q3 2022, the Company issued an aggregate of 7,500,000 shares of Common Stock for services. The shares were valued based on the closing stock price on the date of grant for an aggregate total non-cash compensation expense of $118,000.

During Q4, 2022, the Company granted 16,500,000 shares of Common Stock to officers and directors for serviced rendered.

During Q4, 2022, the Company granted 20,785,842 shares of Common Stock to various consultants and other service providers for serviced rendered.

During Q4, 2022, the Company’s transfer agent issued 3,925,039 shares of Common Stock that had been granted and accounted for prior to Q4 2022.

Pursuant to the terms of a securities purchase agreement, the Company issued 15,500,000 shares of its Common Stock to an accredited investor December 9, 2022.

On January 26, 2023, the Company issued a total of 10,500,000 shares of Common Stock and warrants to purchase up to 10,500,000 additional shares of Common Stock, to four individuals pursuant to the Signed Securities Purchase Agreements on January 26, 2023, for total cash proceeds of $210,000. The Warrants are exercisable for shares of the Company’s Common Stock at a price of $0.03 per share and expires three years from the date of issuance.

On February 22, 2023, the Company issued 6,250,000 shares of Common Stock and warrants to purchase up to 6,250,000 additional shares of Common Stock, to an individual pursuant to the Signed Securities Purchase Agreement, for total cash proceeds of $125,000. The Warrants are exercisable for shares of the Company’s Common Stock at a price of $0.03 per share and expires three years from the date of issuance.

On January 30, 2023, the Company granted 1,000,000 shares of Common Stock for services. The shares were valued at $0.063, the closing stock price on the date of grant, for total non-cash compensation expense of $62,800.

On February 16, 2023, the Board approved a special dividend of five shares of Common Stock for every one hundred shares of Common Stock issued and outstanding (the "Dividend"). The record date for the Dividend is February 27, 2023, and the payment date is March 13, 2023. The shares were valued at $0.068, for a total value of $1,483,582, which has been debited to the accumulated deficit.

On February 21, 2023, Silverback Capital Corporation, fully converted its note dated March 31, 2022, with principal and interest of $360,000 and $25,723, respectively, into 19,286,137 shares of Common Stock.

On February 23, 2023, the Company granted 600,000 shares of Common Stock for services. The shares were valued at $0.122, the closing stock price on the date of grant, for total non-cash compensation expense of $73,200.

On February 23, 2023. Mr. Fisher was granted 500,000 shares of Common Stock. The shares were valued at $0.122, the closing stock price on the date of grant, for total non-cash stock compensation of $61,000.

On March 7, 2023, the Company granted 850,000 shares of Common Stock for services. The shares were valued at $0.068, the closing stock price on the date of grant, for total non-cash compensation expense of $57,375.

On March 17, 2023, the Company granted 3,000,000 shares of Common Stock for services. The shares were valued at $0.065, the closing stock price on the date of grant, for total non-cash compensation expense of $194,400.

From April 2023 through July 7, 2023, Walleye Opportunities Master Fund Ltd, converted $1,270,184 of the principal into 50,450,000 shares of Common Stock.

On July 6, 2023, the Company issued 430,000 shares of Common Stock for services.

On July 7, 2023, Walleye Opportunities Master Fund Ltd, converted $532,500 of the promissory notes it purchased pursuant to the February Purchase Agreement into 25,000,000 shares of Common Stock.

On July 24, 2023, the Company issued 6,000,000 shares of Common Stock for services.

On July 24, 2023, the Company issued 5,725,000 shares of Common Stock for conversion of a loan payable in the amount $114,500.

On July 31, 2023 the Company entered into August Purchase Agreement, pursuant to which the August Investor purchased the August Note in the original principal amount of $500,000 August Note. In addition, as an additional inducement to the August Investor for purchasing the August Note, the Company issued 21,000,000 Inducement Shares to the August Investor at the closing on August 4, 2023.

The use of proceeds associated with the above listed sales of unregistered securities was for general working capital purposes.

The issuances and grants described above were exempt from registration pursuant to Section 4(a)(2), and/or Rule 506 of Regulation D of the Securities Act, since the foregoing issuances and grants did not involve a public offering, the recipients took the securities for investment and not resale, we took take appropriate measures to restrict transfer, and the recipients were (a) “accredited investors”; (b) had access to similar documentation and information as would be required in a Registration Statement under the Securities Act; and/or (c) were officers or directors of the Company. The securities are subject to transfer restrictions, and the certificates evidencing the securities contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom. The securities were not registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

The issuance of Common Stock upon conversion of notes described above were exempt pursuant to Section 3(a)(9) of the Securities Act, as no commission or other remuneration was paid or given directly or indirectly for soliciting the exchanges and the Company did not receive any compensation for the issuance of the shares of Common Stock in connection with such conversions.

Item 16. Exhibits

(a) The exhibits listed in the following Exhibit Index are filed as part of this Registration Statement.

Exhibit Number	Description of Exhibit
3.1	Articles of Incorporation, as amended, as currently in effect (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1 filed with the SEC on September 15, 2023)
3.2	Bylaws (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1 filed with the SEC on September 15, 2023)
3.3	Certificate of Designation of Series B Non-Voting Convertible Preferred Stock (incorporated by reference to Exhibit 3.3 of the Company’s Registration Statement on Form S-1 filed with the SEC on September 15, 2023)
3.4	Certificate of Designation of Series C Convertible Preferred Stock (incorporated by reference to Exhibit 3.4 of the Company’s Registration Statement on Form S-1 filed with the SEC on September 15, 2023)
3.5	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1 filed with the SEC on September 15, 2023)
4.1	Form of 5% Promissory Note (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1 filed with the SEC on January 23, 2023)
4.2	Form of Senior Convertible Note (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 30, 2023)
4.3	Form of Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the SEC on May 30, 2023)
4.4	Form of Reg. D. Warrant (incorporated by reference to Exhibit 4.4 of the Company’s Registration Statement on Form S-1 filed with the SEC on September 15, 2023)
4.5	Form of Convertible Promissory Note dated July 31, 2023 (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on August 8, 2023)
4.6	Form of April Note (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1 filed with the SEC on September 20, 2023)
4.7	Form of April Warrant (incorporated by reference to Exhibit 4.7 of the Company’s Registration Statement on Form S-1 filed with the SEC on September 20, 2023)
4.8	Form of February Note (incorporated by reference to Exhibit 4.8 of the Company’s Registration Statement on Form S-1 filed with the SEC on September 20, 2023)
4.9	Form of February Warrant (incorporated by reference to Exhibit 4.9 of the Company’s Registration Statement on Form S-1 filed with the SEC on September 20, 2023)
4.10*	Promissory Note issued to Silverback on March 31, 2022
4.11*	Warrant to Purchase up to 9,000,000 Shares of Common Stock issued to Silverback on March 31, 2022
5.1**	Opinion of Lucosky Brookman LLP
10.1	Exchange Agreement between Clean-Seas, Inc. and Byzen Digital Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Registration Statement on Form S-1 filed with the SEC on September 15, 2023)
10.2†	Employment Agreement between Daniel Bates and Byzen Digital, Inc. (incorporated by reference to Exhibit 10.2 of the Company’s Registration Statement on Form S-1 filed with the SEC on September 15, 2023)
10.3†	Employment Agreement between Christopher Percy and Byzen Digital, Inc. (incorporated by reference to Exhibit 10.3 of the Company’s Registration Statement on Form S-1 filed with the SEC on September 15, 2023)
10.4†	Amendment to Employment Agreement between Daniel Bates and Byzen Digital, Inc. (incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 filed with the SEC on September 15, 2023)
10.5	Consulting Agreement between Leonard Tucker LLC and Byzen Digital, Inc. (incorporated by reference to Exhibit 10.5 of the Company’s Registration Statement on Form S-1 filed with the SEC on September 15, 2023)
10.6	Licensing Agreement with Kingsberry Fuel Cell Corporation, dated December 6, 2021 (incorporated by reference to Exhibit 10.6 of the Company’s Registration Statement on Form S-1 filed with the SEC on September 15, 2023)

10.7	Form of Securities Purchase Agreement between Clean Vision Corporation and Coventry Enterprises, LLC dated December 9, 2022 (incorporated by reference to Exhibit 10.7 of the Company’s Registration Statement on Form S-1 filed with the SEC on January 23, 2023)
10.8	Form of Registration Rights Agreement between Clean Vision Corporation and Coventry Enterprises, LLC dated December 9, 2023 (incorporated by reference to Exhibit 10.8 of the Company’s Registration Statement on Form S-1 filed with the SEC on January 23, 2023)
10.9	Form of Securities Purchase Agreement dated February 17, 2023 (incorporated by reference to Exhibit 10.9 of the Company’s Registration Statement on Form S-1 filed with the SEC on April 3, 2023)

10.10	Form of Securities Purchase Agreement dated February 22, 2023 (incorporated by reference to Exhibit 10.10 of the Company’s Registration Statement on Form S-1 filed with the SEC on September 20, 2023)
10.11	Form of Securities Purchase Agreement dated May 26, 2023 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 30, 2023)
10.12	Form of Registration Rights Agreement dated May 26, 2023 (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on May 30, 2023)
10.13	Form of Securities Purchase Agreement dated July 31, 2023 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on August 8, 2023)
10.14	Form of Registration Rights Agreement dated July 31, 2023 (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on August 8, 2023)
10.15*	Securities Purchase Agreement dated September 26, 2023 between the Company and Dorado
10.16*	Securities Purchase Agreement dated March 31, 2023 between the Company and Silverback
10.17*	Amendment to Warrants to Purchase Up to 9,000,000 Shares of Common Stock dated October 25, 2023 between the Company and Silverback
23.1*	Consent of Fruci & Associates II, PLLC
23.2**	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)
24.1*	Instance Document
101.INS	XBRL Taxonomy Schema Document
101.SCH	XBRL Taxonomy Calculation Linkbase Document
101.CAL	XBRL Taxonomy Definition Linkbase Document
101.DEF	XBRL Taxonomy Label Linkbase Document
101.LAB	XBRL Taxonomy Presentation Linkbase Document
101.PRE
107*	Calculation of Filing Fee Table

*	Filed herewith
**	To be filed by amendment.
†	Management contract or compensatory plan or arrangement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(7) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Manhattan Beach, California on November 2, 2023.

CLEAN VISION CORPORATION

By:	/s/ Daniel Bates
Name:	Daniel Bates
Title:	Chief Executive Officer
(Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel Bates and Rachel Boulds, or any one of them, as his or her, true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel Bates	Chief Executive Officer, President and Director	November 2, 2023
Daniel Bates	(Principal Executive Officer)

/s/ Rachel Boulds	Chief Financial Officer	November 2, 2023
Rachel Boulds	(Principal Financial Officer)

/s/ Michael Dorsey	Director	November 2, 2023
Dr. Michael Dorsey

/s/ Gregg Michael Boehmer	Director	November 2, 2023
Gregg Michael Boehmer

/s/ Bart Fisher	Director	November 2, 2023
Bart Fisher